As filed with the Securities and Exchange Commission on August 13, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECC Capital Corporation

(Exact Name of Registrant as Specified in Governing Instruments)

1833 Alton Parkway

Irvine, California 92606

(949) 856-8300

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jon R. Daurio, Esq.

Executive Vice President, Chief Administrative Officer

Secretary and General Counsel

1833 Alton Parkway

Irvine, California 92606

(949) 856-8300

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

William J. Cernius, Esq. Jeevan B. Gore, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 (714) 540-1235	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019-6131 (212) 878-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Common Stock, par value $0.001 per share(1)	$500,000,000	$63,350

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

Subject To Completion August 13, 2004

PROSPECTUS

             Shares

ECC Capital Corporation

Shares of Common Stock

We were formed in April 2004 for the purpose of building and managing a portfolio of high-yielding non-conforming residential mortgage loans in order to offer our stockholders the opportunity for an attractive dividend yield and earnings growth. Concurrently with the closing of this offering, we will acquire Encore Credit Corp., a leading nationwide mortgage company that originates non-conforming residential mortgage loans primarily on a wholesale basis. We expect to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, commencing with our taxable year ending December 31, 2004.

This is an initial public offering of shares of common stock of ECC Capital Corporation. No public market currently exists for our common stock. We are offering              shares of our common stock to be sold in this offering. The selling stockholders identified in this prospectus are offering an additional              shares. We will not receive any of the proceeds from the sale of the shares sold by the selling stockholders. We currently expect the offering price to be between $             and $            . We intend to apply to list our shares of common stock on the New York Stock Exchange under the symbol “    .”

There are certain limitations on the transferability of our shares of common stock. For more information, see “Description of Stock.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 13 for a description of such risks. Some, but not all, of the risks described in greater detail in the “Risk Factors” section include:

•    our success will depend on our ability to originate non-conforming residential mortgage loans for our portfolio;

•    if we do not obtain and maintain the appropriate state licenses for ECC Capital, ECC Capital will not be allowed to acquire or fund mortgage loans in some states, which would adversely affect our operations;

•    we have no operating history with respect to our proposed portfolio strategy and no experience operating as a REIT, which limits your ability to evaluate key components of our business strategy and our growth prospects and increases your investment risk;

•    the residential mortgage origination business is a cyclical industry and is currently at its highest levels ever;

•    our ability to generate net interest income from our securitizations is dependent upon the success of our portfolio-based model of securitization, which is subject to a number of risks;

•    our investment and leverage strategy could reduce our net income and the amount available for distributions and cause us to suffer substantial losses;

•    our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed;

•    interest rate fluctuations may cause losses;

•    the loans we originate generally have higher delinquency and default rates than prime mortgage loans, which could result in losses on loans that we retain or are required to repurchase;

•    we intend to leverage our portfolio, which may adversely affect our returns and cash available for distribution to you; and

•    if we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution to our stockholders.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$

We have granted the underwriters an option to purchase up to              additional shares of common stock from us, exercisable within 30 days after the date of this prospectus, to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the shares of common stock on or about                     , 2004.

FRIEDMAN BILLINGS RAMSEY

The date of this prospectus is                     , 2004.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any offer or sale of our common stock, and we expressly disclaim any duty to update this prospectus.

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, and reports by market research firms or other published independent sources, including the Mortgage Bankers Association of America, or MBA, Inside B&C Lending and National Mortgage News. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent sources. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and/or completeness.

i

SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and related notes, before making an investment decision. Unless indicated otherwise, the information included in this prospectus assumes (i) the completion of the merger of Encore Credit Corp., a California corporation, with a wholly-owned subsidiary of ECC Capital Corporation, a Maryland corporation, as described under “—Our Corporate History, Formation and Tax Status” below, which we refer to as the “Merger,” and (ii) no exercise by the underwriters of their option to purchase up to an additional              shares of our common stock to cover over-allotments, if any. In this prospectus, unless indicated otherwise, references to “ECC Capital,” “we,” “our” and “us” refer to the combined activities of, and the assets and liabilities of, the business and operations of ECC Capital Corporation, including Encore Credit Corp. and Bravo Credit Corporation. Additionally, the information included in this prospectus assumes that the common stock to be sold in this offering is sold at $             per share, which is the mid-point of the range indicated on the front cover of this prospectus.

Our Business

We were formed in April 2004 for the purpose of building and managing a portfolio of high-yielding non-conforming residential mortgage loans in order to offer our stockholders the opportunity for an attractive dividend yield and earnings growth. Encore Credit, our wholly-owned subsidiary, is a leading nationwide mortgage banking company that originates non-conforming residential mortgage loans, primarily on a wholesale basis. According to Inside B&C Lending, Encore Credit was the second fastest growing non-conforming residential mortgage originator in the United States, for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. Encore Credit, which began its lending operations in March 2002, originated approximately $4.6 billion in non-conforming residential mortgage loans in fiscal year 2003 and approximately $3.8 billion in non-conforming residential mortgage loans during the six months ended June 30, 2004. We are focused on originating non-conforming residential mortgage loans or those loans that are not typically eligible for sale to Fannie Mae or Freddie Mac based upon either credit scoring criteria or other factors, such as stated and limited income documentation, larger loan amounts, higher debt-to-income ratios, or higher loan-to-value, or LTV, ratios. Encore Credit originates and purchases loans through a network of independent mortgage brokers and a limited number of correspondent lenders, and is currently developing a retail operation.

Our strategy is to use our equity capital, including a portion of the net proceeds from this offering, and funds borrowed under our warehouse and repurchase facilities to finance our mortgage loan originations. We expect to qualify as a REIT for federal income tax purposes, and Encore Credit will become one of our taxable REIT subsidiaries. We anticipate that our retained loan portfolio will consist mainly of non-conforming adjustable-rate loans which will be primarily financed through on-balance sheet securitizations that will be structured as financings for tax and financial accounting purposes. We expect to sell, through Encore Credit and Bravo Credit, our taxable REIT subsidiaries, the majority of our fixed-rate and correspondent mortgage loan production on a whole-loan servicing-released basis in order to generate cash gain on sale income to grow our equity capital base. We intend to distribute all, or substantially all, of the earnings from our loan portfolio to our stockholders.

We underwrite each mortgage loan that we originate, and re-underwrite all correspondent mortgage loans, in accordance with our internal underwriting guidelines. We base our underwriting decisions primarily on our assessment of the borrower’s willingness and ability to pay, as reflected in the borrower’s income, historical patterns of debt repayment, the amount of equity in the borrower’s property, the value of the property collateralizing the loan and also take into account other factors that may be used to offset certain areas of credit weakness. We have developed underwriting processes and criteria that we believe generate quality borrower data and appraisals, giving us the ability to make sound underwriting and risk-based pricing decisions and allows us to approve and fund loans efficiently and profitably.

Change in Loan Sale and Portfolio Strategy

Prior to the completion of this offering and the Merger, Encore Credit’s business model relied on its ability to originate mortgage loans and sell those loans in the whole-loan mortgage market. As a result of this strategy, cash gain on sale of loans is currently Encore Credit’s largest component of revenues.

Following the completion of this offering and the Merger, ECC Capital will become the parent of Encore Credit and will elect to be taxed as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 2004. Our strategy will include retaining a majority of our adjustable-rate loan originations in our loan portfolio, financed by issuing mortgage-backed securities in order to realize the economic value of the loans and generate a more stable earnings stream not dependent on origination volume. Accordingly, we expect the net interest income generated by our portfolio to become the largest component of our revenues going forward. We intend to sell the majority of the fixed-rate loans we originate and the correspondent loans we purchase, on a whole-loan servicing-released basis through Encore Credit, which we and Encore Credit will elect to be treated as a taxable REIT subsidiary. Because Encore Credit has not previously held the loans it originated for an extended period of time and instead sold all of the loans it originated on a servicing-released basis, its historical as well as results of operations are not likely to be indicative of our future results.

In order for us to meet certain of the REIT qualification requirements, Encore Credit will continue to originate, fund and sell our loans held for sale as well as conduct certain origination functions with respect to loans originated for our loan portfolio, while ECC Capital will fund the loans that we intend to retain in our loan portfolio. We expect that our loans will be sourced, underwritten and processed by Encore Credit. ECC Capital will pay Encore Credit a fee for the origination services provided by it for the loans acquired for our retained loan portfolio. There may be certain circumstances, however, where Encore Credit will fund loans that ECC Capital will subsequently purchase from Encore Credit. To the extent that ECC Capital purchases mortgage loans from Encore Credit, ECC Capital will be required to purchase those loans at fair market value. Encore Credit will be subject to corporate income tax on any taxable gain recognized by it on the sale of loans to us and on its other taxable income.

Federal income tax law requires that a REIT distribute to its stockholders annually at least 90% of its net income, excluding net capital gains and excluding the retained earnings of any taxable REIT subsidiary it owns, but including dividends that are paid by the taxable REIT subsidiary to the REIT. In connection with these requirements, we intend to make regular quarterly distributions of all, or substantially all, of our net taxable income to our stockholders. We anticipate that Encore Credit will retain any income it generates net of any tax liability it incurs on that income, subject to our compliance with the asset tests applicable to our ownership of the securities of our taxable REIT subsidiaries. Any distributions we make in the future will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. However, our board of directors intends to authorize distributions consistent with our intention to maintain our qualification as a REIT.

Our Business Strategy

Our goal is to maximize stockholder value by providing investors with an attractive dividend yield and earnings growth through implementation of the following strategies:

Build a quality portfolio of non-conforming residential mortgage loans. We will leverage our equity to increase the size of our loan portfolio and our returns while at the same time managing our financing costs and the increased risk of losses associated with a leveraged portfolio of non-conforming residential mortgage loans. We believe our internal underwriting criteria and processes coupled with our focus on the originations of loans with relatively low LTV ratios results in the origination of quality loans that have a relatively low magnitude of loss. We feel that these characteristics make the loans we originate economically attractive to retain in our loan portfolio in addition to being more attractive to investors in the whole-loan sales market.

Grow our wholesale loan origination operations. We will continue to hire experienced account executives and improve our marketing efforts in order to increase market penetration in our existing markets and strategically expand into new geographic areas. During the six months ended June 30, 2004, Encore Credit hired 76 account executives with an average of approximately six years experience in the non-conforming residential mortgage loan industry. Of these newly hired account executives, 52 are located in states in which Encore Credit has done an aggregate of less than 20% of its total loan originations for the six months ended June 30, 2004.

Continue to improve our loan sale and securitization execution. By expanding our relationship with rating agencies such as Moody’s Investor Service, Standard & Poor’s and Fitch Ratings and working with our regular institutional loan buyers to further communicate the performance characteristics of our mortgage loan originations, we anticipate improvement in both our loan sales and our securitization executions. We expect this will result in increased gains on sale with respect to the loans we sell. With respect to our securitizations, we believe this will result in lower over-collateralization requirements as well as lower interest rates on the bonds we issue.

Actively manage our mortgage loan portfolio. We will seek to actively manage the interest rate and credit risks relating to holding a portfolio of non-conforming residential mortgage loans in an effort to generate an attractive risk-adjusted return on our stockholders’ equity. We intend to use hedging instruments to attempt to reduce the interest rate exposure that results from financing fixed-rate assets with floating-rate liabilities. We will also actively monitor our portfolio to manage our credit exposure through prompt detection and management of delinquencies.

Develop a retail loan operation to originate non-conforming residential mortgage loans. Members of our management team have extensive experience in building and growing a retail mortgage operation. Encore Credit is currently developing a retail operation and intends to begin originating retail mortgage loans during the third quarter of 2004. During the first quarter of 2005, we intend to transition Encore Credit’s retail operation to Bravo Credit, its wholly-owned subsidiary, which also will be one of our taxable REIT subsidiaries after the Merger.

Continue to improve our efficiency and cost structure. We are continually increasing the use of technology to further streamline our loan origination and underwriting processes as a means of improving our efficiency and cost structure.

Strengthen our balance sheet. We will seek to strengthen our cash position and increase availability under our warehouse and repurchase facilities in an effort to protect our operations and provide the ability to respond to disruptions in the market or other adverse conditions and to meet our distribution and other REIT qualification requirements. A stronger balance sheet will allow us to hold loans for a longer period in the event that the whole-loan market for our loans weakens or becomes unstable due to temporary market disruption.

Our Competitive Advantages

We believe that we have the following competitive advantages that will allow us to differentiate ourselves from other residential mortgage lenders and REITs:

Experienced management team. Our executive management team has a combined 96 years of experience in the consumer finance industry and has extensive experience in all aspects of originating non-conforming residential mortgage loans, on both a wholesale and retail basis, and investing in and managing portfolios of non-conforming residential mortgage loans and mortgage-backed securities. Prior to forming Encore Credit, our Chairman of the Board and Co-Chief Executive Officer, Steven G. Holder, co-founded one of the largest non-conforming loan originators and oversaw its wholesale and retail mortgage banking activities. In addition, our President and Co-Chief Executive Officer, Shabi S. Asghar, was the president of the wholesale mortgage division of the same company.

Attractive non-conforming residential mortgage market fundamentals. According to Inside B&C Lending, non-conforming residential mortgage loan originations totaled $332 billion in 2003, or approximately 9% of the overall single-family mortgage market, growing from $65 billion in 1995, a 23% compounded annual growth rate. The non-conforming residential mortgage market has historically focused on home purchases and cash-out refinancings, rather than interest rate driven rate/term refinancings, which we believe has caused this market segment to be less interest rate sensitive, and therefore less volatile, than the conforming mortgage market. For the six months ended June 30, 2004, approximately 75% of Encore Credit’s originations were cash-out refinancings.

Disciplined and efficient underwriting guidelines and supporting processes and technology. Our use of technology to integrate sophisticated risk management models, maintain credit decision consistency and drive loss mitigation efforts has increased underwriting efficiency and lowered our origination costs. We believe that this allows us to make efficient underwriting decisions that result in our offering competitively priced products.

Quality customer service. Our highly trained account executives work closely with our brokers, correspondents, customer-focused account managers and underwriters to provide quick loan decisions and quality service. We believe our focus on service, quality and efficiency, including funding to meet our customers’ timelines, will result in increased loan originations through repeat business.

Our Corporate History, Formation and Tax Status

We are a Maryland corporation formed on April 1, 2004 as a wholly-owned subsidiary of Encore Credit. Encore Credit will cause us to form a wholly-owned subsidiary, ECC Merger Sub, a California corporation created for the interim purpose of effecting the Merger. Concurrently with this offering, ECC Merger Sub will merge with and into Encore Credit, with Encore Credit as the surviving entity. As a result of the Merger, Encore Credit will become our wholly-owned subsidiary. Bravo Credit, through which we will conduct our retail operation, was formed in March 2004, as a wholly-owned subsidiary of Encore Credit and will be our indirect wholly-owned subsidiary after the Merger.

We intend to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ending December 31, 2004. We believe that our organization and method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income to our stockholders, excluding capital gains. As a REIT, we generally will not be required to pay federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be required to pay federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be required to pay some federal, state and local taxes on our income and property.

We will jointly elect with Encore Credit to treat Encore Credit, our principal operating subsidiary, and Bravo Credit as our taxable REIT subsidiaries. Each of Encore Credit and Bravo Credit will be required to pay federal, state and local income tax on its taxable income, including, in the case of Encore Credit, income from Encore Credit’s loan origination business and from the sale of any loans that we do not hold in our portfolio. See “Federal Income Tax Considerations.”

The following illustrates our structure prior to and following completion of this offering and the Merger:

Summary Risk Factors

An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 for a description of such risks. Some, but not all, of the risks described in greater detail in the “Risk Factors” section include:

•	our success will depend on our ability to originate non-conforming residential mortgage loans for our portfolio;

•	if we do not obtain and maintain the appropriate state licenses for ECC Capital, ECC Capital will not be allowed to acquire or fund mortgage loans in some states, which would adversely affect our operations;

•	we have no operating history with respect to our proposed portfolio strategy and no experience operating as a REIT, which limits your ability to evaluate key components of our business strategy and our growth prospects and increases your investment risk;

•	the residential mortgage origination business is a cyclical industry and is currently at its highest levels ever;

•	our ability to generate net interest income from our securitizations is dependent upon the success of our portfolio-based model of securitization, which is subject to a number of risks;

•	our investment and leverage strategy could reduce our net income and the amount available for distributions and cause us to suffer substantial losses;

•	our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed;

•	interest rate fluctuations may cause losses;

•	the loans we originate generally have higher delinquency and default rates than prime mortgage loans, which could result in losses on loans that we retain or are required to repurchase;

•	we intend to leverage our portfolio, which may adversely affect our returns and cash available for distribution to you; and

•	if we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution to our stockholders.

Benefits to be Received by Related Parties in Connection with this Offering

Many of our executive officers and directors are also executive officers and directors of Encore Credit. We expect that upon completion of this offering and the Merger, our executive officers, Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek, will enter into employment agreements with us and will receive grants of stock options, as part of their compensation, to purchase, at the initial public offering price             ,             ,             ,              and              shares of our common stock, respectively. Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek will also receive                 ,                 ,                 ,                  and                  shares of restricted stock. Additionally, each non-employee director will receive an initial award of 20,000 non-qualified options to purchase ECC Capital common stock at the per share exercise price set forth on the cover of the final prospectus.

Messrs. Holder and Asghar are currently guarantors under two of Encore Credit’s warehouse and repurchase facilities. As a result of this offering, the lenders under these warehouse and repurchase facilities may release Messrs. Holder and Asghar from their respective guaranty obligations under these facilities.

Prior to this offering and the Merger, Encore Credit’s directors and executive officers held, in the aggregate, approximately 83% of the voting power of the outstanding shares of Encore Credit’s capital stock. Upon

completion of this offering and the Merger, our directors and executive officers will own, in the aggregate, approximately              shares (which were issued in exchange for their ownership interests in Encore Credit) or     % of our common stock (             shares or     % assuming full vesting of restricted stock and full vesting and exercise of stock options that will be awarded to such individuals pursuant to our 2004 Equity Incentive Plan), having an aggregate value of $             million based upon an assumed initial public offering price of $            . In addition, Messrs. Holder and Asghar will each be selling              shares of our common stock in this offering.

Conflicts of Interest

In 2003, Encore Credit paid Sprint Funding Corporation, or Sprint Funding, a retail mortgage lender, approximately $1.2 million in cash in connection with the purchase of 295 loans originated by Sprint Funding on a correspondent basis. Encore Credit received approximately $112,000 in rent from Sprint Funding pursuant to a commercial lease agreement dated December 21, 2001, for a lease of office space. In addition, Encore Credit received approximately $100,000 in fees pursuant to a management services agreement dated February 17, 2003. Steven G. Holder, our Chairman of the Board and Co-Chief Executive Officer, John Kontoulis, our Executive Vice President, Chief Financial Officer and a director, and Jon R. Daurio, our Executive Vice President, Chief Administrative Officer, General Counsel, Secretary and a director, own approximately 42.0%, 2.6% and 4.5%, respectively of SFCHC, Inc., which owns all of the outstanding capital stock of Sprint Funding. Mr. Daurio is currently the Assistant Secretary of Sprint Funding. In order to avoid any potential conflict, or the appearance of any conflict, Encore Credit has terminated its broker and correspondent agreements with Sprint Funding.

Steven G. Holder currently has an option to purchase the building in which our principal executive offices are located. This option is exercisable until October 1, 2004. If Mr. Holder exercises his option, he will receive the payments we make under our lease.

Restrictions on Ownership and Transfer of Our Stock

Due to the limitations on the concentration of ownership of REIT stock imposed by the Code, our charter documents generally will prohibit any person from actually or constructively owning more than 7.0% of the outstanding shares of our common stock (by vote or value, whichever is more restrictive) or more than 7.0% of the value of our outstanding capital stock. Our charter documents, however, will permit certain exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT. Messrs. Holder and Asghar will each be permitted to own up to     % of our common stock after this offering.

For more information about restrictions on ownership and transfer of our common stock, please see “Description of Stock—Restrictions on Ownership and Transfer.”

Our Distribution Policy

In order to meet the distribution requirements applicable to REITs, we intend to make regular quarterly distributions of all, or substantially all, of our net taxable income to holders of our common stock. Our net taxable income will not include any earnings of our taxable REIT subsidiaries that we choose to leave in those subsidiaries (by not distributing those earnings from our taxable REIT subsidiaries to us). Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to make distributions will be affected by a number of factors, including the net interest income we receive from the loans we retain in our portfolio, the revenue Encore Credit receives from the sale of loans (which will affect the amount of distributions Encore Credit will be able to make to us), our operating expenses and any other expenditures. However, our board of directors intends to authorize distributions consistent with the intention to maintain our qualification as a REIT.

Licensing Status

Because ECC Capital was recently formed, we intend to obtain the applicable licenses to acquire and fund mortgage loans. As of August 12, 2004, ECC Capital is licensed, or exempt from licensing, to acquire and fund first mortgage loans in 49 states and the District of Columbia. Encore Credit is currently licensed, or exempt from licensing, to originate first mortgage loans in all 50 states and the District of Columbia through six regional wholesale operations centers throughout the United States.

Our Principal Office

Our principal executive office is located at 1833 Alton Parkway, Irvine, California 92606. Our telephone number is (949) 856-8300. Our website is http://www.encorecredit.com. The information on our web site does not constitute a part of, and should not be considered incorporated into, this prospectus.

This Offering

Common stock offered by us

Common stock offered by the selling stockholders(1)

Common stock outstanding after this offering(2)

Use of proceeds

We intend to use the net proceeds of this offering, which are estimated to be approximately $             million, assuming the midpoint of the range of $             to $             per share, after deducting the underwriters’ discount, financial advisory fee and offering expenses payable by us, to build our investment portfolio, continue to expand our wholesale mortgage operations, continue to develop our retail mortgage operations, increase working capital and for other general corporate purposes. Pending these uses, the remaining net proceeds will be temporarily invested in mortgage-backed securities consistent with our intention to qualify as a REIT. We will not receive any proceeds from the sale of shares by the selling stockholders.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13.

Proposed New York Stock Exchange symbol	We intend to apply to list our shares of common stock on the New York Stock Exchange, or NYSE, under the symbol “ .”

The number of shares of common stock to be outstanding after this offering is based on the              shares of ECC Capital common stock to be exchanged for all of the outstanding shares of the common stock and preferred stock of Encore Credit as part of the Merger, which will be completed immediately prior to the closing of this offering. Following the Merger, the only class of our capital stock that will be outstanding will be our common stock.

(1)	The selling stockholders are Messrs. Holder and Asghar.
(2)	The number of shares to be outstanding after this offering excludes: (a) 3,115,575 shares of common stock issuable upon the exercise of options outstanding under our stock option plans, at a weighted average exercise price of $1.19 per share; and (b) 1,081,500 shares of common stock available for issuance upon exercise of options not yet granted under our employee benefit plans as of March 31, 2004, but includes (i) shares of restricted stock to be issued to Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek upon the closing of this offering, and (ii) shares of restricted stock (equal to % of the gross proceeds of this offering, excluding those shares sold by the selling stockholders) to be issued to Friedman, Billings, Ramsey & Co., Inc. and Milestone Advisors LLC upon the consummation of this offering in consideration for services performed in connection with this offering.

Summary Consolidated Financial and Other Data

You should read the following summary historical and pro forma consolidated financial and operating data of Encore Credit in conjunction with its consolidated financial statements and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The following table presents summary historical and pro forma consolidated financial and operating data on an unaudited pro forma consolidated basis for Encore Credit. Our unaudited summary pro forma consolidated financial data as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003 assume the completion of the Merger, the completion of this offering and the application of the net proceeds, to the extent discernable, contractual or as otherwise factually supportable, as described in “Use of Proceeds.” The summary historical consolidated financial and other data for the two years ended December 31, 2003 and 2002 of Encore Credit have been derived from Encore Credit’s consolidated financial statements audited by Grant Thornton LLP, Encore Credit’s independent auditors. The summary historical consolidated financial and other data for the three months ended March 31, 2004 and 2003 are derived from our unaudited financial statements included in this prospectus. Our unaudited financial statements have been prepared by us on a basis consistent with our audited financial statements and, in management’s opinion, include all adjustments necessary for a fair presentation of this information. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the entire fiscal year, for any other interim period or for any future fiscal year. We have presented no historical financial information for ECC Capital because ECC Capital was formed in April 2004 and had no operations through March 31, 2004.

As a result of our new business strategy, we expect the net interest income generated by our portfolio of loans to become the largest component of our revenues, rather than the net gain received by us as a result of our whole-loan sales, which has been the largest component of our revenues to date. Because Encore Credit has not previously held the loans it originates for an extended period of time and because it has sold all of the loans it has originated, Encore Credit’s historical results of operations are not likely to be indicative of our future results.

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma 2004	Historical		Pro Forma 2003	Historical
		2004	2003		2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)
	(in thousands, except per share data and as otherwise indicated)
Consolidated Statement of Income Data:
Revenues
Total gain on sale of loans and other	$27,622	$27,622	$9,527	$65,974	$65,974	$31,811
Net interest income	5,091	5,091	3,975	14,883	14,883	5,961

Total revenues	32,713	32,713	13,502	80,857	80,857	37,772

Expenses
Salaries and related expenses	11,283	11,283	4,694	28,565	28,565	22,077
Occupancy expense	1,166	1,166	467	2,671	2,671	820
Operating expenses	8,181	8,181	3,785	22,395	22,395	6,813
Professional fees	957	957	976	7,476	7,476	3,634
Loss on disposal of assets	35	35	—	65	65	—

Total expenses	21,622	21,622	9,922	61,172	61,172	33,344

Earnings before income taxes	11,091	11,091	3,580	19,685	19,685	4,428

Provision for income taxes	4,549	4,549	1,451	8,438	8,438	2,769

Net income	$6,542	$6,542	$2,129	$11,247	$11,247	$1,659

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma 2004	Historical		Pro Forma 2003	Historical
		2004	2003		2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)
	(in thousands, except per share data and as otherwise indicated)
Earnings per share:
Basic		$0.33	$0.11		$0.56	$0.08
Diluted		0.20	0.07		0.35	0.05
Common stock outstanding:
Basic	(1)	20,025	20,025	(1)	20,025	20,025
Diluted		33,580	30,603		31,746	30,603
(1) The shares used in the basic calculation include:

Initial shares
Shares of restricted stock to be issued to Friedman, Billings, Ramsey & Co., Inc. and Milestone Advisors LLC at the closing of this offering
Shares of restricted stock to be issued to Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek at the closing of this offering
Total basic shares

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma 2004	Historical		Pro Forma 2003	Historical
		2004	2003		2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents		$31,009	$4,553		$6,608	$1,890
Mortgage loans held for sale, net	532,728	532,728	356,270	594,510	594,510	359,757
Residual interests in securitization	1,812	1,812	—	1,596	1,596	—
Other assets	16,063	16,063	7,181	13,966	13,966	6,703

Total assets		581,612	368,004		616,680	368,350
Accounts payable and accrued expenses	25,954	25,954	4,726	16,382	16,382	5,468
Income tax payable	4,549	4,549	4,523	3,481	3,482	3,263
Warehouse lines of credit	524,501	524,501	348,071	576,778	576,777	351,128
Subordinated debt to shareholder, net		916	704		895	640

Total liabilities		555,920	358,024		597,536	360,499
Total stockholders’ equity		$25,692	$9,980		$19,144	$7,851

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002
	(in thousands, except as otherwise indicated)
Other Data (unaudited):
Loan originations (in millions)	$1,581	$780	$4,585	$1,485
Loan sales (in millions)	$1,637	$785	$4,349	$1,130
Weighted average gross loan sale price	103.47%	102.65%	103.01%	103.21%
Weighted average FICO score	609	601	608	597
Weighted average LTV	79.37%	77.64%	79.29%	78.56%
Weighted average interest rate	7.08%	7.65%	7.37%	7.95%

Yield on loans held for sale(1)	7.15%	7.68%	6.96%	7.65%
Warehouse interest expense(2)	3.38%	3.58%	3.47%	3.73%

Net yield on loans held for sale	3.77%	4.10%	3.49%	3.92%

Number of employees at period end	701	366	621	355
Number of account executives at period end	141	58	129	64

Ratios (unaudited):
Debt-to-equity	21.6	35.9	31.2	45.9
Return on average assets	5.23%	3.68%	2.37%	1.06%
Return on average equity	152.73%	144.92%	79.31%	37.96%
Net yield spread premiums paid(3)	0.70%	0.49%	0.49%	0.32%

(1)	Yield on loans held for sale is determined by dividing interest income by average unpaid principal balance.
(2)	Warehouse expense is determined by interest expense divided by average warehouse liability.
(3)	Calculated as total premiums paid, net of fees collected, divided by originations.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below in addition to the other information included in this prospectus before making an investment decision. Any of the following risks could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business Activities

Our success will depend on our ability to originate non-conforming residential mortgage loans for our portfolio.

We intend to build a portfolio of non-conforming residential mortgage loans that will, over time, be comprised primarily of mortgage loans that we originate. This source of mortgage loans is a key part of our strategy. For the three months ended March 31, 2004, approximately 100% of Encore Credit’s mortgage loan originations, as measured by principal balance, were non-conforming residential mortgage loans of a type that will be eligible to be included in our portfolio.

If we are not able to originate non-conforming residential mortgage loans that meet our investment criteria in the volume we expect, the time required for, and the cost associated with, building our portfolio may be greater than expected, which could have an adverse effect on our results of operations and our ability to make distributions to you.

If we do not obtain and maintain the appropriate state licenses for ECC Capital, ECC Capital will not be allowed to acquire or fund mortgage loans in some states, which would adversely affect our operations.

Because ECC Capital was recently formed, we intend to obtain the applicable licenses to acquire and fund mortgage loans. As of August 12, 2004, we are licensed, or exempt from licensing, to acquire and fund mortgage loans in 49 states and the District of Columbia. Encore Credit is currently licensed, or exempt from licensing, to originate first mortgage loans in all 50 states and the District of Columbia through six regional wholesale operations centers throughout the United States and a network of approximately 7,000 independent mortgage brokers and correspondents. Three states in which we operate require additional licensing to originate second mortgage loans. Encore Credit is currently licensed to fund second mortgage loans in 49 states, including California, Illinois and Florida, and the District of Columbia. We have applied for, or are currently applying for, licenses in all 50 states and the District of Columbia. If we are unable to obtain and maintain the necessary licenses, our operations may be adversely affected.

Our reorganization will require us to provide notification to state licensing authorities and, in some cases, will require us to obtain new lending licenses. The failure to provide these notices or obtain new licenses could prevent us from being able to originate loans in the affected states and could materially harm our operations.

Because we were recently formed, we intend to obtain the applicable licenses to originate both first and second mortgage loans in 50 states and the District of Columbia. In 48 states, including California and the District of Columbia, we may not originate loans until we receive the required licenses or are eligible for an exemption from the license requirement. As of August 12, 2004, we are licensed, or exempt from licensing, in 30 states to originate first mortgage loans and have applied for licenses to originate second mortgage loans in all required states. The change in control of Encore Credit will require us to provide notification to, and/or receive approval from, various state licensing authorities. Our inability to obtain, maintain or renew such licenses may have a material adverse effect on our business, financial condition and results of operations because we will be unable to originate loans in the affected states.

We have no operating history with respect to our proposed portfolio strategy and no experience operating as a REIT, which limits your ability to evaluate key components of our business strategy and our growth prospects and increases your investment risk.

Historically, Encore Credit’s business has consisted of the origination and sale of non-conforming residential mortgage loans collateralized by one to four family residences. In the future, we intend to build a leveraged portfolio of non-conforming residential mortgage loans comprised largely of non-conforming adjustable-rate mortgage loans that we originate while continuing, generally, to sell the fixed-rate loans that we originate to third parties. Although certain members of our executive management team have past experience in mortgage banking and investing in and managing portfolios of non-conforming residential mortgage loans and mortgage-backed securities, we have no prior history managing a portfolio of residential mortgage loans or a portfolio of mortgage-backed securities in a REIT structure.

In addition, we do not have experience operating a business in compliance with the highly technical and complex rules that are associated with maintaining REIT status. Our failure to invest the available net proceeds of this offering in mortgage loans and securities meeting our investment criteria or inability to maintain REIT status could diminish our returns and would have an adverse effect on our ability to make distributions to you.

The residential mortgage origination business is a cyclical industry and is currently at its highest levels ever.

The residential mortgage origination business has historically been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The residential mortgage industry has experienced rapid growth over the past three years due to declining interest rates. The MBA has predicted that residential mortgage originations will decrease in 2004 and 2005 due to rising interest rates. During periods of rising interest rates, refinancing originations decrease, as higher interest rates provide reduced economic incentives for borrowers to refinance their existing mortgages. We expect this to result in a decreased volume of originations in the foreseeable future. Due to stable and decreasing interest rates over recent years, our historical performance may not be indicative of results in a rising interest rate environment, and our results of operations may be materially adversely affected if interest rates rise.

Our ability to generate net interest income from our securitizations is dependent upon the success of our portfolio-based model of securitization, which is subject to a number of risks.

Encore Credit sells a majority of the loans it originates for cash in the whole-loan market, which allows it to realize all of its gains on sales as cash gains. Following this offering and the Merger, we will begin retaining a portion of our loans in an investment portfolio, financed by issuing mortgage-backed securities. We intend to structure most or all of these securitizations as on-balance sheet borrowing transactions for financial accounting and federal income tax purposes, which will facilitate compliance with the REIT income and asset tests and allow us to defer recognition of any taxable gain associated with the securitized mortgage loans. Following the securitizations, the loans will remain on our consolidated balance sheet as an asset, the securitization debt will be listed as a liability on our balance sheet, and we will record interest income generated by the mortgage loans over the life of the loan and recognize interest expense on the mortgage-backed securities over the life of the securities. These on-balance sheet transactions will differ from Encore Credit’s off-balance sheet securitizations that took place in April 2003 and June 2004, which were structured as a sale of the securitized mortgage loans for federal income tax purposes. We may, however, continue to structure securitizations as off-balance sheet transactions through Encore Credit.

We will have less flexibility in some respects in structuring our on-balance sheet borrowing transactions than off-balance sheet transactions. For example:

•	unlike in the case of an off-balance sheet securitization, all of the debt securities issued to investors in a on-balance sheet securitization generally must have an investment-grade rating;

•	the equity interest in an on-balance sheet securitization generally is less liquid than its off-balance sheet analogue because it must be wholly-owned by a REIT or a qualified REIT subsidiary; and

•	we will have less flexibility in structuring “interest only” type securities in an on-balance sheet securitization than in an off-balance sheet securitization.

Because we will securitize our loans, we could be subject to additional risks, such as:

•	the timing of the receipt of revenues;

•	the risks of the asset-backed market;

•	market interest rate requirements; and

•	the potential for tax/book timing differences that could result in tax payments in advance of the receipt of revenues.

We expect to generate a substantial portion of our earnings and cash flow from the mortgage loans we originate and securitize primarily through:

•	net interest income, which is the difference between the:

•	interest income we receive from the mortgage loans; and

•	interest we pay to the holders of the mortgage-backed securities that we issue in securitizations;

•	net of:

•	losses due to defaults and delinquencies on the loans; and

•	servicing fees and expenses we must pay.

A substantial portion of the net interest income generated by our securitized loans will be based upon the difference between the interest earned on the mortgage loans held in our portfolio and the interest paid to holders of the mortgage-backed securities. The interest expense on the mortgage-backed securities is typically adjusted monthly relative to market interest rates. The interest expense of the mortgage-backed securities typically adjusts faster than the interest income of the mortgage loan and, therefore, our net interest income can be volatile in response to changes in interest rates. Also, the net interest income we receive from securitizations will likely decrease and our cash flow will be reduced if a significant number of our loans default or if a large number of our loans with interest rates that are high relative to the rest of our loans prepay faster than expected.

Generally, the terms of our securitizations will require that a portion of the net interest income from the loans initially be used to pay down the principal balance of senior securities of a securitization trust to achieve over-collateralization. In addition, the application of the net interest income to the senior securities of a securitization trust is dependent upon the performance of the related mortgage loans. Therefore, there may be material variations in the amount, if any, of the net interest income distributed to us from period to period, and there may be extended periods, including the initial periods after closing a securitization, when we receive no net interest income. Any variations in the rate or timing of receipt of distributions could have a material adverse effect on our business, financial condition, liquidity, and results of operations. To the extent we are unable to use interest income from our securitization portfolio to fund our current business operations, we will be required to seek other sources for our financing needs.

Adverse changes in the securitization and whole-loan market would harm our financial performance.

In order for us to continue originating mortgage loans, we must be able to sell or securitize the loans we originate in the whole-loan and securitization markets on at least a quarterly basis. We will use the cash proceeds from these sales to pay down warehouse facilities and originate new mortgage loans. The value of the mortgage loans depends on a number of factors, including general economic conditions, interest rates and governmental regulations. In addition, we rely on institutional purchasers, such as investment banks, financial institutions and other mortgage lenders, to purchase bonds issued in securitization transactions and mortgage loans in the whole-

loan market. We cannot be sure that we can sell or securitize our mortgage loans on at least a quarterly basis. Adverse changes in the securitization and whole-loan markets may affect our ability to securitize or sell our mortgage loans for acceptable prices within a reasonable period of time, which would negatively affect our earnings.

The use of securitizations with over-collateralization requirements may have a negative impact on our cash flow.

We expect that our on-balance sheet securitizations will restrict our cash flow if loan delinquencies or losses exceed certain levels. The terms of securitizations generally provide that, if certain delinquencies and/or losses exceed specified levels, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. An increase in the level of over-collateralization required may restrict our ability to receive net interest income from a securitization transaction.

Our success will depend on our ability to obtain financing to leverage our equity. Our inability to realize gains on our investments and through our leverage strategy could reduce our net income and the amount available for distributions and cause us to suffer substantial losses.

If we are limited in our ability to leverage our assets, the returns on our portfolio may be harmed. A key element of our strategy is our intention to use leverage to increase the size of our portfolio in an attempt to enhance our returns. After the completion of this offering and the Merger, we expect to borrow between 10 and 14 times the amount of our equity capital through on-balance sheet securitizations, although at times our borrowings may be above or below this amount. We intend to incur this indebtedness by borrowing against a substantial portion of the market value of our mortgage loans. Our total indebtedness, however, is not expressly limited by our policies and will depend on our and each of our prospective lenders’ estimates of the stability of our mortgage loan portfolio’s cash flow. We may not be able to meet our debt service obligations from our income and, to the extent we cannot, we may be required to liquidate our loans at disadvantageous prices or raise capital, which may not be available on reasonable terms, or at all, and which could have a material adverse effect on our results of operations, financial condition and business prospects. Our use of leverage could also amplify the risks associated with other risk factors, which could reduce our net income and the amount available for distributions or cause us to suffer a loss. For example:

•	Most of our borrowings will be secured by our mortgage loans. A decline in the market value of the mortgage loans used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage loans under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage loans, we would experience losses.

•	To the extent we are compelled to liquidate qualifying REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which could jeopardize our qualification as a REIT. Our failure to qualify as a REIT would impair our ability to expand our business and raise capital and would adversely affect the value of our common stock.

If we are unable to leverage our equity to the extent we currently anticipate or we experience losses as a result of our leverage strategy, those losses would reduce the cash we have available for distribution to our stockholders, and would have a material adverse effect on our results of operations, financial condition and business prospects.

Our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed.

We require substantial amounts of cash to fund our loan originations and to pay loan origination expenses. By holding our loans pending sale or, upon completion of this offering and the Merger, securitization, we may also require cash as our warehouse facilities may not fund the entire principal balance of our loans, or if our loans are financed past the permitted term under our warehouse lines, or decline in value, we may need cash to reduce our borrowing under the warehouse facilities to the permitted level. We also need cash to satisfy our working capital, minimum REIT distribution requirements, financial covenants in our warehouse facilities, and other needs. We finance the majority of the loans we make by borrowing from our warehouse facilities and pledging the loans made as collateral. If the value of the loans we pledged as collateral declines, we may need cash to offset any decline in value. In addition, if our minimum distribution requirements to maintain our REIT status become large relative to our cash flow as a result of our income exceeding our cash flow, we may be forced to borrow to raise capital on unfavorable terms in order to maintain our REIT qualification.

We expect that our primary sources of cash will consist of:

•	our warehouse facilities;

•	the net interest income we receive from the securitization of our loans;

•	our operating profits and the proceeds from the sales of our loans; and

•	net proceeds from the sale of our securities.

Pending sale or securitization of a pool of mortgage loans, we will originate mortgage loans that we finance through borrowings from our warehouse facilities. It is possible that our warehouse lenders could experience changes in their ability to advance funds to us, independent of our performance or the performance of our loans. In addition, if the regulatory capital requirements imposed on our lenders change, our lenders may be required to increase significantly the cost of the lines of credit that they provide to us.

As of March 31, 2004, Encore Credit financed substantially all of its loans through three warehouse facilities. Each of these facilities may be terminated by the lender upon an event of default, subject in some cases to cure periods. As of March 31, 2004, the aggregate balance outstanding under these three facilities was approximately $524.5 million. The warehouse facilities mature between November 2004 and July 2005. If we are not able to renew any of these warehouse facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may not be able to originate new loans or continue to fund our operations, which would have a material adverse effect on our business, financial condition, liquidity and results of operations. On August 6, 2004, we entered into a termination agreement with Residential Funding Corporation, or RFC, pursuant to which RFC’s obligation to advance funds under our warehouse facility with RFC will terminate on September 3, 2004. All borrowings under this warehouse facility must be repaid by November 5, 2004, the date on which our warehouse facility with RFC will terminate. Our failure to replace this facility on comparable or more favorable terms will have a material adverse effect on our business, financial condition, liquidity and results of operations.

In connection with our securitizations, we plan to provide credit enhancement for a portion of the securities that we sell, called “senior securities,” to improve the price at which we sell them. Our current expectation is that this credit enhancement for the senior securities will be primarily in the form of designating another portion of the securities we issue as “subordinate securities” (on which the credit risk from the loans is concentrated), paying for financial guaranty insurance policies for the loans, or both. The market for any subordinate securities we issue could become temporarily illiquid or trade at steep discounts, thereby reducing the cash flow we receive over time from our loans subject to the securities. If we use financial guaranty insurance policies, and the expense of these insurance policies increases, the net interest income we receive will be reduced. While we plan to use credit enhancement features in the future, we cannot assure you that these features will be available at costs that would allow us to achieve the desired level of net interest income from the securitizations of our mortgage loans that we anticipate being able to achieve.

Some of the mortgage-backed securities that we intend to issue to finance our portfolio of loans will require periods during which cash flows are “locked-out” and we receive less than our pro rata share of cash flows from principal payments, principally in the early years of the securities. In addition, if the performance of our loans pledged to collateralize the securities is worse than certain parameters defined in the securitization documents, then the net interest income we otherwise would have received would be held to build up over-collateralization reserves to provide additional credit enhancements for the senior securities still outstanding at that time.

In addition, our operating cash flow could be reduced if discount amortization income significantly exceeds premium amortization expense, or for other reasons. Cash flows from principal repayments could be reduced should prepayments slow or should credit quality trends deteriorate (in the latter case since, for certain of our assets, credit tests must be met for us to receive cash flows).

A significant portion of our operating cash for the period immediately following the completion of this offering and the Merger will come from the net proceeds of this offering, since we expect to retain a portion of our loans and build a portfolio of non-conforming residential mortgage loans and mortgage-backed securities, rather than selling these loans for a gain shortly following their origination. As indicated above, many of the mortgage-backed securities that we may issue will, for an initial period, provide little or no excess cash to us as the owner of the loans, above the amount required to pay the senior securities in the securitization trust. For some period of time, our new portfolio of securitized loans will not generate sufficient net interest income to cover our operating expenses and we will use the net proceeds of this offering to meet our operating expenses as we continue to originate new loans for our portfolio. If we have fully invested all of the net proceeds of this offering prior to the point at which our portfolio does generate sufficient cash for us to fund our operations, if it ever does, then we will need either to restructure the securities supporting our portfolio or sell additional shares of capital stock or debt securities to generate additional working capital or, if we are unable to sell additional securities on reasonable terms or at all, we will need either to reduce our origination business or sell a higher portion of our loans. If we sell our loans rather than put them into our investment portfolio, then we will reduce the rate at which we grow our portfolio and we may incur tax on any gains we recognize on selling our loans. In the event that our liquidity needs exceed our access to liquidity, we may need to sell assets at an inopportune time, thus reducing our earnings. Adverse cash flow could threaten our continued ability to satisfy the income and asset tests necessary to maintain our status as a REIT or our solvency.

Our inability to realize cash proceeds from loan sales in excess of the loan acquisition cost could adversely affect our financial position.

Although we intend to retain a portion of the loans we originate, we will continue to sell some of our loans, primarily through Encore Credit. The net cash proceeds received from loan sales consist of the premiums received on sales of loans in excess of the outstanding principal balance, minus the discounts on loans sold for less than the outstanding principal balance. The proceeds received on loan sales are dependent on demand for consumer credit. Economic slowdowns or recessions may be accompanied by decreased real estate values and an increased rate of delinquencies, defaults and foreclosures. Potential purchasers might reduce the premiums they pay for the loans during these periods to compensate for any increased risks. Any sustained decline in demand for loans or increase in delinquencies, defaults or foreclosures is likely to significantly harm the pricing of future loan sales such that it falls below the costs to originate loans. If we are unable to originate loans at a cost lower than the cash proceeds realized from loan sales, our results of operations, financial condition and business prospects could be materially adversely affected.

The lack of specific loan performance data on the loans we have originated and sold previously makes it difficult to predict the performance of loans we intend to retain and any revenues from future securitizations.

Historically, we have sold all of the loans that we originate on a servicing-released basis, and, until recently, we have not received loan performance data on these loans from the servicers. As a result, we are unable to track the delinquency, loss and prepayment experience of these loans. Consequently, we do not have representative historical delinquency, bankruptcy, foreclosure, default or prepayment experience that may be referred to for purposes of estimating future delinquency, loss and prepayment experience of our originated loans. In view of our lack of historical loan performance data, it is extremely difficult to validate our loss or prepayment assumptions used to calculate assumed net interest income in future securitizations of our loans, which could cause us to receive less favorable pricing terms on the mortgage-backed securities we issue than more seasoned issuers with a proven performance record would receive. Differences between our assumptions and actual performance may have a material adverse effect on the pricing, interest rates and over-collateralization levels of our mortgage-backed securities and could have a material adverse effect on the timing and receipt of our future revenues, the value of the residual interests held on our balance sheet and our cash flow.

We are dependent on a limited number of purchasers of our loans, and the inability or unwillingness of these purchasers to purchase our loans could have a material adverse impact on our financial position and business.

Our ability to continue to originate and purchase loans is dependent, in part, upon our ability to securitize and sell loans in the whole-loan market in order to generate cash proceeds for new originations and purchases. For the year ended December 31, 2003, we sold approximately 89% of our loans to 11 customers. For the year ended December 31, 2002, we sold approximately 77% of our loans to three customers. On August 6, 2004, we entered into a termination agreement with RFC in which we agreed, among other things, to terminate our shared execution agreement pursuant to which RFC agreed to buy certain of our residential mortgage loans. If these purchasers become unable or unwilling to purchase our loans and we are not able to find alternative purchasers, it could have a material adverse effect on our ability to fund future originations and purchases, which could have a material adverse effect on our results of operations, financial condition and business prospects.

Interest rate fluctuations may cause losses.

We expect our primary interest rate exposure to relate to our mortgage loans, mortgage-backed securities and variable-rate debt, as well as the interest rate swaps and caps that we intend to utilize for risk management purposes. Changes in interest rates may affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also can affect our ability to originate or acquire mortgage loans or mortgage-backed securities, the value of our assets and our ability to realize gains from the sale of such assets. In a period of rising interest rates, our interest expense could increase while the interest we earn on our assets would not change as rapidly. This would adversely affect our profitability.

Our results of operations will depend in large part on differences between income received from our assets, net of credit losses and our financing costs. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. We anticipate that increases in interest rates will tend to decrease our net income. Interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit or eliminate our ability to make distributions to you.

We make a significant amount of our mortgage loans in California, Illinois and Florida, and our operations could be harmed by economic downturns or natural disasters in these states.

During the three months ended March 31, 2004, we originated approximately 59%, 10% and 5% of our mortgage loans in California, Illinois and Florida, respectively. Declines in the economy generally or residential real estate markets in any of these states may reduce the demand for mortgage loans or increase losses in the event of foreclosure, either of which would hurt our earnings.

The occurrence of a natural disaster may cause a sudden decrease in the value of real estate in any of these states and would likely reduce the value of the properties collateralizing the mortgage loans we made. Historically, California has been vulnerable to earthquakes, erosion-caused mudslides and wildfires, and Florida has been vulnerable to tropical storms, hurricanes and tornadoes. Since such natural disasters are not typically covered by the standard hazard insurance policies maintained by borrowers, the borrowers have to pay for repairs due to such disasters. Uninsured borrowers may not repair the property or may stop paying their mortgage loans if the property is damaged. This would cause the number of foreclosures to increase and decrease our ability to recover losses on properties affected by the disasters. In addition, California has been the focal point for class action and “private attorney general” litigation against non-conforming residential mortgage lenders over the past two years. The litigation typically has been brought under the California Unfair Competition Law, a statute creating liability for “unfair” business practices even if those practices are not otherwise unlawful.

Declining real estate values could harm our operations.

We believe the risks associated with our business will be more acute during periods of declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing home to support the refinancing of their existing mortgage loans or the purchase of new homes at higher levels of borrowings. Further, declining real estate values significantly increase the likelihood that we will incur increased payment delinquencies, foreclosures and losses on our loans in the event of default. Therefore, any sustained period of declining real estate values could adversely affect both our net interest income from loans in our portfolio, as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

New legislative restrictions impacting telemarketing activities may harm our ability to market our loan products.

Federal and state laws regulate telemarketing practices, and may adversely impact our business. Enacted in 1991 and 1994, the Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act, respectively, are designed to restrict unsolicited advertising using the telephone and facsimile machine. Since they were enacted, however, telemarketing practices have changed significantly due to new technologies that make it easier to target potential customers while at the same time making it more cost effective to do so. The Federal Communications Commission and the United States Federal Trade Commission, or FTC, have responsibility for regulating various aspects of these laws, such as regulating unwanted telephone solicitations and the use of automated telephone dialing systems, prerecorded or artificial voice messages, and telephone facsimile machines. In 2003, both agencies adopted “do-not-call” registry requirements, which, in part, mandate that companies such as us maintain and regularly update lists of consumers who have chosen not to be called. These requirements also mandate that we do not call consumers who have chosen to be on the list. During the same time, many states have also adopted similar laws, with which we also comply. As with other regulatory requirements, these provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs. In addition, the number of potential borrowers available to us to contact by telephone may be reduced, which could have a material adverse effect on the success of our retail operation.

If many of our borrowers become subject to the Servicemembers Civil Relief Act of 2003, our cash flows and interest income may be adversely affected.

Under the Servicemembers Civil Relief Act, which in 2003 re-enacted the Soldiers’ and Sailors’ Civil Relief Act of 1940, or the Civil Relief Act, members of the military services on active duty receive certain protections and benefits. Under the Civil Relief Act a borrower who enters active military service after the origination of his or her mortgage loan generally may not be required to pay interest above an annual rate of 6%, and the lender is restricted from exercising certain enforcement remedies, including foreclosure, during the period of the borrower’s active duty status. The Civil Relief Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. Considering the large number of U.S. Armed Forces personnel on active duty and likely to be on active duty in the future, compliance with the Civil Relief Act could reduce our cash flow and the interest payments collected from those borrowers, and in the event of default, delay or prevent us from exercising the remedies for default that otherwise would be available to us.

If we do not manage our growth effectively, our financial performance could be harmed.

Since we originated our first loan in March 2002, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure. We also intend to grow our business in the future by securitizing mortgage loans, which may require capital and systems development and human resources beyond those which we currently have. We cannot assure you that we will be able to satisfy our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire additional qualified employees, satisfactorily perform our servicing obligations or incorporate effectively the components of any business that we may acquire in our effort to achieve growth. For example, we have grown from 355 employees at December 31, 2002 to 621 employees at December 31, 2003, or an increase of more than 74% in staffing in one year. This rapid increase in staffing places constraints on our ability to find and retain qualified employees, train our new employees to use our technology-based process and integrate them into our culture. The failure to manage growth effectively would significantly impair our ability to grow and could have a material adverse effect on our business, financial condition, liquidity and results of operations.

In a declining interest rate environment, loan prepayment rates may increase, adversely affecting yields on our planned investments.

The value of the assets we plan to acquire may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage loan interest rates, prepayments on mortgage loans generally increase and the proceeds of such prepayments are likely to be reinvested by us in assets with lower yields than the yields on the assets that were prepaid. In addition, the market value of any mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

The loans we originate generally have higher delinquency and default rates than prime mortgage loans, which could result in losses on loans that we retain or are required to repurchase.

The mortgage loans we originate generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. Also, our cost of financing and servicing a delinquent or defaulted loan is generally higher than for a performing loan. We bear the risk of delinquency and default on loans at the time we originate them. In whole-loan sales, our risk of delinquency typically only extends to the first payment, but when we securitize we continue to bear some exposure to delinquencies and losses through our residual interests and the loans underlying our on-balance sheet securitization transactions. We will need to establish allowances based on our anticipated delinquencies and losses. We also re-acquire the risks of delinquency and default for loans that we are obligated to repurchase. We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies and loan collection methods. However, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing and appropriate loss allowances, our business, financial condition, liquidity and results of operations could be harmed.

Our internal underwriting standards may not provide adequate protection against the risks inherent in non-conforming residential mortgage loans and as a result, our cash flows, results of operations and financial condition, including any net interest income from securitizations, could be materially harmed.

A substantial portion of the loans we originate are underwritten generally in accordance with our underwriting guidelines that are intended to provide for non-conforming residential mortgages. A non-conforming residential mortgage is a mortgage loan that is not typically eligible for sale to Fannie Mae or

Freddie Mac based upon credit scoring criteria or due to other factors, such as inconsistent income sources, higher debt-to-income ratios, or higher debt to value ratios. Accordingly, mortgage loans underwritten under our underwriting standards are likely to experience rates of delinquency, foreclosure and loss that are higher, and may be substantially higher, than mortgage loans originated in accordance with Fannie Mae or Freddie Mac underwriting guidelines. We cannot be certain that our underwriting criteria will afford adequate protection against the higher risks associated with loans made to such borrowers. If we are unable to mitigate these risks, our cash flows, results of operations and financial condition, including any net interest income from securitizations, could be materially harmed.

Our warehouse and repurchase facilities contain covenants that restrict our operations.

Our warehouse and repurchase facilities contain restrictions and covenants that, among other things, require us to satisfy specified financial, asset quality and loan performance tests. In connection with this offering and the Merger, we will amend the warehouse and repurchase facilities and add ECC Capital as a co-borrower, which will result in ECC Capital having to meet specified financial and other performance tests. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their interests against collateral pledged under such agreements and restrict our ability to make additional borrowings.

The covenants and restrictions in our warehouse and repurchase facilities may restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments and other restricted payments;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	issue or sell capital stock of restricted subsidiaries;

•	grant liens;

•	enter into transactions with affiliates;

•	engage in mergers or consolidations, transfer substantially all of our assets or other events constituting a change in control;

•	finance loans with certain attributes;

•	reduce liquidity below certain levels; and

•	hold loans for longer than established time periods.

These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which may significantly harm our business, financial condition, liquidity and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We may change our investment strategy without your consent, which may result in our investing in riskier investments than our currently planned investments.

We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to, among other things, credit risk, interest rate risk and real estate market fluctuations.

Our hedging transactions may limit our gains or result in losses.

We intend to use derivatives, such as interest rate swaps and caps, and forward-sale agreements to hedge our liabilities and these transactions have certain risks, including the risk that losses on a hedging transaction will reduce the amount of cash available for distribution to you and that such losses may exceed the amount invested in such instruments. Our board of directors will adopt a general policy with respect to the use of derivatives, which will generally allow us to use derivatives when we deem appropriate for risk management purposes, but does not set forth specific guidelines. To the extent consistent with maintaining our qualification as a REIT, we may use derivatives, including interest rate swaps and caps, options, term repurchase contracts, forward contracts and futures contracts, in our risk management strategy to limit the effects of changes in interest rates on our operations. However, a hedge may not be effective in eliminating the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives in a hedging transaction.

New legislation and regulations directed at curbing predatory lending practices could restrict our ability to make, purchase or price non-conforming residential mortgage loans, which could adversely impact our earnings.

The federal Home Ownership and Equity Protection Act, or HOEPA, identifies a category of residential mortgage loans and subjects such loans to restrictions not applicable to other residential mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate, known as the interest rate, exceed specified levels. Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels that are similar to HOEPA in that they impose certain restrictions on loans that exceed certain cost parameters. These state and local laws generally have lower thresholds and broader prohibitions than under the federal law. The restrictions include prohibitions on steering borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, flipping or repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans without regard to the value of the mortgaged property. Compliance with some of these restrictions requires lenders to make subjective judgments, such as whether a loan will provide a “net tangible benefit” to the borrower. These restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten and impact the way in which a loan is underwritten. The remedies for violations of these laws are not based on actual harm to the consumer and can result in damages that exceed the loan balance. Liability for violations of HOEPA, as well as violations of many of the state and local equivalents, would extend not only to us, but to assignees, which may include our warehouse lenders, whole-loan buyers and securitization trusts, regardless of whether such assignee knew of or participated in the violation.

It is our policy to seek not to make or purchase loans that are subject to either HOEPA or these state and local laws, because the institutional loan purchasers of our loans and/or the warehouse lenders that provide financing for our loan origination operations do not want to purchase or finance such loans. Rating agencies may refuse to rate any securitization including loans subject to these laws or may rate such transactions based on higher over-collateralization levels. If we miscalculate the numerical thresholds, we may mistakenly make or purchase such loans and bear the related marketplace and legal risks. These thresholds below which we try to originate loans create artificial barriers to production and limit the price at which we can offer loans to borrowers and our ability to underwrite, make, sell and finance mortgage loans. Encore Credit had ceased doing business in certain jurisdictions in which it believed compliance requirements could not be assured at a reasonable cost with the degree of certainty that it required, and we may cease doing business in additional jurisdictions in the future where we, or our counterparties, make similar determinations with respect to anti-predatory lending laws.

We may decide to make a loan that is covered by one of these laws, rules or regulations only if, in our judgment, the loan is made in accordance with our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we decide to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could significantly harm our business, financial condition and results of operations.

Some of our competitors that are national banks or federally chartered thrifts and their operating subsidiaries may not be subject to these laws and may as a consequence be able to capture market share from us and other lenders. Federal regulators have expressed their position that these preemption provisions benefit mortgage subsidiaries of federally chartered institutions as well. In January 2004, the Comptroller of the Currency finalized preemption rules that confirm and expand the scope of this federal preemption for national banks and their operating subsidiaries. Such federal preemption rules and interpretations generally have been upheld in the courts. At least one national rating agency has announced, that in recognition of the benefits of federal preemption, it will not require additional credit enhancement by federal institutions when they issue securities backed by mortgages from a state that it deems to have anti-predatory lending laws with clear and objective standards. As a non-federal entity, we will continue to be subject to such rating agency requirements arising from state or local lending-related laws or regulations. Accordingly, as a mortgage lender that is generally subject to the laws of each state in which we do business, except as may specifically be provided in federal rules applicable to all lenders, we may be subject to state legal requirements and legal risks under state laws to which these federally regulated competitors are not subject, and this disparity may have the effect of giving those federal entities legal and competitive advantages. Passage of additional laws in other jurisdictions could increase compliance costs, lower fee income and lower origination volume, all of which would have a material adverse effect on our results of operations, financial condition and business prospects.

The United States Congress is also considering legislation, such as the Ney-Lucas Responsible Lending Act introduced in 2003, which, among other provisions, would limit fees that a lender is permitted to charge, including prepayment fees, restrict the terms lenders are permitted to include in their loan agreements and increase the amount of disclosure required to be given to potential borrowers. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business. We are evaluating the potential impact of these initiatives, if enacted, on our lending practices and results of operations. As a result of these and other initiatives, we are unable to predict whether federal, state, or local authorities will require changes in our lending practices in the future, including reimbursement of fees charged to borrowers, or will impose fines. These changes, if required, could adversely affect our profitability, particularly if we make such changes in response to new or amended laws, regulations or ordinances in California, Illinois or Florida or any other state where we originate a significant portion of our mortgage loans.

As of July 1, 2003, we were no longer able to rely on the Alternative Mortgage Transactions Parity Act to preempt certain state law restrictions on prepayment penalties, which could adversely impact our earnings.

The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower pays off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan that has a prepayment penalty. Prepayment penalties are an important feature, which we rely upon to obtain a higher value on the loans we originate.

Certain state laws restrict or prohibit prepayment penalties on mortgage loans. Prior to July 1, 2003, Encore Credit relied on the federal Alternative Mortgage Transactions Parity Act, or the Parity Act, and related rules of the Office of Thrift Supervision, or the OTS, to preempt state limitations on prepayment penalties. The Parity Act was enacted to extend to financial institutions, other than federally chartered depository institutions, the federal preemption that federally chartered depository institutions enjoy with respect to alternative mortgage transactions, such as adjustable-rate mortgage loans. However, on July 1, 2003, a new OTS rule took effect that reduced the scope of the Parity Act preemption and, as a result, we are no longer able to rely on the Parity Act to preempt state restrictions on prepayment penalties. The elimination of this federal preemption requires us to comply with state restrictions on prepayment penalties. These restrictions prohibit us from charging any prepayment penalty on first mortgages or second mortgages in several states, and restrict the amount or duration of prepayment penalties that we may impose in several states, as well. This may place us at a competitive disadvantage relative to financial institutions such as national banks and federally-chartered thrifts that will continue to enjoy federal preemption of such state restrictions. Such institutions generally will be able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and loan fee structures that are more attractive than the interest rate and loan fee structures that we are able to offer.

Our business could be harmed if courts rule that the OTS exceeded its statutory authority in adopting regulations in 1996 that allowed lenders such as us to rely on the Parity Act to preempt state restrictions on prepayment penalties for adjustable-rate mortgages.

A recent New Jersey state appellate court departed from prior decisions in other jurisdictions to hold that the OTS did not have the authority to adopt regulations in 1996 that allowed lenders like Encore Credit to rely on the Parity Act to preempt state limitations on prepayment penalties with respect to adjustable-rate mortgages. Although the New Jersey Supreme Court reversed the decision in May 2004, that reversal could be appealed, and if it were appealed successfully or if courts in other jurisdictions reach similar conclusions, Encore Credit, along with other lenders, could face litigation regarding the enforceability of prepayment penalties on its outstanding adjustable-rate loans and regarding charges that were imposed on its customers who paid prepayment penalties at the time they refinanced its adjustable-rate loans. Encore Credit could also face contractual claims from its loan buyers stemming from representations it made regarding the enforceability of its prepayment penalties. Such litigation and claims could have a material adverse effect on our business, financial condition and results of operations.

Our business could be harmed if a recent Appellate Court of Illinois decision is not overturned on appeal, and if we are thus exposed to litigation for fees charged in connection with loans we originated in Illinois in the past.

On March 31, 2004, the Appellate Court of Illinois held, contrary to the understanding of many in the industry, that Section 501(a) of the Depository Institutions Deregulation and Monetary Control Act, or DIDMCA, does not preempt the limitations on loan-related charges and fees contained in Section 4.1a of the Illinois Interest Act. Unless this decision is overturned on appeal, we could be exposed to litigation against us for fees charged by Encore Credit in connection with loans we originated in Illinois in the past in reliance on the DIDMCA preemption. In addition, as a result of this limitation, we may reduce our operations in Illinois since the limit will reduce the return we expect on higher rate loans. Such litigation, if decided against us, could have a material adverse effect on our business, results of operations and financial condition.

The broad scope of our operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

Because we may originate and purchase mortgage loans in all 50 states, we must comply with the laws and regulations, as well as judicial and administrative decisions, of all of these jurisdictions, as well as an extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years, and, in addition, individual cities and counties have begun to enact laws that restrict non-conforming loan origination activities in those cities and counties. State and local governmental authorities have focused on the lending practices of companies in the non-conforming mortgage lending industry, sometimes seeking to impose sanctions for practices such as charging excessive fees, imposing interest rates higher than warranted by the credit risk of the borrower, failing to adequately disclose the material terms of loans and abusive servicing and collection practices. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to identify comprehensively and to interpret accurately applicable laws and regulations and to employ properly our policies, procedures and systems and train our personnel effectively with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations.

Our failure to comply with this regulatory regimen can lead to:

•	civil and criminal liability, including potential monetary penalties;

•	loss of lending licenses or approved status required for continued lending and servicing operations;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	legal defenses causing delay and expense;

•	adverse effects on the servicer’s ability to enforce loans;

•	the borrower having the right to rescind or cancel the loan transaction;

•	adverse publicity;

•	individual and class action lawsuits;

•	administrative enforcement actions;

•	damage to our reputation in the industry;

•	inability to sell or securitize our loans;

•	loss of the ability to obtain ratings on our securitizations by rating agencies; or

•	inability to obtain credit to fund our operations.

Although we have systems and procedures directed to compliance with these legal requirements and believe that we are in material compliance with all applicable federal, state and local statutes, rules and regulations, we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies will not interpret existing laws or regulations in a more restrictive manner, which could make compliance more difficult or expensive. These applicable laws and regulations are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may leave uncertainty with respect to permitted or restricted conduct under them. Any ambiguity under a law to which we are subject may lead to regulatory investigations, governmental enforcement actions or private causes of action, such as class action lawsuits, with respect to our compliance with applicable laws and regulations.

If financial institutions face exposure stemming from legal violations committed by the companies to which they provide financing or underwriting services, this could increase our borrowing costs and negatively affect the market for whole-loans and mortgage-backed securities.

In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held it liable for 10% of the plaintiff’s damages. This is the first case we know of in which an investment bank was held partly responsible for violations committed by a mortgage lender customer. Shortly after the announcement of the jury verdict in the California case, the Florida Attorney General filed suit against the same financial institution, seeking an injunction to prevent it from financing mortgage loans within Florida, as well as damages and civil penalties, based on theories of unfair and deceptive trade practices and fraud. The suit claims that this financial institution aided and abetted the same lender involved in the California case in its commission of fraudulent representations in Florida. As of the date of this prospectus, there has been no ruling in this case. If other courts or regulators adopt this “aiding and abetting” theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may exit the business, charge more for warehouse lending and reduce the prices they pay for whole-loans in order to build in the costs of this potential litigation. This could, in turn, have a negative effect on our results of operations, financial condition and business prospects.

We face intense competition that could adversely affect our market share and our revenues.

We face intense competition from finance and mortgage banking companies, other mortgage REITs and other Internet-based lending companies where entry barriers are relatively low. In addition, certain government-sponsored entities, such as Fannie Mae and Freddie Mac, are also expanding their participation in the non-conforming residential mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, including non-conforming loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase non-conforming loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, such experience could adversely affect the overall investor perception of the non-conforming residential mortgage industry.

The intense competition in the non-conforming residential mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could have a material adverse effect on our results of operations, financial condition and business prospects.

Competition in the industry can take many forms, including interest rates and costs of a loan, less stringent underwriting standards, convenience in obtaining a loan, customer service, amount and term of a loan and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price and quality competition in the mortgage industry. In fact, we have recently experienced significant price competition from other industry participants. Price competition could cause us to lower the interest rates that we charge borrowers, which could lower the value of our loans for either sale or our portfolio. If our competitors in the non-conforming residential mortgage market adopt less stringent underwriting standards, we will be pressured to do so as well, which would result in greater loan risk without compensating pricing. If we do not relax underwriting standards in response to our competitors, we may lose market share. Any increase in these pricing and underwriting pressures could reduce the volume of our loan originations and sales and significantly harm our business, financial condition, liquidity and results of operations.

If we are unable to maintain and expand our network of independent brokers, our loan origination business will decrease.

A significant portion of our originations of mortgage loans comes from independent brokers in our wholesale channels. In 2003, 100 brokers originated approximately 50% of our mortgage loans. The brokers with whom we associate are not contractually obligated to do business with us. Further, our competitors also have relationships with the brokers with whom we associate and actively compete with us in our efforts to obtain loans from our brokers and to expand our broker networks. Accordingly, we cannot assure you that we will be successful in maintaining our existing relationships or expanding our broker networks, the failure of which could negatively affect the volume and pricing of our loans, which would have a material adverse effect on our business, financial condition, liquidity and results of operations.

If our servicers fail to service the loans we originate and sell adequately, it could negatively affect our results of operations, financial condition and business.

We currently outsource the servicing of all the loans we originate. For the loans we originate and hold for sale, we enter into an annual agreement with a third party. If the servicer were to terminate the agreement or refuse or be unable to provide the necessary service, our choices for a new servicer may be limited and we may not be able to identify another servicer at the same cost or at all. With respect to the loans we securitized, we act as master servicer and have contracted with a third party to service those loans as a subservicer. If the subservicer should refuse or be unable to provide the necessary service, we may be required to provide the service or engage another subservicer. If we were unable to engage another subservicer, in addition to providing the servicing of the loans, we may be required to make advances for delinquent payments and other servicing-related costs, which could have a negative effect on our results of operations and financial condition.

Because we currently use two subservicers, the risk of our repurchase obligation being triggered is increased due to the ability of our subservicers to transfer loans among themselves and due to transfers of servicing as a result of selling our loans on a servicing-released basis, both of which increase the likelihood of a late payment on behalf of the borrower. To the extent a borrower is late on a payment by 30 days or more, we may be required to repurchase the loan from the party to whom it was sold. Also, poor servicing and collections for which we are solely reliant on third-party servicers or a transfer of servicing could adversely affect the value of our residual interests and our ability to sell or securitize loans, which could have a material adverse effect on our results of operations, financial condition and business prospects.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation, and entities making misrepresentations are often difficult to locate, and it is often difficult to collect any monetary losses we have suffered from them. We cannot assure you that we have detected or will detect all misrepresented information in our loan originations.

We may be subject to fines or other penalties based upon the conduct of our independent brokers.

The mortgage brokers from which we obtain loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such assignee liability. For example, the FTC entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender; the FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. In the past, the United States Department of Justice has sought to hold a non-conforming mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage broker customers.

Stockholder, director and officer refusal to comply with regulatory requirements may interfere with our ability to do business in certain states.

Some states in which we operate may impose regulatory requirements on our officers and directors and persons holding certain amounts, usually 10% or more (but in some cases 5%), of our common stock. If any such person fails to meet or refuses to comply with a state’s applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state.

We are subject to significant legal and reputational risks and expenses under federal and state laws concerning privacy, use and security of customer information.

The federal Gramm-Leach-Bliley financial reform legislation imposes significant privacy obligations on us in connection with the collection, use and security of financial and other nonpublic information provided to us by applicants and borrowers. Since our inception, we have had in place a privacy policy and controls and procedures that meet these requirements. In addition, California has enacted, and several other states are considering enacting, even more stringent privacy or customer-information-security legislation, as permitted under federal law. Because laws and rules concerning the use and protection of customer information are continuing to develop at the federal and state levels, we expect to incur increased costs in our effort to be and remain in full compliance with these requirements. Nevertheless, despite our efforts we will be subject to legal and reputational risks in connection with our collection and use of customer information, and we cannot assure you that we will not be subject to lawsuits or compliance actions under such state or federal privacy requirements. To the extent that a variety of inconsistent state privacy rules or requirements are enacted, our compliance costs could substantially increase.

Loss of our executive officers or the inability to attract and retain key employees could result in a material adverse effect on our business.

Our future success depends to a significant extent on the continued services of our executive officers, particularly Messrs. Holder and Asghar. The loss of the services of our executive officers, or other key employees, could have a material adverse effect on our financial condition and results of operations.

In addition, we depend on our account executives to attract borrowers by, among other things, developing relationships with other financial institutions, mortgage companies, real estate agents and brokers, and others. These relationships lead to repeat and referral business. The market for skilled account executives and loan officers is highly competitive. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs. If we are unable to attract or retain a sufficient number of skilled account executives and loan officers at manageable costs, it could harm our business, financial condition, and results of operations.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

Our mortgage loan origination business is currently dependent upon our ability to interface effectively with our brokers, borrowers and other third parties and to process loan applications and closings efficiently. The origination process is becoming more dependent upon technological advancement, such as our continued ability to process applications over the Internet, accept electronic signatures, provide process status updates instantly and other customer-expected conveniences that are cost-efficient to our process. Maintaining and improving this new technology and becoming proficient with it may also require significant capital expenditures. As these requirements increase in the future, we will have to fully develop these technological capabilities to remain competitive and any failure to do so could have a material adverse effect on our results of operations, financial condition and business prospects.

Our operations are dependent on our ability to protect our automated underwriting system and data centers against damage.

Our operations are dependent on our ability to protect our computer equipment and the information stored in our data centers against damage that may be caused by fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters and other similar events. We cannot assure you that a fire or other natural disaster would not result in a prolonged disruption of our automated underwriting system or permanently impair some of our operations. A prolonged service disruption or other impairment of operations could damage our reputation with customers, expose us to liability, cause us to lose existing customers or increase our difficulty in attracting new ones. We may also incur significant costs for using alternative off-site equipment.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could adversely impact our earnings.

When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. Our whole-loan sale agreements require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser or make a misrepresentation during the mortgage loan origination process. In the case of securitized loans, we may be required to replace them with substitute loans or cash. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the broker. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. Repurchased loans are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could negatively affect our cash flow and results of operations.

We are exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to residential properties, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, we may attempt to acquire businesses that we believe are a strategic fit with our business. We currently have no agreements to consummate any material acquisitions. Any such acquisitions that are material to us would generally require the prior approval of our stockholders. If we pursue any such transaction, the process of negotiating the acquisition and integrating an acquired business may result in operating difficulties and expenditures and may require significant management attention that would otherwise be available for the ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could harm our results of operations, financial condition and business prospects.

Risks Related to Our Organization and Structure

Provisions of our charter and bylaws may limit the ability of a third party to acquire control of our company.

Our charter permits the removal of a director only for cause and then only upon the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Our bylaws provide that a vacancy on the board of directors for any cause other than an increase in the number of directors shall be filled by a majority of the remaining directors, even if such majority is less than a quorum. A vacancy created by an increase in the number of directors may be filled by a majority vote of the entire board of directors. Maryland law provides that a vacancy on the board resulting from the removal of a director may also be filled by the stockholders. Once we have a class of equity securities registered under the Securities and Exchange Act of 1934, as amended, and at least three independent directors, if we so elect, all vacancies on the board, including those resulting from the removal of a director, will be filled only by a majority of the remaining directors. Our bylaws require advance notice of a stockholder’s intention to nominate directors or present business for consideration by stockholders at an annual meeting of our stockholders. Our charter and bylaws also contain other provisions that may delay, defer, or prevent a transaction or change in control that involves a premium price for our common stock or that for other reasons may be desired by our stockholders.

Our charter will authorize us to issue additional authorized but unissued shares of common stock or preferred stock and our board of directors, without any action by our stockholders, will also be able to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class we have the authority to issue. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board of directors. Thus, our board of directors could authorize the issuance of common stock or preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

Our charter will prohibit certain entities from owning our shares which might reduce the demand for our shares by limiting the potential purchasers of our shares.

If certain types of entities hold our shares, then a tax will be imposed on us if we hold a residual interest in a REMIC and, although the law on the matter is unclear, a tax might be imposed on us if we hold an interest in a taxable mortgage pool. To prevent us from being required to pay this tax in that event, our charter generally will prohibit our shares from being held by the entities that might cause this tax to be imposed on us. These entities include: the United States; any state or political subdivision thereof; any foreign government; any international organization; any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is both exempt from income taxation and exempt from taxation under the unrelated business taxable income provisions of the Code; and any rural electrical or telephone cooperative.

Provisions of our charter and Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special super majority stockholder voting requirements on these combinations;

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares; and

•	“unsolicited takeover” provisions of Maryland law permit our board of directors, without stockholder approval, to implement possible takeover defenses, such as a classified board or two-third vote requirement for removal of a director that we are not yet eligible to have.

We have opted out of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, become subject to the control share provisions of the MGCL in the future. We have also, by resolution of our board of directors, excluded any business combination with us from the business combination provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated at any time in the future. There can also be no assurance that the “unsolicited takeover” provisions that we are not yet eligible to have will not be implemented by our board of directors in the future.

Upon completion of this offering, our charter and bylaws will contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

•    There are ownership limits and restrictions on transferability in our charter. Our charter, subject to certain exceptions, will authorize our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 7.0% in value or number of shares, which ever is more restrictive, of the outstanding shares of our common stock and no more than 7.0% in value of our outstanding capital stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from these ownership limits. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose actual or constructive ownership, of in excess of 7.0% of the value of the outstanding shares of our capital stock could jeopardize our status as a REIT. Messrs. Holder and Asghar will each be permitted to own up to     % and     %, respectively, of our common stock after this offering. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. These ownership limits may delay or impede a transaction or a change of control that might be in the best interest of our stockholders. See “Description of Stock—Restrictions on Ownership and Transfer.”

Our charter permits our board of directors to issue common stock or preferred stock with terms that may discourage a third party from acquiring us. Upon completion of this offering and the Merger, our charter will permit our board of directors to issue up to              shares of common stock and up to shares              of preferred stock. In addition, our board of directors may classify or reclassify unissued shares of common stock or preferred stock and may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of the classified shares. As a result, our board could authorize the issuance of common stock or preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

•    Our charter and bylaws contain other possible anti-takeover provisions. Upon completion of this offering and the Merger, our charter and bylaws will contain other provisions that may have the effect of delaying, deterring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then prevailing market price. These provisions include advance notice requirements for stockholder proposals.

•    Removal of Directors. Under our charter, subject to the rights of one or more future classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause and then only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors.

•    Stockholder-Requested Special Meetings. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•    Number of Directors, Board Vacancies, Term of Office. Our charter and bylaws provide a majority of the entire board of directors with the right to determine the number of directors; however, the number of directors may not be fewer than the minimum number required by Maryland law or more than fifteen. We have provided in our charter that, once we have a class of equity securities registered under the Exchange Act and at least three independent directors, the board has the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

•    Stockholder-Requested Special Meetings. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•    Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of individuals for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of this offering and the Merger, our charter, in the case of directors and officers, will require us to indemnify our directors and officers for actions taken by them in those capacities to the full extent permitted by Maryland law. Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by final judgment and which is material to the cause of action. Upon completion of this offering and the Merger, our charter will contain a provision that eliminates directors and officers’ liability to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We intend to conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. We believe that there are a number of exemptions under the Investment Company Act that may be applicable to us. To maintain exemption, the assets that we may acquire will be limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we could, among other things, be required either to change the manner in which we conduct our operations to avoid being required to register as an investment company or to register as an investment company, either of which could have an adverse effect on our operations and the market price of our common stock.

Risks Related to this Offering

There is currently no public market for our common stock, and an active trading market for the common stock may never develop following this offering.

Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on the NYSE in connection with this offering, but even if our common stock is approved for listing, an active trading market for our common stock may never develop or be sustained. Our common stock may have limited trading volume, and many investors may not be interested in owning our common stock because of the inability to acquire or sell a substantial block of our common stock at one time. This illiquidity could have an adverse effect on the market price of our common stock.

Our stock price and trading volume may be volatile, which could result in substantial losses to our stockholders.

Even if an active trading market develops, the market price for our shares of common stock may be highly volatile and could be subject to wide fluctuations after this offering. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the price of our common stock include:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the residential real estate industry;

•	increases in market interest rates that may lead purchasers of our common stock to demand a higher yield which, if our distributions do not rise, will mean our share price will fall;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future. In addition, the stock market in general can experience considerable price and volume fluctuations.

The initial public offering price may be higher than the market price of our common stock after this offering.

The value of the initial public offering price was not established in a competitive market. Instead, this value was based, in part, upon our negotiations with the representative of the underwriters. This exchange value and the price of our common stock in this offering does not necessarily bear any relationship to our book value, the fair market value of our assets or the value of cash and stock consideration that our stockholders will receive, and may be higher than the market price of the common stock after this offering.

You will experience immediate and significant dilution in the book value per share.

This initial offering price of our common stock is substantially higher than what its book value per share will be immediately after this offering. Based on our sale              of shares of common stock in this offering at an assumed initial offering price of $             per share, if you purchase our common stock in this offering you will incur immediate dilution of approximately $             in the book value per share of common stock from the price you pay for our common stock in this offering.

We have not established a minimum distribution and we cannot assure you of our ability to make distributions in the future.

We intend to make quarterly distributions to our stockholders in amounts sufficient to enable us to qualify as a REIT. We have not established a minimum distribution payment level and our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, the maintenance of our REIT status and such other factors as our board of directions may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions in the future.

Future sales of shares of our common stock by insiders may depress the price of the common stock.

Any sales of a substantial number of shares of our common stock, or the perception that those sales might occur, may cause the market price of the common stock to decline. Based on an assumed offering price of $             per share, which is the midpoint of the range set forth on the cover of this prospectus, after this offering, the Merger and the expiration of any applicable transfer instructions imposed in connection with this offering, our directors and our executive officers will have the ability to sell approximately     % of our common stock. Although our directors and executive officers have agreed with the underwriters not to sell the common stock they hold before 180 days after this offering, they may sell a significant number of shares after that time, which could depress the price of the common stock.

Future sales of our common stock may cause our stock price to decline.

Our current stockholders hold a substantial number of shares of our common stock that they will be able to sell in the public market in the near future. Significant portions of these shares are held by a small number of stockholders. Sales by our current stockholders of a substantial number of shares after this offering, or the expectation that such sales may occur, could significantly reduce the market price of our common stock. Moreover, after this offering and the Merger, the holders of approximately              shares of our common stock issuable upon the exercise of certain of our warrants, will have rights, subject to some conditions, to require us to file registration statements to permit the resale of their shares in the public market or to include their shares in registration statements that we may file for ourselves or other stockholders. Although the holders of most of our outstanding capital stock have agreed with the underwriters of this offering to be bound by a 180-day lock-up agreement that prohibits these holders from selling or transferring their stock, other than in specific circumstances, Friedman, Billings, Ramsey & Co., Inc., at their discretion, can waive the restrictions of the lock-up agreement at an earlier time without prior notice or announcement and allow our stockholders to sell their shares of our common stock in the public market. If the restrictions of the lock-up agreement are waived, shares of our common stock will be available for sale into the market, subject only to applicable securities rules and regulations, which may cause our stock price to decline.

Our management has broad discretion over the use of the proceeds we receive from this offering and may use the proceeds in ways with which you disagree.

We estimate the net proceeds we will receive from this offering to be approximately $             million after deducting the underwriters’ discount, financial advisory fee and paying the estimated offering expenses. Our management will have broad discretion to spend the remaining net proceeds from this offering in ways with which stockholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity and results of operations, and could cause the value of our common stock to decline.

Messrs. Holder and Asghar will own approximately     % of our outstanding common stock after this offering and the Merger, and there may be circumstances under which the interests of Messrs. Holder and Asghar and the interests of the holders of the remainder of our common stock will not be aligned.

Messrs. Holder and Asghar will own approximately     % of our outstanding common stock after this offering and the Merger. This may enable them to exercise substantial influence over the management of our company and on the outcome of any matters submitted to a vote of our stockholders. Circumstances may arise in which the interests of Messrs. Holder and Asghar could be in conflict with your interests as a holder of our common stock. The concentration of ownership of our company may have the effect of delaying, deferring or preventing a change of control of our company, may discourage bids for our stock at a premium over the market price and may adversely affect the market price of our stock.

Risks Related to Our Qualification and Operation as a REIT

Our failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we were to lose our REIT status, we would face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be entitled to a deduction for distributions to stockholders in computing our taxable income and would be required to pay federal income tax at regular corporate rates;

•	we also could be required to pay the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our shares, the composition of our assets and a requirement that at least 95% of our gross income in any year be derived from qualifying sources, such as interest on mortgage loans. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains.

Even if we qualify as a REIT for federal income tax purposes, we may be required to pay some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax in the event we sell property, including mortgage loans, as a dealer or if a taxable REIT subsidiary of ours, including Encore Credit or Bravo Credit, enters into agreements with us on a basis that is determined to be other than an arm’s-length basis. In addition, any taxable REIT subsidiary we own, including Encore Credit and Bravo Credit, will be required to pay federal, state and local income taxes on its taxable income, including income from Encore Credit’s loan origination business and from the sale of any loans that we do not hold in our portfolio, as well as any other applicable taxes.

REIT distribution requirements could adversely affect our liquidity.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains, and we will be required to pay regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be required to pay a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. We intend to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. However, differences in timing between the recognition of REIT taxable income and the actual receipt of cash or the effect of non-deductible capital expenditures could require us to (i) sell assets in adverse market conditions, (ii) borrow funds on unfavorable terms, or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments, initially, by raising capital in this offering and, subsequently, through borrowings from financial institutions, along with securitization financings. Our failure to obtain debt or equity capital in the future could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

If we fail to satisfy an asset test because we acquire securities or other property during a quarter, under certain circumstances we may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

U.S. federal income tax treatment of REITs and investments in REITs may change which may cause us to lose the tax benefits of operating as a REIT.

The present U.S. federal income tax treatment of a REIT and an investment in a REIT may be modified by legislative, judicial or administrative action at any time. Revisions in U.S. federal income tax laws and interpretations of these laws could adversely affect us and the tax consequences of an investment in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “will,” “should,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

These forward-looking statements are based on assumptions that we have made in light of our experience in the industry in which we operate, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this prospectus and consider investing in our common stock, you should understand that these statements are not guarantees of performance or results. These statements involve risks (some of which are beyond our control), uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business;”

•	future economic and business conditions and consumer confidence;

•	government monetary and fiscal policies;

•	the effects of changes in interest rates and the yield curve, especially residential mortgage interest rates on the demand for and composition of our loan products, and upon our costs of financing, the value of our mortgage loans held and on prepayment rates on mortgage loans;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates, including those used to develop hedging and interest rate risk management strategies;

•	changes in laws and regulations, including changes in tax laws and regulations;

•	changes in accounting policies, rules and practices;

•	the effects of war or other conflicts, acts of terrorism or other catastrophic events;

•	the risks of entering new markets or products, and the risks of mergers, or acquisitions and joint ventures, including the costs of integrating new operations, and the risk of failure of achieving anticipated revenue growth and/or expense savings from such activities;

•	general volatility of the capital markets and the market price of our common stock;

•	changes in prepayment rates on our mortgage-backed securities investments;

•	the availability of capital and our ability to borrow at favorable rates and terms;

•	changes in our industry or in the rate of growth in the markets we serve; and

•	changes in competition or our business strategy.

Because of these factors, we caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus.

MARKET DATA

Market data and other statistical information used throughout this prospectus is based on independent industry publications, government publications, and market reports by market research firms or other published independent sources, including the MBA, Inside B&C Lending and National Mortgage News. Some data are also based on good faith estimates, which are derived from our review of internal surveys, as well as independent sources. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and/or completeness. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as other forward-looking statements in this prospectus.

USE OF PROCEEDS

We expect that the net proceeds we receive from this offering will be approximately $             million, assuming an offering price of $             per share and $             million if the underwriters’ over-allotment option is exercised in full, net of underwriters’ discount and financial advisory fee, and after deducting estimated fees and expenses payable by us in connection with this offering. We will not receive any proceeds from the sale of common stock by the selling stockholders.

We intend to use these net proceeds to build our investment portfolio, to continue to expand our wholesale mortgage operations, to continue to develop our retail mortgage operations, to increase working capital and for other general corporate purposes. Pending these uses, the remaining net proceeds may be temporarily invested in mortgage-backed securities consistent with our intention to qualify as a REIT.

The table below summarizes certain information relating to the uses of funds that we expect in connection with this offering, assuming both no exercise and full exercise of the underwriters’ over-allotment option. We estimate that approximately $             or     % of the net offering proceeds received by us will be available for the purchase of mortgage loans and mortgage-backed securities, and none of the gross offering proceeds will be paid by us directly or reimbursed to our affiliates for organizational or offering expenses. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved.

	Offering		Offering (with full exercise of over-allotment option)
	Amount	Percent	Amount	Percent
(in thousands, except as otherwise indicated)
Gross offering proceeds to ECC Capital	$	%	$	%
Less:
Underwriting discounts and commissions
Financial advisory fee
Offering and Merger expenses(1)
Estimated amount of net proceeds used for working capital and other general corporate purposes	$	%	$	%

Total net proceeds available for investment	$	%	$	%

(1)	Offering and Merger expenses include legal, accounting, printing and mailing, filing, registration/qualification, sales and marketing and other expenses relating to this offering, and entity formation and other organizational expenses in connection with the Merger, but exclude underwriting discounts and commissions and financial advisory fee.

DISTRIBUTION POLICY

We intend to elect and to qualify to be treated as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2004. Federal income tax law requires that a REIT distribute with respect to each year at least 90% of its net taxable income excluding net capital gains and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income including capital gains. For more information, please see “Federal Income Tax Considerations—Taxation of Our Company.”

To satisfy the requirement to qualify as a REIT and to avoid paying federal income and excise tax on our income, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock. Any distributions we make will be at the discretion of our board of directors and will depend upon:

•	our earnings and financial condition;

•	maintenance of our REIT qualification;

•	applicable provisions of the MGCL; and

•	such other factors as our board of directors deems relevant.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital or capital gains. To date, we have not made any distributions.

CAPITALIZATION

The following table presents as of March 31, 2004:

•	the capitalization of Encore Credit on an actual basis (unaudited);

•	our pro forma capitalization as of March 31, 2004 to give effect to (a) the Merger, in which the shareholders of Encore Credit will receive an aggregate of shares of common stock of ECC Capital for all outstanding shares of common stock and Series A preferred stock and Series B preferred stock of Encore Credit, which will occur immediately prior to the closing of this offering, (b) payments made by Encore Credit to RFC pursuant to the termination agreement entered into on August 6, 2004 (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions”) and (c) the exercise of all warrants to purchase Encore Credit common stock outstanding as of March 31, 2004; and

•	our pro forma capitalization as of March 31, 2004, as adjusted to reflect, (a) the sale of shares of common stock by ECC Capital in this offering at an assumed initial public offering price of $ per share, (b) our receipt of the estimated net proceeds of that sale after deducting the estimated underwriters’ discount, financial advisory fee and estimated offering expenses payable by us and (c) application of the net proceeds as described under “Use of Proceeds.”

The information in this table should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial and Other Data” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	March 31, 2004
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited and in thousands)
Debt:
Warehouse and repurchase facilities	$524,501	$	$

Total debt	$555,920	$	$

Stockholders’ Equity:
Encore Credit
Series A preferred stock $0.001 par value; 15,000,000 shares authorized; 9,253,352 shares issued and outstanding actual and none as adjusted	9
Series B preferred stock $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding actual and none as adjusted	1

Total preferred stock	10			—
Common stock $0.001 par value; 100,000,000 shares authorized; 20,025,000 shares issued and outstanding actual and none as adjusted	20
Additional paid-in capital	6,403
Accumulated other comprehensive income	36
Common stock warrants	84
Retained earnings	19,138

Total stockholders’ equity (deficit)	25,691

ECC Capital:
Preferred stock, $0.001 par value; shares authorized as adjusted; none issued and outstanding actual and as adjusted	—
Common stock, $0.001 par value; shares authorized as adjusted; none issued and outstanding actual and shares as adjusted(1)	—
Total debt and capitalization	$581,612	$	$

(1)	Includes (a) shares of restricted stock to be issued to Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek upon the closing of this offering, and (b) shares of restricted stock (equal to % of the gross proceeds of this offering, excluding those shares sold by the selling stockholders) to be issued to Friedman, Billings, Ramsey & Co., Inc. and Milestone Advisors LLC upon the consummation of this offering in consideration for services performed in connection with this offering.

The table above excludes the following shares:

•	up to shares of ECC Capital common stock issuable upon exercise of our underwriters’ over-allotment option, if any;

•	3,115,575 shares of our common stock issuable upon the exercise of options outstanding under our stock option plans as of March 31, 2004, at a weighted average exercise price of $1.19 per share; and

•	1,081,500 shares of our common stock available for issuance upon exercise of options not yet granted under our employee benefit plans as of March 31, 2004, which, assuming no exercise of the over-allotment option, will represent approximately % of our outstanding common stock immediately after this offering and the Merger.

DILUTION

Dilution After this Offering

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and our tangible book value after this offering. Our net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding. On a pro forma basis, our net tangible book value as of March 31, 2004 after giving effect to the Merger was approximately $             million, or $             per share of our common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately thereafter.

After giving effect to:

(i) the sale of              shares of common stock offered under this prospectus at an assumed initial public offering price of $             per share less the underwriters’ discount, financial advisory fee and estimated offering expenses payable by us; and

(ii) the application of the net proceeds of this offering as described under “Use of Proceeds,” our pro forma net tangible book value as of March 31, 2004 would have been $             million, or approximately $             per share of our common stock.

This represents an immediate increase in net tangible book value of $             per share to our stockholders as of March 31, 2004, and an immediate and substantial dilution in net tangible book value of $             per share from the assumed initial public offering price. The following table illustrates this per-share dilution.

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2004 after giving effect to the Merger and before giving effect to this offering(1)	$

Net increase in net tangible book value per share attributable to this offering

Pro forma net tangible book value per share after giving effect to this offering, the Merger and the issuance of shares of restricted stock to financial advisors and to Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek(2)

Dilution in pro forma net tangible book value per share to new investors(3)	$	$

(1)	Determined by dividing pro forma net tangible book value after the Merger and before this offering by the number of shares of our common stock to be issued to the Encore Credit stockholders upon completion of this offering and the Merger.
(2)	Determined by dividing pro forma net tangible book value of approximately $ million by shares of our common stock, which amount excludes .
(3)	Determined by subtracting pro forma net tangible book value per share of our common stock from the assumed initial public offering price paid by a new investor for a share of our common stock.

If the underwriters’ over-allotment option were exercised in full, dilution per share to new investors would be $             based on the assumptions set forth above.

Differences Between New Investors and Former Shareholders of Encore Credit in Number of Shares and Amount Paid

The following table summarizes on the basis described above, as of March 31, 2004, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by former shareholders of Encore Credit and by new investors, at an assumed offering price of $             per share, before deducting the underwriters’ discount, financial advisory fee and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
(in millions)
Former shareholders of Encore Credit		%	$	%	$
Restricted stock to be issued to Friedman, Billings, Ramsey & Co., Inc. and Milestone Advisors LLC upon completion of this offering
Restricted stock to be issued to Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek upon completion of this offering
New investors
Total		%	$	%

The tables above assume no exercise of stock options outstanding on March 31, 2004. As of March 31, 2004, there were options outstanding to purchase 3,115,575 shares of Encore Credit common stock, at a weighted average exercise price of $1.19 per share. To the extent any of these options are exercised, there will be further dilution to new investors. If all of these outstanding options had been exercised as of March 31, 2004, pro forma net tangible book value per share after this offering would have been $             and total dilution per share to new investors would have been $            . In addition, we may grant additional options or issue other equity securities in the future that may be dilutive to investors in this offering.

OUR STRUCTURE AND FORMATION TRANSACTIONS

This offering is being undertaken in connection with the corporate reorganization of Encore Credit, a California corporation, as a result of which ECC Capital will become the parent company of Encore Credit. The corporate reorganization is being undertaken, in part, to enable us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2004.

Encore Credit formed ECC Capital, a Maryland corporation, on April 1, 2004, as its wholly-owned subsidiary, and caused ECC Capital to form a wholly-owned subsidiary, ECC Merger Sub, a Delaware corporation created for the interim purpose of effecting the corporate reorganization. Encore Credit formed Bravo Credit in March 2004 and upon completion of this offering and Merger, Bravo Credit will remain a wholly-owned subsidiary of Encore Credit and will be an indirect wholly-owned subsidiary of ECC Capital. Concurrently with this offering, ECC Merger Sub will merge with and into Encore Credit, with Encore Credit as the surviving entity. In connection with the Merger, the shareholders of Encore Credit will receive              shares of common stock of ECC Capital for each share of common stock, Series A preferred stock and Series B preferred stock of Encore Credit. The holders of Series A preferred stock and Series B preferred stock have affirmatively voted to convert their shares into Encore Credit common stock, effective concurrent with the Merger. Each option to purchase Encore Credit common stock will be assumed by ECC Capital and will be adjusted to reflect the exchange ratio in the Merger. Each warrant to purchase Encore Credit common stock will be exercised prior to the Merger. As a result of the Merger, Encore Credit will become a wholly-owned subsidiary of ECC Capital. Following the Merger, but before giving effect to the issuance of common stock to be sold in this offering, there will be              shares of ECC Capital common stock outstanding. There will be              shares of ECC Capital common stock outstanding immediately following the Merger, not taking into account the issuance of common stock to be sold in this offering. Our common stock will be the only class of our capital stock outstanding following the Merger.

We intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

The Merger between Encore Credit and ECC Merger Sub and this offering will become effective concurrently. The Merger between Encore Credit and ECC Merger Sub must be approved by Encore Credit’s shareholders before it can be consummated.

In order to receive shareholder approval of the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Encore Credit’s common stock, Series A preferred stock and Series B preferred stock is required, each voting separately as a class. Steven G. Holder, ECC Capital’s Chairman and Co-Chief Executive Officer, and Shabi S. Asghar, ECC Capital’s President, Co-Chief Executive Officer and a director, Encore Credit’s largest shareholders at August 9, 2004, controlled 59.1% and 39.5%, respectively, of Encore Credit’s common stock, 16.7% and 12.2%, respectively, of the Series A preferred stock and 23.5% and 23.5%, respectively, of the Series B preferred stock. At August 9, 2004, there were 21,700,623 shares of Encore Credit common stock, 9,253,352 shares of Series A preferred stock and 1,000,000 shares of Series B preferred stock outstanding (which does not include 1,250,000 shares of common stock issuable upon the exercise of outstanding warrants). Messrs. Holder and Asghar have advised us that each intends to vote in favor of the Merger and to sell in this offering an aggregate of              shares and              shares, respectively, of the ECC Capital common stock they will receive in the Merger.

Tax Status

We intend to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain our qualification as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income to our stockholders. As a REIT, we generally will not be required to pay federal income tax on net taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. Following completion of this offering and the Merger, we and Encore Credit intend to make a joint election for Encore Credit and Bravo Credit to be treated as our taxable REIT subsidiaries. As taxable REIT subsidiaries, Encore Credit and Bravo Credit may earn income and engage in activities that might otherwise jeopardize our qualification as a REIT. A taxable REIT subsidiary is taxed as a regular corporation, and its income is therefore subject to federal, state and local corporate level tax. See “Federal Income Tax Considerations.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The selected historical consolidated financial and other data for the two years ended December 31, 2003 and 2002 of Encore Credit have been derived from Encore Credit’s consolidated financial statements audited by Grant Thornton LLP, Encore Credit’s independent auditors. The summary historical consolidated financial and other data for the three months ended March 31, 2004 and 2003 are derived from our unaudited financial statements included in this prospectus. Our unaudited financial statements have been prepared by us on a basis consistent with our audited financial statements and, in management’s opinion, include all adjustments necessary for a fair presentation of this information. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the entire fiscal year, for any other interim period or for any future fiscal year. The financial data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Encore Credit’s consolidated financial statements and related notes included elsewhere in this prospectus. We have presented no historical financial information for ECC Capital because ECC Capital was formed in April 2004 and had no operations through March 31, 2004.

As a result of our new business strategy, we expect the net interest income generated by our portfolio of loans to become the largest component of our revenues, rather than the net gain received by us as a result of our whole-loan sales, which has been the largest component of our revenues up to now. Because we have not previously held the loans we originate for an extended period of time and because we have sold all of the loans we have originated, Encore Credit’s historical results of operations are not likely to be indicative of our future results.

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002
	(unaudited)		(audited)
	(in thousands, except per share data and as otherwise indicated)
Consolidated Statement of Income Data:
Revenues
Total gain on sale of loans and other	$27,622	$9,527	$65,974	$31,811
Interest earned	10,684	7,100	34,488	12,493
Interest charges	(5,593)	(3,125)	(19,605)	(6,532)

Total revenues	32,713	13,502	80,857	37,772
Expenses
Salaries and related expenses	11,283	4,694	28,565	22,077
Occupancy expense	1,166	467	2,671	820
Operating expenses	8,181	3,785	22,395	6,813
Professional fees	957	976	7,476	3,634
Loss on disposal of assets	35	—	65	—

Total expenses	21,622	9,922	61,172	33,344
Earnings before income taxes	11,091	3,580	19,685	4,428
Provision for income taxes	4,549	1,451	8,438	2,769

Net income	$6,542	$2,129	$11,247	$1,659

Earnings per share:
Basic	$0.33	$0.11	$0.56	$0.08
Diluted	0.20	0.07	0.35	0.05
Common stock outstanding:
Basic	20,025	20,025	20,025	20,025
Diluted	33,580	30,603	31,746	30,603

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002
	(unaudited)		(audited)
	(in thousands, except as otherwise indicated)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$31,009	$4,553	$6,608	$1,890
Mortgage loans held for sale, net	532,728	356,270	594,510	359,757
Residual interests in securitization	1,812	—	1,596	—
Other assets	16,063	7,181	13,966	6,703

Total assets	581,612	368,004	616,680	368,350
Accounts payable and accrued expenses	25,954	4,726	16,382	5,468
Income tax payable	4,549	4,523	3,482	3,263
Warehouse lines of credit	524,501	348,071	576,777	351,128
Subordinated debt to shareholder, net	916	704	895	640

Total liabilities	555,920	358,024	597,536	360,499
Total stockholders’ equity	$25,692	$9,980	$19,144	$7,851

Other Data (unaudited):
Loan originations (in millions)	$1,581	$780	$4,585	$1,485
Loan sales (in millions)	1,637	785	4,349	1,130
Weighted average gross loan sale price	103.47%	102.65%	103.01%	103.21%
Weighted average FICO score	609	601	608	597
Weighted average LTV	79.37%	77.64%	79.29%	78.56%
Weighted average coupon	7.08%	7.65%	7.37%	7.95%

Yield on loans held for sale(1)	7.15%	7.68%	6.96%	7.65%
Warehouse interest expense(2)	3.38%	3.58%	3.47%	3.73%

Net yield on loans held for sale	3.77%	4.10%	3.49%	3.92%
Number of employees at period end	701	366	621	355
Number of account executives at period end	141	58	129	64

Ratios (unaudited):
Debt to equity	21.6	35.9	31.2	45.9
Return on average assets	5.23%	3.68%	2.37%	1.06%
Return on average equity	152.73%	144.92%	79.31%	37.96%
Net yield spread premiums paid(3)	0.70%	0.49%	0.49%	0.32%

(1)	Yield on loans held for sale is determined by dividing interest income by average unpaid principal balance.
(2)	Warehouse expense is determined by dividing interest expense by average warehouse liability.
(3)	Calculated as total premiums paid, net of fees collected, divided by originations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Summary Consolidated Financial and Other Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis discusses our financial condition and results of our operations on a consolidated basis, unless otherwise indicated. Encore Credit was formed in October 2001 and did not begin operations until March 2002.

General

ECC Capital is a newly formed Maryland corporation that will be the parent of Encore Credit following the Merger. We expect to qualify, and will elect to be taxed, as a REIT under the Code commencing with our taxable year ending December 31, 2004. Encore Credit is a leading nationwide mortgage banking company that originates non-conforming residential mortgage loans primarily on a wholesale basis. We define non-conforming residential mortgages as mortgages typically not eligible for sale to Fannie Mae or Freddie Mac based upon either credit scoring criteria or other factors, such as stated and limited income documentation, larger loan amounts, higher debt-to-income ratios or higher LTV ratios. The non-conforming residential mortgage market has historically had more stable origination volumes than the conforming residential mortgage market, as the non-conforming residential mortgage market is generally comprised of home purchases and cash-out refinancings, which we believe are less sensitive to interest rate fluctuations than rate/term financings. We believe that this large and growing sector represents one of the most attractive opportunities in the residential mortgage market.

Currently, Encore Credit sells all of its mortgage loans on a whole-loan servicing-released basis. Encore Credit generally recognizes a gain on sale of the loans upon completion of the sale. Encore Credit recognizes interest income on the loans held in inventory preceding the sale of its loans and interest expense on any associated warehouse borrowing throughout the period preceding sale of its loans. The proceeds of loan sales are substantially used to repay any warehouse borrowing associated with those loans. Encore Credit outsources the interim servicing of its loans and upon sale of the loans, it transfers servicing rights to the buyer.

As of March 31, 2004, Encore Credit operated through five regional operating centers in Irvine, California, Woodland Hills, California, Concord, California, Downers Grove, Illinois, and Glen Allen, Virginia. During the second quarter of 2004, Encore Credit opened its sixth regional operating center in Sacramento, California. Encore Credit originated approximately $3.8 billion and approximately $4.6 billion in loans during the six months ended June 30, 2004 and twelve months ended December 31, 2003, respectively. Encore Credit is currently developing a retail operation and intends to begin originating retail mortgage loans during the third quarter of 2004. During the first quarter of 2005, we intend to transition Encore Credit’s retail operation to Bravo Credit, its wholly-owned subsidiary, which will be one of our taxable REIT subsidiaries after the Merger.

Upon completion of this offering and the Merger, we expect that we will retain substantially all of the adjustable-rate loans that we originate which will be primarily financed through on-balance sheet securitizations. We expect to sell to third parties the majority of our fixed-rate and correspondent mortgage loan production on a whole-loan servicing-released basis, in order to generate cash gain on sale income to grow our equity capital base.

As a result of our new business plan, we will hold a portion of our mortgage loans through the time of their maturity or prepayment, which will expose us to increased interest rate risk. As a result, we expect our hedging activities to increase in the future as we attempt to mitigate this risk. Management is currently evaluating its future hedging strategies, which may be constrained by our status as a REIT. See “Risk Factors—Our hedging transactions may limit our gains or result in losses.”

In the future, our goal will be to maximize the value of our loan origination infrastructure by increasing our loan originations and revenues while limiting the growth of our fixed origination costs. Loan origination volumes in our industry are affected by such external factors as home values, the level of consumer debt and the overall condition of the economy. In addition, the premiums we receive from the sale of our loans may fluctuate or may be influenced by the overall condition of the economy and, more importantly, by the interest rate environment.

As a result of our new business strategy, we expect the net interest income generated by our portfolio of loans to become the largest component of our revenues, rather than the net gain received as a result of whole-loan sales, which has been the largest component of Encore Credit’s revenues up to now. Because we have not previously held the loans we originate for an extended period of time and because Encore Credit has sold all of the loans it has originated, Encore Credit’s historical results of operations are not likely to be indicative of our future results.

Encore Credit’s Historical Critical Accounting Policies

Encore Credit has established various accounting policies that apply accounting principles generally accepted in the United States of America in the preparation of our historical financial statements. Certain accounting policies require Encore Credit to make significant estimates and assumptions that may have a material impact on certain assets and liabilities or its results of operations, and it considers these to be critical accounting policies. The estimates and assumptions Encore Credit uses are based on historical experience and other factors, which it believes to be reasonable under the circumstances. Actual results could differ materially from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities and Encore Credit’s results of operations.

Encore Credit believes the following are critical accounting policies that require the most significant estimates and assumptions that are subject to significant change in the preparation of our consolidated financial statements:

Allowance for Losses on Mortgage Loans Held for Sale

Because Encore Credit holds a portion of its loan production on its balance sheet until it sells the loans, it establishes an allowance for losses related to the mortgage loans held for sale. Encore Credit establishes this allowance for loan losses based on its estimate of losses to be incurred in the foreseeable future. This is a critical accounting policy because of the subjective nature of the estimation required. Encore Credit charges off the uncollectible portion of the principal balance of loans at the time of liquidation. Encore Credit evaluates the adequacy of this allowance each quarter, giving consideration to factors such as the current performance of the loans and the general economic environment. In order to estimate an appropriate allowance for losses on loans held for sale, Encore Credit estimates losses on an individual loan basis for loans aged over 180 days and a general reserve for the loans aged less than 180 days. Using historic experience, Encore Credit estimates an allowance for credit losses, which it believes is adequate for known and inherent losses in loans held for sale. Provision for losses is charged to Encore Credit’s consolidated statement of income.

Allowance for Repurchase Losses

Losses incurred on mortgage loans that Encore Credit has sold and are repurchased due to breaches of representations and warranties contained in the purchase and sale agreements are charged to the allowance for repurchase losses. The allowance represents Encore Credit’s estimate based upon management’s evaluation of historical experience with respect to each investor of the principal, premium, interest losses and other costs, if any, expected to occur at the time of repurchase. The provision for expected repurchase losses is charged to gain on sales of loans and credited to allowance.

Fair Value of Residual Interests in Loan Securitization

In Encore Credit’s historical securitizations, Encore Credit conveyed loans that it originated to a special purpose entity (such as a trust) in exchange for cash proceeds and a residual interest in the trust. The cash proceeds were raised through an offering of the pass-through certificates or bonds evidencing the right to receive principal payments and interest on the certificate balance or on the bonds. Pursuant to Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, or SFAS 140 and its predecessor accounting pronouncements, Encore Credit recorded non-cash gain on sales of loans, equal to the difference between the portion sold and any retained interests (residual interests) based on their relative fair values at the date of transfer and Encore Credit’s basis in the loans. The residual interests represent, over the estimated life of the loans, the present value of the estimated cash flows. These cash flows are determined by the excess of the projected interest earned on each pool of securitized loans over the sum of the interest paid to investors, the contractual servicing fee, a monoline insurance fee, if any, an estimate for credit losses and other ongoing costs of the securitization. Each agreement that Encore Credit has entered into in connection with its securitizations requires the overcollateralization of the trust that may initially be funded by cash or an excess of loans deposited into the trust. The amount and timing of the cash flows expected to be released from the securitization trusts considers the impact of the applicable delinquency and credit loss limits specified in the securitization agreements.

Encore Credit determined the present value of the cash flows at the time each securitization transaction closed using certain assumptions and estimates made by management at the time the loans were sold. These assumptions and estimates included:

•	future rates of principal prepayment on the loans;

•	timing and magnitude of credit losses; and

•	discount rate used to calculate present value.

The future cash flows represent management’s best estimate. Management monitors the performance of the loans, and any changes in the estimates are reflected in earnings. There can be no assurance of the accuracy of management’s estimates.

Encore Credit’s retained residual interests are recorded at estimated fair value and are marked to market through a charge (or credit) to earnings. On a quarterly basis, Encore Credit reviews the fair value of its retained residual interests by analyzing its prepayment, credit loss, discount rate assumptions and other performance assumptions and estimates in relation to its actual experience and current rates of prepayment and credit loss prevalent in the industry. Additionally, on a quarterly basis, Encore Credit evaluates the effects, if any, that increasing or decreasing interest rates might have on its retained residual interests. Encore Credit may adjust the value of its retained residual interests or take a charge to earnings related to its retained residual interests, as appropriate, to reflect a valuation or write-down of its residual interests based upon the actual performance of its retained residual interests as compared to its key assumptions and estimates used to determine fair value. Although management believes that the assumptions used to estimate the fair values of its retained residual interests are reasonable, there can be no assurance as to the accuracy of the assumptions or estimates.

ECC Capital’s Critical Accounting Policies

Upon implementing our new business plan, we will employ five new critical accounting policies related to our proposed financing strategy using on-balance sheet securitizations (allowance for loan losses, accounting for transfers and servicing of financial assets, recognition of interest income and impairment on purchased and retained beneficial interests in securitized financial assets and hedging) and to our new corporate structure (REIT compliance).

Allowance for Losses on Mortgage Loans Held for Investment

Because we intend to maintain a portion of our loan production on our balance sheet for the life of the loans, we will need to maintain an allowance for losses related to the mortgage loans held for investment. This will be a critical accounting policy because of the subjective nature of the estimation required.

We will periodically conduct reviews of all loans held in our portfolio in order to determine collectibility. We plan to determine the amount of the loss allowance for these loans based on a review of static pools, gross defaults, recovery rate trends, current economic conditions and trends, borrowers’ credit profile characteristics such as FICO scores (an industry standard credit scoring methodology used to determine the likelihood that credit users will pay their bills, developed by the Fair Isaac Credit Organization) and other relevant customer credit and loan structure data. We plan to compare actual loss performance to original loss assumptions and, if necessary, make adjustments to the allowance for losses. In order to increase allowances, a loan loss provision is charged to the income statement, resulting in a reduction to earnings. Loans that are deemed to be uncollectible will be charged off and deducted from the allowance. Recoveries on loans previously charged off will be added to the allowance. As our portfolio of loans held for investment increases and ages, we would expect a corresponding increase in our allowance for losses.

Our estimate of expected losses could increase if our actual loss experience is different than originally estimated, or if economic facts change the value we could reasonably expect to obtain from a sale. In particular, if actual losses increase, the allowance for losses would increase. Any increase in the allowance for losses relating to these factors may adversely affect our results of operations.

Transfers and Servicing of Financial Assets

Once we begin to generate a portfolio of loans for securitization, we will need to comply with the provisions of SFAS 140, related to each securitization. Depending on the structure of the securitization, it will either be treated as a sale or a secured financing for financial statement purposes. It is our intent that our securitizations will be treated as secured financings and accordingly, one of the critical accounting policies will be compliance with the secured financing provisions of SFAS 140.

Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets

Encore Credit may continue to securitize a portion of its loan production and retain the beneficial interests created. For certain of our retained beneficial interests in securitized financial assets at Encore Credit (other than beneficial interests of high credit quality, sufficiently collateralized to ensure that the possibility of credit loss is remote, or that cannot contractually be prepaid or otherwise settled in such a way that we would not recover substantially all of our recorded investment) we will follow the guidance in FASB Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, or EITF 99-20. Accordingly, on a quarterly basis, if significant changes in estimated cash flows generated from the securitized asset’s underlying collateral from the cash flows previously estimated occur due to actual prepayment or credit loss experience, we will calculate revised yields based on the current amortized cost of the investment (including any other-than-temporary impairments recognized to date) and the revised cash flows. The revised yields are then applied prospectively to recognize interest income.

Additionally, although our intention is that ECC Capital’s securitizations will be treated as secured financings, if they are treated as sales and significant changes in estimated cash flows from the cash flows previously estimated occur due to actual prepayment, credit loss, or market interest rate experience, and the present value of the revised cash flows using the current expected yield is less than the present value of the previously estimated remaining cash flows (adjusted for cash receipts during the intervening period), permanent impairment would be deemed to have occurred. Accordingly, the security would be written down to the fair value with the resulting change being included in income, and a new cost basis established. In both instances, the original discount or premium would be written off when the new cost basis is established. After taking into account the effect of the impairment charge, income is recognized under EITF 99-20, as applicable, using the market yield for the security used in establishing the write-down.

Hedging

Hedging will be a critical aspect of our business because the value of our loans are sensitive to the fluctuation of interest rates. From time to time, we will use various financial instruments to hedge our exposure to changes in interest rates. The following summarizes the hedging instruments that, subject to limitations imposed by the REIT requirements, we expect to use to reduce interest rate risks on the loans that we hold for investment and the loans that we hold for sale.

Interest Rate Swap Agreements and Eurodollar Futures. Interest rate swap agreements allow us to exchange floating rate obligations for fixed-rate obligations effectively locking in our borrowing costs for a period of time. When we enter into a swap agreement we agree to pay a fixed-rate of interest and to receive a variable interest rate, generally based on LIBOR. We may also sell Eurodollar futures contracts in order to mitigate the projected impact of interest rate changes on our forecasted one-month LIBOR based liabilities.

Interest Rate Cap Agreements. Interest rate cap agreements allow us to receive cash payments if the interest rate index specified in the cap agreement increases above contractually specified levels. Therefore, the interest rate cap agreements have the effect of capping the interest rate on a portion of our borrowings to the rate specified by the interest rate cap agreement.

We also may use, from time to time, futures contracts and options on futures contracts on the Eurodollar, federal funds, treasury bills and treasury notes and similar financial instruments to mitigate risk from changing interest rates.

We presently do not intend to enter into derivative instruments, except for hedging purposes. Further, it is unlikely that we can obtain hedging instruments that perfectly offset all of the risks of our assets and liabilities. No hedging strategy can completely insulate us from risk, and certain of the federal income tax requirements that we must satisfy to qualify as a REIT may limit our ability to hedge. We intend to monitor and may have to limit our hedging strategies to ensure that we do not realize excessive hedging income or hold hedging assets having excess value in relation to total assets.

REIT Compliance

We intend to qualify, and will elect to be taxed, as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2004. Encore Credit will continue as our primary mortgage origination subsidiary. In order to meet some of the requirements for us to qualify as a REIT, we intend to continue to conduct all of our loan originations and sales, as well as other origination functions, through Encore Credit, which we will elect, together with Encore Credit, to treat as our taxable REIT subsidiary. As a result of our joint election with Encore Credit, Bravo Credit will also be treated as one of our taxable REIT subsidiaries. We expect that the origination and purchase of the loans we sell will be funded by Encore Credit, and the origination and purchase of the loans we retain for our portfolio will be funded by ECC Capital. There will be circumstances, however, where Encore Credit will fund the origination and purchase of the loans that ECC Capital subsequently purchases from Encore Credit. To the extent that ECC Capital purchases mortgage loans from Encore Credit in this manner, ECC Capital will be required to purchase those loans at fair market value. We expect that we will have a similar arrangement with Bravo Credit with respect to our retail operations.

Federal income tax law requires that a REIT distribute to its stockholders annually at least 90% of its net taxable income, excluding its net capital gains and excluding the retained earnings of any taxable REIT subsidiary it owns. If we comply with these requirements and distribute all of our taxable income to our stockholders, we will not be required to pay federal income tax. Any taxable income generated by our taxable REIT subsidiaries, however, will be subject to regular corporate income tax. Our taxable REIT subsidiaries may retain any income generated, net of any tax liability incurred on that income, without affecting the REIT distribution requirements, subject to our compliance with the 20% asset test applicable to our ownership of securities in taxable REIT subsidiaries. See “Federal Income Tax Considerations—Taxation of Our Company—Asset Tests.” If Encore Credit chooses to make distributions to us, the amount of such distribution that is taxable as a dividend will be included in our taxable income that is subject to the distribution requirement. Any distributions we make in the future will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations.

As described in more detail under the heading “Federal Income Tax Considerations—Taxation of Our Company—Asset Tests,” in order to qualify as a REIT, at the end of each calendar quarter, at least 75% of our assets must be qualifying real estate assets, government securities, cash and cash items. The need to comply with these asset ownership requirements may cause us to acquire other assets that are qualifying real estate assets for purposes of these requirements (for example, interest in other mortgage loan portfolios) but are not part of our overall business strategy.

The Code provisions applicable to REITs provide that the income from specified hedging transactions qualifies for purposes of the 95% gross income test, but not the 75% gross income test, both of which a REIT must satisfy on an annual basis. Income derived from hedging transactions not specified in these provisions is not treated as qualifying income for purposes of the gross income tests applicable to REITs. Because we intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT, we will be limited in the type of hedging transactions into which we may enter directly although these limitations would not apply to hedging transactions undertaken by our taxable REIT subsidiaries.

Forward-Looking Financial Statement Effects

As a result of the proposed changes in the way we will conduct our business after this offering and the Merger, we believe it is important to describe the differences that an investor would expect to see in our financial statements.

Owning a Portfolio of Non-Conforming Loans

Upon completion of this offering and the Merger, in addition to our portfolio of loans held for sale, we will have a portfolio of loans that we will hold for investment. Accordingly, the presentation of interest income and interest expense on those two portfolios will be modified from what Encore Credit currently shows in its historical consolidated financial statements. For each portfolio of loans held for investment, we will separate both our interest income and interest expense into two components. Interest income will be shown as “Interest income—loans held for sale” and “Interest income—loans held for investment” and interest expense will be shown as “Interest expense—loans held for sale” and “Interest expense—loans held for investment.” We will also record a provision for loan losses, which will increase our allowance for loan losses based on our estimate of probable losses inherent in our portfolio of mortgage loans held for investment.

Again, upon completion of this offering and Merger, we will have a portfolio of loans, which will cause us to make certain changes to our balance sheet presentation. We currently show “Mortgage loans held for sale.” Since we intend to continue to sell a portion of our loans, we will continue to show them as “Mortgage loans held for sale.” We will show our loans that we retain in our portfolio as “Mortgage loans held for investment.” What we currently show as “Warehouse and repurchase facilities” consists of borrowings used to support mortgage loans held for sale. We will change the title to show it as “Warehouse and repurchase facilities, mortgage loans held for sale.” The mortgage backed securities we will issue to finance our portfolio loans and warehouse financings of our portfolio loans and the warehouse financing of our portfolio loans prior to securitization will be shown as “Mortgage securities and other borrowings, mortgage loans held for investment.”

Components of Encore Credit’s Historical Financial Results of Operations

Gain on Sale of Loans, Net

Gain on sale of mortgages, net includes gross gain on sale of mortgage loans, reduced by the loan origination expenses, commissions and provision for repurchases. Gross gain on sale is generated by selling the loans we originate for a premium. Historically, gain on sale of mortgages accounted for a substantial percentage of Encore Credit’s revenue, although in the future we believe it will account for a smaller portion of our revenues. Origination expenses are initially capitalized on a loan-by-loan basis and expensed when they are sold for proper matching of expenses with revenues. Provision for repurchases is the charge, reflected as a reduction of the gross gain on sale of loans, to establish a reserve for our representation and warranty liabilities related to the sale of loans, and for our obligation to rebate a portion of any premium paid by a purchaser when a borrower prepays a sold loan within an agreed period. The provision is recorded when loans are sold and is calculated to cover liabilities reasonably estimated to occur.

Interest Earned

Interest income from Encore Credit’s loans held for sale represents the interest earned on its mortgage loans held for sale during the period from the date of funding of these loans to their date of sale.

Interest Charges

Interest charges consist almost entirely of the borrowing costs to finance Encore Credit’s mortgage loans held for sale during the period from the date of funding of these loans to their date of sale.

Salaries and Related Expenses

Salaries and related expenses include salaries, commissions, bonuses, benefits and payroll taxes for all employees. These expenses vary based on our staffing levels, which correlate to the current level of loan origination volume and Encore Credit’s estimate of future loan origination volume.

Occupancy Expense

Occupancy expenses are relatively fixed and consist primarily of office lease payments and utility and maintenance expenses.

Operating Expenses

Operating expenses consist primarily of credit verification and underwriting costs, insurance, telephone, license fees, travel, entertainment, depreciation and advertising expenses. The majority of these expenses relate to Encore Credit’s loan originations and fluctuate based upon the demand for new loan originations and volume of loan originations, especially loan servicing and processing.

Professional Fees

Professional fees consist primarily of fees paid for audit and tax services, and legal expenses in connection with business licensing and legal disputes.

Provision for Income Taxes

Effective as of May 1, 2002, Encore Credit changed its tax status from Subchapter S to a C-Corporation for United States federal income tax purposes. Encore Credit’s previous tax status as an S-Corporation provided that, in lieu of corporate level income taxes, Encore Credit’s shareholders separately accounted for their respective shares of the company’s income, deductions, losses, and credits. As a result of the change to C-Corporation status, deferred tax assets and liabilities are recognized for the differences between the financial statement carrying amount and the tax bases of the assets and liabilities which will result in future deductible or taxable amounts. Significant judgment is required in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required relative to deferred tax assets. The evaluation of the need for a valuation allowance takes into consideration recent earnings history, current tax position, and estimates of taxable income in the near term. Significant judgment is required in considering the relative impact of negative and positive evidence related to the ability to realize deferred tax assets.

Results of Operations

The following table sets forth Encore Credit’s results of operations as a percentage of total revenues for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002
Revenues:
Total gain on sale of loans and other	84.44%	70.56%	81.59%	84.22%
Interest earned	32.66	52.59	42.65	33.07
Interest charges	-17.10	-23.14	-24.25	-17.29

Net interest income	15.56	29.44	18.41	15.78

Total revenues	100.00	100.00	100.00	100.00

Expenses:
Salaries and related expenses	34.49	34.76	35.33	58.45
Occupancy expense	3.56	3.46	3.30	2.17
Operating expenses	25.01	28.03	27.70	18.04
Professional fees	2.93	7.23	9.25	9.62
Loss on disposal of assets	0.11	0.00	0.08	0.00

Total expenses	66.10	73.48	75.66	88.28

Earnings before income taxes	33.90	26.52	24.34	11.72

Provision for income taxes	13.91	10.75	10.44	7.33

Net income	20.00%	15.77%	13.91%	4.39%

Three Months ended March 31, 2004 Compared to Three Months ended March 31, 2003

Gain on Sale of Loans, Net. Encore Credit’s sales on a whole-loan basis increased 103.8% to $1.6 billion for the three months ended March 31, 2004 from $785.0 million for the three months ended March 31, 2003. Encore Credit’s gain on sale increased 190.5% to $27.6 million for the three months ended March 31, 2004 from $9.5 million for the three months ended March 31, 2003. The gain represents the cash received less any loss provisions and deferred loan origination costs taken on sale. We believe that the increase in net gain on sale of loans was the result of favorable conditions of the whole-loan sale market. We believe that this market has been strong due to a favorable interest rate environment for borrowers resulting in growth in the non-conforming residential mortgage market. We further believe that the strength of the whole-loan sale market has also been enhanced by an increase in the number of buyers of non-conforming loan products.

The following table summarizes loan sales for the periods indicated:

	Three Months Ended March 31,
	2004	2003
	(in thousands)
Whole-loan sales
Premium	$1,595,755	$733,021
Discount	41,864	51,936

Total whole-loan sales	$1,637,619	$784,591

Weighted average premium for premium sales	103.60%	103.05%
Weighted average discount for discount sales	98.64%	96.96%

Premium whole-loan sales are sales to investors at prices above par. Conversely, discount sales are sales of loans at prices below par. Discounted sales are generally a result of incomplete documentation or the rejection of the whole-loans by a premium whole-loan buyer because of certain characteristics, or loans repurchased from investors and subsequently resold. We believe Encore Credit’s weighted average price for premium sales increased by 55 basis points to 103.60% for the three months ended March 31, 2004 from 103.05% for the three months ended March 31, 2003, due to improvement in market conditions affecting the secondary whole-loan sale market.

Encore Credit’s practice is to record at the date of the sale a provision for estimated repurchase losses attributable to principal, premium, interest and other costs of loans repurchased based upon our historical experience of the amount of sales that ultimately require repurchase by Encore Credit. The obligations to repurchase loans and to reimburse the investor for any premiums paid on loans attributable to early payment are contractual obligations and require management to estimate such amounts at the time of sale. The provisions, therefore, can vary from year to year depending on the contractual obligations and loan performance. Our provision for repurchase losses also increased for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003, as a result of increased whole-loan sales volume.

Loan origination fees, as well as discount points and certain direct origination costs, are initially capitalized and recorded as an adjustment to our cost of the loan which is reflected in the gain on sale we record when the loan is sold. Deferred origination costs increased 139.6% to $25.4 million for the three months ended March 31, 2004 from $10.6 million for the three months ended March 31, 2003, primarily due to higher whole-loan sales volume.

The following table represents the components of gain on sales recorded each period:

	Three Months Ended March 31,
	2004	2003
	(in thousands)
Gain from whole-loan sales transactions	$55,699	$20,246
Provision for repurchases	(1,310)	—
Non-refundable loan fees, net	(420)	(157)
Deferred origination costs	(25,402)	(10,566)
Gain (loss) on investing activities	(945)	4

Gain on sale of loans, net	$27,622	$9,527

Interest Earned. Encore Credit’s interest income increased 50.7% to $10.7 million for the three months ended March 31, 2004 from $7.1 million for the three months ended March 31, 2003, mainly due to higher origination volume.

We earn interest income on loan production held on our warehouse facilities pending the eventual sale of these loans. We typically hold our mortgage loans for a period of 30 to 45 days before they are sold in the whole-loan sale market. During that time, we earn the coupon rate of interest paid by the borrower and we pay interest to lenders that provide our financing facilities. After this offering, we will also earn interest income on our portfolio of mortgage loans held for investment.

Interest Charges. Encore Credit’s interest charge increased 80.6% to $5.6 million for the three months ended March 31, 2004 from $3.1 million for the three months ended March 31, 2003, due to higher origination volume requiring greater financing, offset by a general decline in overall financing rates. For the three months ended March 31, 2004, the average rate paid on warehouse financing was 3.38% as compared to 3.58% for the same period in 2003. Warehouse financing is tied to one month LIBOR rates, which declined to 1.09% at March 31, 2004 from 1.30% at March 31, 2003.

Salaries and Related Expenses. Encore Credit’s salaries and benefits increased 140.4% to $11.3 million for the three months ended March 31, 2004 from $4.7 million for the three months ended March 31, 2003, due to the increased level of production and administrative staffing required to accommodate Encore Credit’s higher origination volume. Total staffing was 701 employees at March 31, 2004 compared to total staffing of 366 employees at March 31, 2003, an increase of 335 employees, or 91.5%.

Occupancy Expense. Encore Credit’s occupancy expense increased to $1.2 million for the three months ended March 31, 2004 from approximately $467,000 for the three months ended March 31, 2003. This increase is due to the move of Encore Credit’s corporate offices into a larger facility and expansion of our regional offices.

Operating Expenses. Encore Credit’s operating expenses increased 115.8% to $8.2 million for the three months ended March 31, 2004 from $3.8 million for the three months ended March 31, 2003. A portion of this increase was due to an increase in loan origination and servicing expenses of $1.1 million, as well as an increase in loan loss provision of approximately $1.0 million. The remaining increase in operating expenses was due to an increase in production-related expenses, such as office supplies, and other operating expenses.

Provision for Income Taxes. Encore Credit’s provision for income taxes increased 206.7% to $4.6 million for the three months ended March 31, 2004 from $1.5 million for the three months ended March 31, 2003, mainly due to higher pre-tax income resulting from our higher loan origination and whole-loan sales volume.

Balance Sheet

Cash. Encore Credit’s cash and cash equivalents increased 573.9% to $31.0 million at March 31, 2004 from $4.6 million at March 31, 2003, mainly due to an increase in whole-loan sales and net income.

Mortgage Loans Held for Sale, Net. Encore Credit’s mortgage loans held for sale increased 49.5% to $532.7 million at March 31, 2004 from $356.3 million at March 31, 2003. This increase was mainly due to an increase in loan origination volume to $1.6 billion from $780.5 million for the three months ended March 31, 2004 and March 31, 2003, respectively.

Stockholders’ Equity. Encore Credit’s stockholders’ equity increased 157.0% to $25.7 million at March 31, 2004 from $10.0 million at March 31, 2003, mainly due to the company’s continued positive performance, and increased profitability from April 1, 2003 through March 31, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Gain on Sale of Loans, Net. Encore Credit’s sales on a whole-loan basis increased 290.9% to $4.3 billion for the year ended December 31, 2003 from $1.1 billion for the year ended December 31, 2002. This increase is primarily attributable to an increase in Encore Credit’s loan volume. Encore Credit’s gain on sale increased

259.6% to $131.6 million for the year ended December 31, 2003 from $36.6 million for the year ended December 31, 2002. The weighted average price for premium sales declined slightly in 2003 from 2002 consistent with the decline in overall market rates over the same period and increased competitive pressures. The gain represents the cash received less any loss provisions and deferred origination costs taken on sale.

The following table summarizes loan sales for the periods indicated:

	Year Ended December 31,
	2003	2002
	(in thousands)
Whole-loan sales
Premium	$4,191,324	$1,057,033
Discount	157,715	73,622

Total whole-loan sales	$4,349,039	$1,130,656

Weighted average premium for premium sales	103.29%	103.68%
Weighted average discount for discount sales	95.57%	96.49%

We believe Encore Credit’s weighted average price for premium sales decreased by 39 basis points to 103.29% for the year ended December 31, 2003 from 103.68% for the year ended December 31, 2002, due to a combination of increased competition and a change in market conditions.

Our provision for repurchase losses also increased for the year ended December 31, 2003 as compared to the year ended December 31, 2002, as a result of increase in whole-loan sales volume.

The following represents the components of gain on sales recorded each period:

	Year Ended December 31,
	2003	2002
	(in thousands)
Gain from whole-loan sales transactions	$131,634	$36,563
Deferred origination costs	(61,337)	(4,700)
Provision for repurchases	(2,848)	—
Non-refundable loan fees, net	(1,492)	(78)
Gain on investing activities	17	26

Gain on sale of loans, net	$65,974	$31,811

Interest Earned. Encore Credit’s interest earned on loan production increased 176.0% to $34.5 million for the year ended December 31, 2003 from $12.5 million for the year ended December 31, 2002. The increase was due to higher origination volume in 2003 compared to 2002.

Interest Charges. Encore Credit’s interest charges increased 201.5% to $19.6 million for the year ended December 31, 2003 from $6.5 million for the year ended December 31, 2002, due to higher origination volume requiring greater financing, offset by a general decrease in overall financing rates. The average rate paid on warehouse financing decreased to 3.47% for the year ended December 31, 2003 from 3.73% for the year ended December 31, 2002. Warehouse financing is tied to one-month LIBOR rates, which declined from 1.38% at December 31, 2002 to 1.12% at December 31, 2003.

Salaries and Related Expenses. Encore Credit’s salaries and benefits increased 29.4% to $28.6 million for the year ended December 31, 2003 from $22.1 million for the year ended December 31, 2002, due to the increased level of production and administrative staffing required to accommodate Encore Credit’s higher origination volume. Total staffing was 621 employees at December 31, 2003 compared to total staffing of 355 employees at December 31, 2002, an increase of 266 employees, or 74.9%.

Occupancy Expenses. Encore Credit’s occupancy expenses increased 229.3% to $2.7 million for the year ended December 31, 2003 from approximately $820,000 for the year ended December 31, 2002, due to expansion of our facilities for increased production and opening of new offices.

Operating Expenses. Encore Credit’s operating expenses increased 229.4% to $22.4 million for the year ended December 31, 2003 from $6.8 million for the year ended December 31, 2002. Operating expenses increased due to a $5.1 million increase in loan origination and servicing costs and a $1.2 million increase in expenses associated with IT consultants, which we contracted to develop a new loan origination system, and a $900,000 increase in depreciation expense due to capital expenditures for new staff.

The remaining increase in operating expenses was due to increased production related capacity expenses, such as telephone, courier, stationery, supplies and other operating expenses.

Professional fees. Encore Credit’s professional services expense increased 108.3% to $7.5 million for the year ended December 31, 2003 from $3.6 million for the year ended December 31, 2002, mainly due to an overall increase in our size, as well as an increase in expenses related to a legal dispute with a competitor, which was resolved in 2003.

Provision for Income Taxes. Encore Credit’s provision for income taxes increased 200.0% to $8.4 million for the year ended December 31, 2003 from $2.8 million for the year ended December 31, 2002, mainly due to higher pre-tax income resulting from our higher production and sales volume. Our effective tax rate decreased to 42.9% for the year ended December 31, 2003, from 62.5% for the comparable period in 2002. The decrease in the effective tax rate for 2003 was the result of a change in Encore Credit’s tax classification from an S-Corporation to a C-Corporation effective May 1, 2002.

Balance Sheet

Cash. Encore Credit’s cash and cash equivalents increased 247.4% to $6.6 million at December 31, 2003 from $1.9 million at December 31, 2002, mainly due to an increase in whole-loan sales and net income.

Mortgage Loans Held for Sale, Net. Encore Credit’s mortgage loans held for sale increased 65.2% to $594.5 million at December 31, 2003 from $359.8 million at December 31, 2002, mainly due to an increase in loan origination volume to approximately $4.6 billion from $1.5 billion for the years ended December 31, 2003 and December 31, 2002, respectively.

Stockholders’ Equity. Encore Credit’s stockholders’ equity increased 141.8% to $19.1 million at December 31, 2003 from $7.9 million at December 31, 2002, mainly due to the company’s continued positive performance, averaging $900,000 in net income per month in 2003.

Off-Balance Sheet Arrangements

We are party to a transaction that has off-balance sheet components. In connection with off-balance sheet, non-cash gain on sale securitization transactions, there were $217.6 million in loans owned by an off-balance sheet trust as of March 31, 2004. The trust has issued securities or bonds secured by these loans. We have no obligation to provide funding support to either the third party investors or the off-balance sheet trust. The third party investors, or the trust, generally have no recourse to our assets or us and have no ability to require us to repurchase their loans other than for non-credit-related recourse that can arise under standard representations and warranties.

We have retained certain residual interests in the securitization trust. The performance of the loans in the trust will impact our ability to realize the current estimated fair value of these assets that are included on our balance sheet.

Contractual Obligations

The following table summarizes our material contractual obligations as of December 31, 2003:

	Payment due by period
	Total	Less than 1 year	1 to 3 Years	3 to 5 Years	More than 5 years
	(in thousands)
Note payable	$1,000	$—	$1,000	$—	$—
Operating leases	14,688	3,340	4,959	3,195	3,194

Liquidity and Capital Resources

Our loan originations and purchases require significant cash investments, including the funding of:

•	fees paid to brokers and correspondents in connection with generating loans through wholesale lending activities;

•	commissions paid to sales employees for originating loans;

•	any differences between the amount funded per loan and the amount advanced under our warehouse and repurchase facilities; and

•	income tax payments arising from the timing differences between income for financial reporting purposes and taxable income.

We also require cash to fund on-going operating and administrative expenses and capital expenditures.

Our sources of operating cash flow include:

•	cash premiums obtained in whole-loan sales;

•	mortgage origination income and fees;

•	interest income; and

•	cash flows from residual interests in securitizations.

Our liquidity strategy is to maintain sufficient and diversified warehouse and repurchase facilities to finance our mortgage originations. We currently use four warehouse and repurchase facilities to finance the funding of our loan originations. Historically, we have repaid warehouse and repurchase facilities monthly with the proceeds of cash whole-loan sales. Operating liquidity is generated from the premium received on cash whole-loan sales. Capital expenditures required to finance our growth are also expected to be funded from net cash provided by operating activities.

Under our new strategy, our liquidity will be dependent, in part, upon our ability to securitize pools of our non-conforming residential mortgage production. Upon completion of our securitizations, we will use the proceeds from the sale of the mortgage-backed securities to repay our warehouse and repurchase facilities. Factors that could affect our future ability to complete securitizations include the experience and ability of our management team, conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the performance of our portfolio of securitized loans and our ability to obtain credit enhancement.

Short-Term Liquidity Strategy

We establish target levels of liquidity and capital based on a number of factors including our loan production volume, the condition of the whole-loan sales market for our loans and our current balance sheet. We intend to continue to concentrate on maintaining our targeted liquidity levels. Historically, our principal strategy has been to maintain or improve our net gain on sale of loans. As a result of our new business strategy and the use of on-balance sheet securitizations, however, much of our cash flow and earnings will be derived from net interest income. We anticipate that we will use our cash over the next 12 months to acquire mortgage loans primarily from Encore Credit in connection with the build-up of our loan portfolio to comply with federal tax laws relating to our status as a REIT and to fund our working capital expenditure requirements. Subject to the various uncertainties described above, and assuming that we will be able to execute our liquidity strategy successfully, we anticipate that our liquidity, financing facilities and capital resources will be sufficient to fund our operations for the foreseeable future. However, there can be no assurance that we will be able to achieve these goals and operate on a cash flow-neutral or cash flow-positive basis.

Warehouse and Repurchase Facilities

All of our warehouse and repurchase facilities are committed lines, meaning the lender is obligated to fund up to the committed amount subject to our meeting the various financial and other covenants. Certain of our current warehouse and repurchase facilities contain a sub-limit for “wet” funding, which is the funding of loans for which the collateral custodian has not yet received the related loan documentation. Our warehouse and repurchase facilities mature between November 2004 and July 2005 and are secured by the loans we originate or purchase with the funds. Although our warehouse and repurchase facilities mature between November 2004 and July 2005, we expect to renew and extend the maturity of the facilities in the ordinary course of business, as well as add new facilities. The weighted average interest rates on the combined facilities, based on one-month LIBOR, were 3.38%, 3.47%, and 3.73% at March 31, 2004, December 31, 2003 and December 31, 2002, respectively.

All of our warehouse and repurchase facilities are currently obligations of Encore Credit and are not guaranteed by any of Encore Credit’s subsidiaries. Our warehouse and repurchase facilities are subject to margin calls based on the lender’s opinion of the value of our loan collateral. Each facility provides the lender the right to reevaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings.

Our warehouse and repurchase facilities currently contain customary covenants, including restrictions on Encore Credit’s ability to:

•	conduct transactions with affiliates;

•	engage in mergers, acquisitions and asset sales;

•	alter the business it conducts;

•	declare dividends or redeem or repurchase capital stock; and

•	incur or guaranty additional indebtedness.

Our warehouse and repurchase facilities also contain financial covenants (currently measured at Encore Credit) including:

•	minimum tangible net worth;

•	minimum amount of cash and cash equivalents;

•	minimum liquidity ratios;

•	maximum leverage ratios (including subordinate debts); and

•	minimum net income.

In March 2004, we determined we were not in compliance with one of these covenants related to maintaining a leverage ratio less than 20 to 1 for the warehouse facility with Countrywide Warehouse Lending as we had a leverage ratio of 20.7 to 1. We received a one-time waiver from Countrywide Warehouse Lending concerning this non-compliance as of March 31, 2004.

Other events of default under the warehouse and repurchase facilities include, but are not limited to:

•	failure to pay obligations when due;

•	material breach of any representation or warranty contained in the loan documents;

•	events of bankruptcy proceedings;

•	cross-defaults to other indebtedness, including defaults on the notes;

•	the existence of certain environmental and ERISA claims or liabilities; and

•	a change of control of our company.

After the completion of the Merger, we intend to amend the agreements governing our warehouse and repurchase facilities. As part of the amendments, we will add ECC Capital as a co-borrower under each facility with Encore Credit. ECC Capital and Encore Credit will be jointly and severally liable for all of the obligations under the warehouse and repurchase facilities. ECC Capital and Encore Credit will both have the right to borrow the unused portion of the maximum facility amounts and the full amounts of any sub-limits. The assets of ECC Capital will secure borrowings of both ECC Capital and Encore Credit and the assets of Encore Credit will only secure its own borrowings. Financial and other covenants will be added for the consolidated entities, including a minimum tangible net worth test. A default by either ECC Capital or Encore Credit will also be deemed a default of the other.

The material terms and features of these secured warehouse and repurchase facilities are as follows:

Countrywide Warehouse Lending (“Countrywide”) Warehouse Facility. We have a $200.0 million committed warehouse facility with Countrywide that matures in November 2004. The facility provides sub-limits for wet, jumbo, non-performing/sub-performing and non-compliant loans, and loans in default. The facility provides for advances at up to 100.75% of the unpaid principal balance.

Residential Funding Corporation (“RFC”) Warehouse Facility. We have a $310.0 million committed warehouse facility with RFC. The facility provides for sub-limits for non-conforming, second lien, repurchased, high LTV and wet loans. The facility provides for advances at 100.0% of the unpaid principal balance. Pursuant to a termination agreement we entered into with RFC on August 6, 2004, RFC has agreed to continue to fund advances under the warehousing agreement until September 3, 2004 and to terminate the warehousing agreement on November 5, 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions.”

UBS Warburg Warehouse Facility. We have a $500.0 million committed warehouse facility with UBS Warburg that matures in July 2005 and provides for sub-limits for interest only, second lien and wet loans. The facility provides for advances at 98.0% of the market value of first mortgage loans, and 95.0% of the market value of the second mortgage loans, not to exceed 100% of loan amount, funded through this facility.

CDC Mortgage Capital, Inc. (“CDC”) Master Repurchase Agreement Warehouse Facility. In July 2004, we entered into a $250 million committed warehouse and repurchase facility with CDC that matures in June 2005. The facility provides for sub-limits for second lien, sub-prime, non-owner occupied, interest-only, and wet-ink loans. The facility provides for advances at 98% of the market value of the first mortgage loans, and 95% of the market value of second mortgage loans, not to exceed 100% of loan amount, funded through this facility.

The following table summarizes our warehouse and repurchase facilities as of March 31, 2004, December 31, 2003 and December 31, 2002 and our total facility amount as of August 12, 2004:

			Amount Outstanding
Warehouse and Repurchase Lender	Expiration Date	Total Facility Amount as of August 12, 2004	March 31, 2004	December 31, 2003	December 31, 2002
		(in thousands)
Countrywide Warehouse Lending	Nov. 2004	$200,000	$146,272	$129,936	$44,727
Residential Funding Corporation	Nov. 2004	310,000	251,014	303,007	209,285
UBS Warburg	Jul. 2005	500,000	127,214	143,834	97,117
CDC Mortgage Capital	Jun. 2005	250,000	—	—	—

Total		$1,260,000	$524,500	$576,777	$351,129

Other Borrowings

We periodically enter into equipment lease arrangements from time to time that are treated as capital leases for financial statements purposes. As of March 31, 2004, the amount outstanding under these borrowing arrangements was approximately $556,600.

Cash Flow

Encore Credit’s cash flow from operations increased 960.3% to $77.4 million for the three months ended March 31, 2004 from $7.3 million for the three months ended March 31, 2003. This increase is mainly due to an increase in our loan origination volume to $1.6 billion for the three months ended March 31, 2004 from $780.5 million for the three months ended March 31, 2003 and increased weighted average premium and higher volume of whole-loan sales to 103.5% and $1.6 billion for the three months ended March 31, 2004, from 102.7% and $785.0 million for the three months ended March 31, 2003.

Encore Credit’s cash used in operating activity decreased 38.6% to $217.2 million for the year ended December 31, 2003 from $353.7 million for the year ended December 31, 2002. This decrease is mainly due to an increase in our whole-loan sales volume to $4.3 billion for the year ended December 31, 2003 from $1.1 billion for the year ended December 31, 2002, offset by an increase in production of approximately $3.1 billion to $4.6 billion for the year ended December 31, 2003 from $1.5 billion for the year ended December 31, 2002.

Encore Credit’s cash used in investing activities remained relatively unchanged at $738,300 for the three months ended March 31, 2004 from $735,600 for the three months ended March 31, 2003. Our capital expenditures in 2004 were primarily for staff-related furniture and equipment.

Encore Credit’s cash used in investing activities increased 68.2% to $3.7 million for the year ended December 31, 2003 from $2.2 million for the year ended December 31, 2002. Our capital expenditures in 2003 were primarily for staff-related furniture and equipment, relocation of our corporate offices to a larger facility, expansion of our existing regional operating centers in Downers Grove, Illinois in June 2003 and the opening and expansion of our new regional operating center in Glen Allen, Virginia in April 2003 and September 2003, respectively.

Encore Credit’s cash used in financing activities increased 1,241.0% to $52.3 million for the three months ended March 31, 2004 from $3.9 million for the three months ended March 31, 2003. This increase was mainly due to an increase in our loan sales to $1.6 billion for the three months ended March 31, 2004 from $785.0 million for the three months ended March 31, 2003.

Encore Credit’s cash flow from financing activities decreased 36.8% to $225.7 million for the year ended December 31, 2003 from $357.2 million for the year ended December 31, 2002. This decrease is mainly due to stabilizing of the increase in our warehouse facility limits of $825.0 million in December 31, 2003 compared to $525.0 million in 2002, in addition to increases in our whole-loan sale volume to $4.3 billion for the year ended December 31, 2003 from $1.1 billion for the year ended December 31, 2002.

Risk Management

Historical operations risk management

Encore Credit enters into forward loan sales for the purpose of minimizing the market risks associated with the value of originated loans, while maximizing gain on sale of such loans. A primary risk associated with the loan origination business is the risk of fluctuating interest rates. The interest rate risk is a direct result of timing delays between (1) the fixing of the mortgage loan interest rate with borrowers and the funding of the loan and (2) the funding of the loan and the setting of terms for sale of loans to whole-loan market investors.

We may also hedge the economic value of funded loans that are held for sale but not yet allocated to an investor sale commitment. Once a loan has been funded, Encore Credit’s risk management objective for its mortgage loans held for sale is to protect earnings from an unexpected charge due to a decline in value of its mortgage loans. We will continue to apply these practices and programs following completion of this offering and the Merger except where otherwise noted in this section or under the section “—Forward-Looking Financial Statement Effects.”

Forward-looking risk management

Upon completion of this offering and the Merger, and at such time that we have established our portfolio of mortgage loans, our risk management will focus on protecting against possible “compression” in the net interest margin with respect to the investment portfolio. The “yield curve” creates this risk because of different repricing durations for instruments with different maturities. In substance, the hedging objective is to protect the net interest margin by matching repricing durations for the adjustable-rate mortgage loan portfolio and the corresponding funding sources. For accounting purposes, these hedges are called cash flow hedges, and the accounting is different than for fair value hedges.

Adjustable-rate mortgage loans have longer repricing durations and we may not be able to obtain matched repricing durations for the corresponding funding sources since borrowings generally have a shorter repricing duration than most adjustable-rate mortgage loans where the initial rate is fixed for 1 to 5 years. We intend to hedge these loans with interest rate swap agreements, Eurodollar futures contracts and cap agreements in order to match the repricing durations of the loans and our funding sources.

Effects of Inflation

Inflation generally increases the cost of funds and operating overhead, and, to the extent that mortgage loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities are, and will continue to be, monetary in nature. As a result, interest rates generally have a more significant effect on our performance than the effects of general levels of inflation have on industrial companies. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, low inflation or deflation generally has resulted in decreased interest rates. In 2001, the Federal Reserve reduced the targeted federal funds rate on 11 occasions for a total of 475 basis points. Inflation remained low in 2002 and 2003, which reflects that interest rates remained fairly steady in 2002, only dropping 50 basis points in 2002 and 25 basis points in the first half of 2003. However, in the second and third quarters of 2004 the federal funds rate was increased twice for a total of 50 basis points.

In addition, inflation results in an increase in the cost of goods and services purchased, salaries and benefits, occupancy expense and similar items. Inflation and any related increases in interest rates generally decrease the market value of investments and mortgage loans held and may adversely affect our liquidity and earnings, as well as our shareholders’ equity. Increases in interest rates tend to slow mortgage loan prepayment rates, adversely affect mortgage loan refinancings, and to a lesser extent, slow purchase money mortgage originations, as increased rates tend to slow home sales. Increased interest rates would likely reduce our earnings from our sale of mortgage loans in the whole-loan market. Except to the extent offset by changes in the rates earned on our mortgage loans, the value of, and net interest earnings on, our retained mortgage loan portfolio will be affected by changes in interest rates, credit spreads and prepayment rates on the mortgage loans.

Operating and Financing Policies

Promptly following the closing of this offering and the Merger, we intend to adopt operating and financing policies consistent with our intention of qualifying as a REIT, including investment, leverage, hedging and regulatory policies.

Qualitative and Quantitative Disclosure About Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, credit spreads, foreign currency exchange rates, commodity prices and equity prices. As we are invested solely in U.S. dollar denominated instruments, primarily residential mortgage instruments, and our borrowings are also domestic and U.S. dollar denominated, we are not subject to foreign currency exchange, or commodity and equity price risk; the primary market risk that we are exposed to is interest rate risk and its related ancillary risks. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. All of our market risk sensitive assets, liabilities and related derivative positions are for non-trading purposes only.

Interest Rate Risk

The objective in managing interest rate risk is to monitor and assess the potential risk associated with changes in interest rates and their impact on our business. If necessary, we can attempt to mitigate such risk through effective interest rate management tools that are considered hedges, such as financial futures, forwards and options and interest rate swaps and caps. In the past, we attempted to reduce our exposure to interest rate risk for loan production through the use of forward sales commitments. Pursuant to our forward sales commitments, in exchange for a fixed price, we commit to deliver loans with a set of characteristics, including a weighted average interest rate, that are locked for the term of the applicable commitment. Therefore, during this commitment period, any market movement in interest rates has no effect on the price we receive for loans delivered to the forward sale transaction, assuming the agreed upon set of characteristics is met. We attempt to structure these forward commitments to cover one to two months of loan production. The contracts are generally entered into and priced before most of the loans are originated. By committing to a forward sale prior to origination of the loans and through the price protection features embedded in the commitment, we effectively hedge our interest rate risk. Changes in the fair value of our residual interests in loan securitizations are not hedged.

In addition to our interest rate risk described above, upon completion of this offering and the Merger we will be subject to interest rate exposure relating to the portfolio of adjustable-rate mortgage loans we intend to hold. Changes in interest rates will impact our future earnings in various ways. While we will originate primarily adjustable-rate mortgage loans, rising short-term interest rates may temporarily negatively affect our earnings, and, conversely, falling short-term interest rates may temporarily increase our earnings. This impact can occur for a number of reasons and may be mitigated by portfolio prepayment activity as discussed below. First, our borrowings may react to changes in interest rates sooner than our adjustable-rate mortgage loans because the reset dates on our borrowings generally occur sooner than that of the adjustable-rate mortgage loans. Second, interest rates on adjustable-rate mortgage loans may be capped per adjustment period (commonly referred to as the periodic cap), and our borrowings may not have similar limitations. Third, due to the notice period provided to adjustable-rate mortgage loans borrowers when the interest rates on their loans are scheduled to change, interest rates on adjustable-rate mortgage loans typically change periodically while the applicable interest rate indices can change daily.

Interest rates can also affect our net return on adjustable-rate mortgage loans. During a declining interest rate environment, the prepayment rates of adjustable-rate mortgage loans may accelerate, causing the amount of fixed-rate financing to increase relative to the amount of adjustable-rate mortgage loans, possibly resulting in a decline in our net return on adjustable-rate mortgage loans, as replacement adjustable-rate mortgage loans may have a lower yield than the adjustable-rate mortgage loans being prepaid. In contrast, during an increasing interest rate environment, adjustable-rate mortgage loans may prepay slower than expected, requiring us to finance a higher amount of adjustable-rate mortgage loans than originally anticipated at a time when interest rates may be higher, resulting in a decline in our net return on adjustable-rate mortgage loans.

The rate of prepayment on mortgage loans may increase if interest rates decline or if the difference between long-term and short-term interest rates diminishes. Increased prepayments would cause us to amortize the premiums paid for our mortgage loans faster, resulting in a reduced yield on our mortgage loans. Additionally, to the extent proceeds of prepayments cannot be reinvested at a rate of interest at least equal to the rate previously earned on such mortgage loans, our earnings would be adversely affected.

Conversely, the rate of prepayment on mortgage loans may decrease if interest rates rise or if the difference between long-term and short-term interest rates increases. Decreased prepayments would cause us to amortize the premiums paid for our adjustable-rate mortgage loans over a longer time period, resulting in an increased yield on our mortgage loans.

While we have not experienced any significant credit losses, in the event of a significant rising interest rate environment and/or economic downturn, mortgage loan defaults may increase and result in credit losses that would adversely affect our liquidity and results of operations.

Interest rate changes may also impact our equity as our securities, mortgage loans and related hedge derivatives are held at the lower of cost and market. We seek to hedge to some degree changes in value attributable to changes in interest rates by selling Eurodollar futures contracts. In general, we would expect that over time, decreases in value of our loan portfolio attributable to interest rate changes will be offset to some degree by increases in value of our Eurodollar futures contracts, and vice versa. However, the relationship between spreads on securities may vary from time to time, resulting in a net aggregate book value increase or decline. However, unless there is a material impairment in value that would result in a payment not being received on a security or loan, changes in the book value of our loan portfolio will not directly affect our recurring earnings or our ability to make a distribution to you.

Encore Credit’s mortgage loans held for sale as of March 31, 2004 and December 31, 2003 were comprised of adjustable and fixed-rate mortgage loans. In the case of adjustable-rate mortgage loans, the interest rate changes at various intervals and is generally subject to lifetime caps. The rates on the fixed-rate loans do not change. Since these mortgage loans held for sale primarily will be sold, we do not believe Encore Credit has significant interest rate risk under most of the interest rate scenarios we believe likely to occur. However, should interest rates move significantly before we sell the loans, Encore Credit would be materially affected by the change in interest rates. The following table shows our estimate of the effects of a change of 50 and 100 basis points, including both an increase and decrease in the interest rates, for 30 days.

Interest Rate Change Analysis

on Loans Held for Sale

March 31, 2004 Interest Rate Change	Change in Net Interest Income	Percentage Change in Net Interest Income
(in basis points)	(in thousands)
+100	$(683)	-13.42%
+50	$(341)	-6.71%
-50	$341	6.71%
-100	$683	13.42%

December 31, 2003 Interest Rate Change	Change in Net Interest Income	Percentage Change in Net Interest Income
(in basis points)	(in thousands)
+100	$(2,733)	-18.36%
+50	$(1,367)	-9.18%
-50	$1,367	9.18%
-100	$2,733	18.36%

December 31, 2002 Interest Rate Change	Change in Net Interest Income	Percentage Change in Net Interest Income
(in basis points)	(in thousands)
+100	$(1,680)	-28.19%
+50	$(704)	-11.81%
-50	$704	11.81%
-100	$1,408	23.62%

Changes in market interest rates affect our estimates of the fair value of our mortgage loans held for sale.

The following table summarizes the sensitivity of the fair market value of our mortgage loans held for sale to changes in the base or current interest rate:

	+100 basis points	+50 basis points	-50 basis points	-100 basis points
	(in thousands)
As of March 31, 2004
Change in fair value of mortgage loans held for sale	$(5,942.64)	$(2,971.35)	$2,944.79	$5,691.13

As of December 31, 2003
Change in fair value of mortgage loans held for sale	(6,131.56)	(3,065.81)	3,065.86	6,131.78

As of December 31, 2002
Change in fair value of mortgage loans held for sale	(3,464.62)	(1,732.30)	1732.30	3,464.54

Residual Interests. Encore Credit had residual interests of $1.8 million and $1.6 million outstanding at March 31, 2004 and December 31, 2003, respectively. Residual interests were recorded at estimated fair value.

Encore Credit values these assets based on the present value of estimated future cash flows using various assumptions. The discount rates used to calculate the present value of the residual interests were 33% and 33% at March 31, 2004 and December 31, 2003, respectively. The weighted average life of the mortgage loans used for valuation was 3.89 years at March 31, 2004 and 2.23 years at December 31, 2003.

Encore Credit’s retained residual interests are recorded at estimated fair value and are marked to market through a charge (or credit) to earnings. On a quarterly basis, Encore Credit reviews the fair value of its retained residual interests by analyzing its prepayment, credit loss and discount rate assumptions in relation to its actual experience and current rates of prepayment and credit loss prevalent in the industry.

Although management believes that the assumptions used to estimate the fair values of its retained residual interests are reasonable, there can be no assurance as to the accuracy of the assumptions or estimates.

The residual interests are subject to actual prepayment or credit loss risk in excess of assumptions used in valuation. Ultimate cash flows realized from these assets would be reduced should actual prepayments or credit losses exceed assumptions used in the valuation. Conversely, cash flows realized would be greater should actual prepayments or credit losses be below expectations.

The table below illustrates the resulting hypothetical fair values of Encore Credit’s retained residual interests at March 31, 2004 and December 31, 2003 caused by assumed immediate adverse changes to the key assumptions used by Encore Credit to determine fair value:

	March 31, 2004	December 31, 2003
	(in thousands)
Prepayment speed assumption:
Fair value after:
Impact of a 10% adverse change	$1,752	$1,369
Impact of a 20% adverse change	1,687	1,175
Credit loss assumption:
Fair value after:
Impact of a 10% adverse change	$1,792	$1,522
Impact of a 20% adverse change	1,771	1,460
Residual interest cash flows discount rate:
Fair value after:
Impact of a 10% adverse change	$1,709	$1,490
Impact of a 20% adverse change	1,595	1,393
Interest rate on adjustable mortgage loans and bonds:
Fair value after:
Impact of a 10% adverse change	$1,570	$1,311
Impact of a 20% adverse change	1,348	1,133

These sensitivities are hypothetical, are presented for illustrative purposes only, and should be used with caution. The changes in the assumptions regarding prepayments and credit losses were applied to the cash flows of the mortgage loans underlying the retained interests. Changes in assumptions regarding discount rate were applied to the cash flows of the securitization trusts. Generally, changes in fair value based upon a change in assumptions cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. The change in one assumption was calculated without changing any other assumptions. In reality, changes in one assumption may result in changes in others, which may magnify or offset the sensitivities. For example, changes in market interest rates may simultaneously impact the prepayment, credit loss and discount rate assumptions.

Counterparty Risk

Our anticipated hedging strategy of using derivative instruments will also involve certain additional risks such as counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. The counterparties to our derivative arrangements will be major financial institutions and securities dealers that are well capitalized with high credit ratings and with which we may also have other financial relationships. While we do not anticipate nonperformance by any counterparty, we will be exposed to potential credit losses in the event the counterparty fails to perform. Our exposure to credit risk in the event of default by a counterparty will be the difference between the value of the contract and the current market price. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related expenses incurred in connection with engaging in such hedging strategies.

Credit Spread Exposure

The mortgage-backed securities we will own are also subject to spread risk. The majority of these securities will be adjustable-rate securities valued based on a market credit spread to U.S. Treasury security yields. In other words, their value is dependent on the yield demanded on such securities by the market based on their credit relative to U.S. Treasury securities. Excessive supply of such securities combined with reduced demand will generally cause the market to require a higher yield on such securities, resulting in the use of a higher or wider spread over the benchmark rate (usually the applicable U.S. Treasury security yield) to value such securities. Under such conditions, the value of our securities portfolio would tend to decline. Conversely, if the spread used to value such securities were to decrease or tighten, the value of our securities portfolio would tend to increase. Such changes in the market value of our portfolio may affect our net equity, net income or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital.

Furthermore, shifts in the U.S. Treasury yield curve, which represents the market’s expectations of future interest rates, would also affect the yield required on our securities and therefore their value. This would have similar effects on our portfolio and our financial position and operations as would a change in spreads.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, or FIN 46, which was subsequently amended in December 2003 by FIN 46R. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns, or both. Prior to FIN 46R, a company included another entity in its consolidated financial statements only if it controlled the entity through voting interests. The consolidation requirements of FIN 46R are applicable to variable interest entities created after December 31, 2003. For interests held in variable interest entities created before January 1, 2004, FIN 46R is applicable beginning on January 1, 2005. The assets, liabilities and noncontrolling interest of variable interest entities created before January 1, 2004 would initially be measured at their carrying amounts, with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used. The adoption of FIN 46R did not have a material impact on our financial statements.

On April 30, 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, or SFAS 149. The purpose of SFAS 149 is to amend and clarify financial accounting and reporting for derivative instruments and hedging activities under Statement of Financial Accounting Standards No. 133, Accounting For Derivative Instruments and Hedging

Activities, or SFAS 133. These amendments clarify the definition of a derivative, expand the nature of exemptions from SFAS 133, clarify the application of paragraph 13 of SFAS 133 to embedded derivative instruments in which the underlying asset is an interest rate, and modify the cash flow presentation of derivative instruments that contain financing elements. SFAS 149 is effective for derivative transactions and hedging relationships entered into or modified after June 30, 2003. We quote interest rates to borrowers, which are generally subject to change by us. Although we typically honor such interest rate quotes, the quotes do not constitute interest rate locks, minimizing the potential interest rate risk exposure. The adoption of SFAS 149 did not have a material impact on our financial statements.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, or SFAS 150. SFAS 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS 150 is generally effective for financial instruments entered into or modified after May 31, 2003, although certain of the provisions of SFAS 150 related to certain mandatorily redeemable noncontrolling interests have been deferred indefinitely. The adoption of SFAS 150 did not have a material impact on our financial statements.

Related Party Transactions

Subordinated Notes and Warrants to Stockholder. Encore Credit issued two subordinated notes to Steven G. Holder, our Chairman, and Co-Chief Executive Officer, totaling $1.0 million in May 2002 and November 2002. The subordinated notes bore an annual interest rate of 10%, compounded daily. In connection with the subordinated notes, Encore Credit entered into two warrant agreements dated May 31, 2002 and November 26, 2002 with the note holder pursuant to which the note holder was granted warrants to acquire the equivalent of 1.25 million total shares of Encore Credit’s common stock at $0.75 per share. Encore Credit paid the accrued interest under each of the subordinated notes to the note holder monthly. Principal payment was due in full on May 31, 2005 for both subordinated notes. In April 2004, Encore Credit paid off all of the subordinated notes in full.

Exercise of Warrants. On August 9, 2004, Mr. Holder exercised a warrant to purchase 1,616,323 shares of Encore Credit common stock for an aggregate exercise price of $2,000,000. This warrant was issued to Mr. Holder pursuant to a letter agreement with Encore Credit in which Mr. Holder agreed to exercise the warrant at the time Encore Credit declared a “short-term event” as described below in “—Residential Funding Corporation” in order to provide Encore Credit with a portion of the funds necessary for it to exercise its redemption rights with respect to equity securities previously issued by Encore Credit to RFC.

Residential Funding Corporation. In April 2004, Encore Credit and RFC executed a warehousing agreement, revolving subordinated debt agreement, loan sale commitment agreement, a shared execution mortgage loan purchase agreement whereby Encore Credit agreed to sell to RFC certain residential mortgage loans, a securities purchase agreement and a letter agreement which provided Encore Credit with the ability to declare a “short-term event.” Under the letter agreement, if Encore Credit declared a “short-term event,” it would have the right to redeem all of its equity securities issued to RFC in return for a payment in an amount equal to the liquidation preference of the preferred stock, the issuance to RFC of a new warrant to purchase shares of Encore Credit’s common stock (the number of shares subject to which would represent at least 3% of Encore Credit’s common stock outstanding) and a payment of at least $10,000,000.

Pursuant to the securities purchase agreement, on April 6, 2004, RFC purchased 3,000,000 shares of Encore Credit’s Series C Redeemable Preferred Stock for $3,000,000 and Encore Credit issued to RFC a warrant covering the purchase of up to an aggregate of 6,061,209 shares of Encore Credit’s common stock for an aggregate exercise price of $3,000,000. In addition, on April 6, 2004, Encore Credit and RFC entered into a registration rights agreement and, pursuant to the subordinated debt agreement, Encore Credit borrowed $2,000,000 from RFC.

On June 22, 2004, Encore repaid all amounts outstanding under the subordinated debt agreement. On June 24, 2004, Encore Credit declared a “short-term event.” Shortly thereafter, Encore Credit and RFC held discussions regarding the “short-term event” declaration and the possibility of restructuring or terminating their contractual relationships.

On August 6, 2004, Encore Credit and RFC executed a termination agreement that provided for the following:

•	the payment by Encore Credit to RFC of $7,500,000 in full satisfaction of Encore Credit’s obligations as a result of its declaration of a “short-term event;”

•	the payment by Encore Credit to RFC of $3,047,690 (representing the liquidation preference of $3,000,000 plus $47,690 in accrued but unpaid dividends) to redeem the 3,000,000 shares of Series C preferred stock held by RFC;

•	the cancellation of all warrants to purchase Encore Credit common stock issued to RFC;

•	the repayment by Encore Credit of $591,766.10 of principal and accrued interest outstanding under Encore Credit’s term loan with RFC; and

•	the termination of the agreements between Encore Credit and RFC described above (except that RFC would continue to fund advances under the warehousing agreement until September 3, 2004 and Encore Credit would have until November 5, 2004 to repay amounts outstanding under the warehousing agreement).

On August 9, 2004, Encore Credit paid all amounts due to RFC pursuant to the termination agreement. At August 9, 2004, we had outstanding borrowings under the warehousing agreement of $333.5 million.

BUSINESS

We were formed in April 2004 for the purpose of building and managing a portfolio of high-yielding non-conforming residential mortgage loans in order to offer our stockholders the opportunity for an attractive dividend yield and earnings growth. Encore Credit, our wholly-owned subsidiary, is a leading nationwide mortgage banking company that originates non-conforming residential mortgage loans primarily on a wholesale basis. According to Inside B&C Lending, Encore Credit is the second fastest growing non-conforming residential mortgage originator in the United States, growing its loan origination volume 119% for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. Encore Credit, which began its lending operations in March 2002, originated approximately $4.6 billion in non-conforming residential mortgage loans in fiscal year 2003 and approximately $3.8 billion in non-conforming residential mortgage loans during the six months ended June 30, 2004. We are focused on originating non-conforming residential mortgage loans or those loans that are not typically eligible for sale to Fannie Mae or Freddie Mac based upon either credit scoring criteria or other factors, such as stated and limited income documentation, larger loan amounts, higher debt-to-income ratios, or higher LTV ratios. Encore Credit originates and purchases loans through a network of independent mortgage brokers and a limited number of correspondent lenders, and is currently developing a retail operation.

Our strategy is to use our equity capital, including a portion of the net proceeds from this offering, and funds borrowed under our warehouse and repurchase facilities to finance our mortgage loan originations. We expect to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2004, and Encore Credit will become one of our taxable REIT subsidiaries. We anticipate that our retained loan portfolio will consist primarily of non-conforming adjustable-rate loans, which will be primarily financed through on-balance sheet securitizations that will be structured as financings for tax and financial accounting purposes. We expect to sell the majority of our fixed-rate and correspondent mortgage loan production on a whole-loan servicing-released basis, in order to generate cash gain on sale income to grow our equity capital base. We intend to distribute all, or substantially all, of the earnings from our loan portfolio to our stockholders.

We underwrite each mortgage loan that we originate, and re-underwrite all correspondent mortgage loans, in accordance with our internal underwriting guidelines. We base our underwriting decisions primarily on our assessment of the borrower’s willingness and ability to pay, as reflected by the borrower’s income, historical patterns of debt repayment, the amount of equity in the borrower’s property, the value of the property collateralizing the loan and also take into account other factors that may be used to offset certain areas of credit weakness. We have developed underwriting processes and criteria that we believe generate quality borrower data and appraisals, giving us the ability to make sound underwriting and risk-based pricing decisions and allows us to approve and fund loans efficiently and profitably.

We expect to continue to use warehouse and repurchase facilities to provide short-term funding for our mortgage loan originations. If we anticipate holding an originated mortgage loan in our loan portfolio, we will generally fund it through ECC Capital. If we anticipate selling an originated mortgage loan through a whole-loan sale, we will fund it through Encore Credit, our taxable REIT subsidiary.

In order to provide long-term financing for the mortgage loans we intend to hold in our loan portfolio, we expect to securitize substantially all of those loans through transactions that will be structured as financings for both tax and financial accounting purposes. In a securitization, we sell a pool of loans to a trust for a cash purchase price and a certificate evidencing our residual interest ownership in the trust. The trust raises the cash portion of the purchase price by selling senior certificates representing senior interests in the loans in the trust. We do not expect to generate a gain or loss on sale from these securitization activities, and, following these securitizations, the loans will remain classified on our consolidated balance sheet as assets with the securitization debt classified as a liability. We expect that we will generate earnings from the loans that we securitize and/or retain in our loan portfolio primarily through:

•	net interest income, which is the difference between the:

•	interest income we receive from the mortgage loans; and

•	interest we pay to the holders of the mortgage-backed securities that we issue in securitizations;

•	net of:

•	losses due to defaults and delinquencies on the loans;

•	servicing fees and expenses we must pay; and

•	other ongoing securitization costs.

Our net interest income will vary based upon, among other things, the spread between the weighted average interest earned on the mortgage loans and the interest payable to the holders of the mortgage-backed securities, the performance of the underlying mortgages and the amount and timing of the borrowers’ prepayments of the underlying mortgages.

Until we can retain enough of the mortgage loans we originate in order to meet certain REIT asset composition requirements, we may, in the short term, purchase mortgage-backed securities on a leveraged basis. While we have not established and do not expect to establish a limit on the amount of leverage we may incur, we generally expect to leverage our equity 10 to 14 times.

Encore Credit has experience in selling loans through the whole-loan sales market. Before this offering and the Merger, whole-loan sales were executed on a servicing-released basis, meaning that the loans were sold, together with the servicing rights, to the buyers of the loans.

After this offering and the Merger, we will continue to sell a majority of our fixed-rate originations and correspondent loans on a servicing-released basis, but will do so primarily through our taxable REIT subsidiary, Encore Credit, so that we can capture any gain on the sale of these loans and thereby grow our equity capital base. We expect that these loans generally will be sold within 60 days of funding, and a third-party servicer will service these loans during the period between origination and the transfer of servicing to the buyer, which is generally within 90 days after the sale of the loans. Encore Credit will generate income primarily from:

•	the sale of loans at a premium to our weighted average origination costs (including overhead);

•	net interest income, which is the difference between the interest income generated by the mortgage loans and our interest expense on the financing of our lending activities through our warehouse and repurchase facilities during the time we hold the mortgages; and

•	origination fee income.

After the completion of this offering and the Merger, we may establish a loan servicing entity. We would develop this loan servicing entity to service the loans held in our loan portfolio and those loans sold by Encore Credit to the extent servicing is retained. This vertical integration will enable us to eliminate some of the costs associated with outsourcing the loan servicing portion of our business, offset by the costs of servicing our own loans.

As a REIT, we generally will not be required to pay U.S. federal income tax on our net taxable income that we distribute to our stockholders. The taxable income generated by our taxable REIT subsidiaries will be subject to regular corporate income tax.

Change in Loan Sale and Portfolio Strategy

Prior to this offering and the Merger, our business model relied on Encore Credit’s ability to originate mortgage loans and sell those loans in the whole-loan mortgage market. As a result of this strategy, cash gain on sale of loans is currently Encore Credit’s largest component of revenues.

Following the completion of this offering and the Merger, ECC Capital will become the parent of Encore Credit and will elect to be taxed as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 2004. Our strategy will include retaining a majority of our adjustable-rate loan originations in our loan portfolio, financed by issuing mortgaged-backed securities in order to realize the economic value of the loans and generate a more stable earnings stream not dependent on origination volume. Accordingly, we expect the net interest income generated by our portfolio to become the largest component of our revenues going forward. We intend to sell the majority of the fixed-rate loans we originate and the correspondent loans we purchase, on a whole-loan servicing-released basis through Encore Credit, which we and Encore Credit will elect to be treated as our taxable REIT subsidiary. ECC Capital intends to distribute all, or substantially all, of its taxable earnings to its stockholders and to retain a portion of its gains on sales of loans in its taxable REIT subsidiary in order to grow its equity capital base. Because Encore Credit has not previously held the loans it originated for an extended period of time and instead sold all of the loans it originated on a servicing-released basis, its historical as well as results of operations are not likely to be indicative of our future results.

In order to meet certain of the requirements for ECC Capital to qualify as a REIT, Encore Credit will continue to originate and sell our held for sale loans as well as to conduct certain origination functions with respect to loans originated for our loan portfolio, while ECC Capital will generally fund the loans that we intend to retain in our loan portfolio. We expect that our loans will be sourced, underwritten and processed by Encore Credit. ECC Capital will pay Encore Credit a fee for the origination services provided by it for the loans acquired for our retained loan portfolio. There may be certain circumstances, however, where Encore Credit will fund loans that ECC Capital will subsequently purchase from Encore Credit. To the extent that ECC Capital purchases mortgage loans from Encore Credit, ECC Capital will be required to purchase those loans at fair market value. Encore Credit will be subject to corporate income tax on any taxable gain recognized by it on the sale of the loans to us and on its other taxable income. We intend to develop origination capabilities at ECC Capital that may enable us to minimize the fees ECC Capital will pay to Encore Credit for origination services.

Our Industry

According to the Federal Reserve, the residential mortgage loan market is the largest consumer finance market in the United States. According to the MBA, single-family residential mortgage market originations totaled $3.8 trillion in 2003 and are projected to total $2.5 trillion in 2004. We believe this decrease will be attributable to projected increases in residential mortgage loan interest rates. According to the Inside B&C Lending, non-conforming residential mortgage loan originations in 2003 totaled $332 billion, or approximately 9% of the overall single-family residential mortgage market.

We focus our loan origination efforts on the non-conforming residential mortgage market. According to Inside B&C Lending, the non-conforming residential mortgage market has grown from $65 billion in 1995 to $332 billion in 2003, a 23% compounded annual growth rate. In addition to faster growth, the non-conforming residential mortgage market has historically focused on home purchases and cash-out refinancings, rather than interest rate driven rate/term refinancings, which we believe has caused this market segment to be less interest rate sensitive, and therefore less volatile, than the conforming mortgage market. For example, the conforming mortgage market origination volumes declined approximately 52% from the third quarter of 2003 to the fourth quarter of 2003, one of the first periods for increases in long-term single-family mortgage rates in over four years. During the same period, the non-conforming residential mortgage market origination volume increased over 7%. For the year ended December 31, 2003, Encore Credit’s loan originations were approximately 88% debt consolidation, cash-out refinances or purchase money loans and approximately 12% were interest rate driven no cash-out refinances.

If mortgages are eligible for sale to Fannie Mae or Freddie Mac under both size and credit characteristics, the mortgage industry often refers to these loans as conforming or prime loans. There is no standard definition in the mortgage industry for non-conforming loans. However, we define non-conforming residential mortgages as mortgages not typically eligible for sale to Fannie Mae or Freddie Mac based upon either credit scoring criteria or other factors, such as stated and limited income documentation, larger loan amounts, higher debt-to-income ratios or higher LTV ratios. See “—Underwriting—Credit Classifications.”

Our Business Strategy

Our goal is to maximize stockholder value by providing investors with an attractive dividend yield and earnings growth through implementation of the following strategies:

Build a quality portfolio of non-conforming residential mortgage loans. We will leverage our equity to increase the size of our loan portfolio and our returns while at the same time managing our financing costs and the increased risk of losses associated with a leveraged portfolio of non-conforming residential mortgage loans. We believe our internal underwriting criteria and processes coupled with our focus on the origination of loans with relatively low LTV ratios results in the origination of quality loans that have a relatively low magnitude of loss. We feel that these characteristics make the loans we originate economically attractive to retain in our loan portfolio in addition to being more attractive to investors in the whole-loan sales market.

Grow our wholesale loan origination operations. We will continue to hire experienced account executives and improve our marketing efforts in order to increase market penetration in our existing markets and strategically expand into new geographic areas. During the six months ended June 30, 2004, Encore Credit hired 76 account executives with an average of approximately six years experience in the non-conforming residential mortgage loan industry. Of these newly hired account executives, 52 are located in states in which Encore Credit has done an aggregate of less than 20% of its total loan originations for the six months ended June 30, 2004.

Continue to improve our loan sale and securitization execution. By expanding our relationship with rating agencies such as Moody’s Investor Service, Standard & Poor’s and Fitch Ratings and working with our regular institutional loan buyers to further communicate the performance characteristics of our mortgage loan originations, we anticipate improvement in both our loan sales and our securitization executions. We expect this will result in increased gains on sale with respect to the loans we sell. With respect to our securitizations, we believe this will result in lower over-collateralization requirements as well as lower interest rates on the bonds we issue.

Actively manage our mortgage loan portfolio. We will seek to actively manage the interest rate and credit risks relating to holding a portfolio of non-conforming residential mortgage loans in an effort to generate an attractive risk-adjusted return on our stockholders’ equity. We intend to use hedging instruments to attempt to reduce the interest rate exposure that results from financing fixed-rate assets with floating-rate liabilities. We will also actively monitor our portfolio to manage our credit exposure through prompt detection and management of delinquencies.

Develop a retail loan operation to originate non-conforming residential mortgage loans. Members of our management team have extensive experience in building and growing a retail mortgage operation. Encore Credit is currently developing a retail operation and intends to begin originating retail mortgage loans during the third quarter of 2004. During the first quarter of 2005, we intend to transition Encore Credit’s retail operation to Bravo Credit, its wholly-owned subsidiary, which also will be one of our taxable REIT subsidiaries after the Merger.

Continue to improve our efficiency and cost structure. We are continually increasing the use of technology to further streamline our loan origination and underwriting processes as a means of improving our efficiency and cost structure.

Strengthen our balance sheet. We will seek to strengthen our cash position and increase availability under our warehouse and repurchase facilities in an effort to protect our operations and provide the ability to respond to disruptions in the market or other adverse conditions and to meet our distribution and other REIT qualification requirements. A stronger balance sheet will allow us to hold loans for a longer period in the event that the whole-loan market for our loans weakens or becomes unstable due to temporary market disruption.

Our Competitive Advantages

We believe that we have the following competitive advantages that will allow us to differentiate ourselves from other residential mortgage lenders and REITs:

Experienced management team. Our executive management team has a combined 96 years of experience in the consumer finance industry and has extensive experience in all aspects of originating non-conforming residential mortgage loans, on both a wholesale and retail basis, and investing in and managing portfolios of non-conforming residential mortgage loans and mortgage-backed securities. Prior to forming Encore Credit, our Chairman of the Board and Co-Chief Executive Officer, Steven G. Holder, co-founded one of the largest non-conforming loan originators and oversaw its wholesale and retail mortgage banking activities. In addition, our President and Co-Chief Executive Officer, Shabi S. Asghar, was the president of the wholesale mortgage division of the same company.

Attractive non-conforming residential mortgage market fundamentals. According to Inside B&C Lending, non-conforming residential mortgage loan originations totaled $332 billion in 2003, or approximately 9% of the overall single-family mortgage market, growing from $65 billion in 1995, a 23% compounded annual growth rate. The non-conforming residential mortgage market has historically focused on home purchases and cash-out refinancings, rather than interest rate driven rate/term refinancings, which we believe has caused this market segment to be less interest rate sensitive, and therefore less volatile, than the conforming mortgage market. For the six months ending June 30, 2004, approximately 75% of Encore Credit’s originations were cash-out refinancings.

Disciplined and efficient underwriting guidelines and supporting processes and technology. Our use of technology to integrate sophisticated risk management models, maintain credit decision consistency and drive loss mitigation efforts has increased underwriting efficiency and lowered our origination costs. We believe that this allows us to make efficient underwriting decisions that result in our offering competitively priced products.

Quality customer service. Our highly trained account executives work closely with our brokers, correspondents, customer-focused account managers and underwriters to provide quick loan decisions and quality service. We believe our focus on service, quality and efficiency, including funding to meet our customers’ timelines, will result in increased loan originations through repeat business.

Our Loan Products

We offer a variety of both adjustable-rate and fixed-rate loan products that are secured by a first or second mortgage on a borrower’s residence. Encore Credit’s principal loan products are adjustable-rate non-conforming residential mortgage loans with a fixed principal amount and term to maturity. Encore Credit primarily originates non-conforming residential mortgage loans through its wholesale broker network solicited by its account executives throughout the United States.

Product Types

We typically offer the following product types in order to make available a diverse set of mortgage options to our borrowers:

Product	Term	Rate(1) (2)
Adjustable-Rate Mortgages
6 month	30 years	Adjustable-rate after first 6 months
1/29	30 years	Adjustable-rate after first 12 months
2/28	30 years	Adjustable-rate after first 24 months
3/27	30 years	Adjustable-rate after first 36 months
5/25	30 years	Adjustable-rate after first 60 months

Interest Only/Adjustable-Rate Mortgages
2/28	30 years	Interest only for first 24 months; Adjustable-rate after first 24 months
3/27	30 years	Interest only for first 36 months; Adjustable-rate after first 36 months

Fixed-Rate Mortgages
10 Year	10 years	Fixed
15 Year	15 years	Fixed
20 Year	20 years	Fixed
25 Year	25 years	Fixed
30 Year(3)	30 years	Fixed

(1)	For our adjustable-rate mortgage loans, the rate is calculated every six months after the initial rate adjustment period.
(2)	Certain prepayment penalties apply within the first three years subject to state imposed limitations. We also offer rate options that do not include prepayment penalties on all loan products.
(3)	We also offer a 30 year fixed-rate mortgage loan that is interest only for the first 60 months.

The following table sets forth our loan production by product type during the periods shown:

	Six Months Ended June 30, 2004	Year Ended December 31,
Product Type		2003	2002
	(in thousands)
2/28 ARM	$2,408,109	$2,810,558	$896,565
2/28 Interest Only/ARM	167,222	—	—
3/27 ARM	102,250	226,111	155,130
3/27 Interest Only/ARM	17,726	—	—
15 Year Fixed	51,702	92,436	28,054
20 Year Fixed	69,413	41,055	4,800
30 Year Fixed	963,647	1,411,618	399,462
Other(1)	43,687	2,892	1,101

Total Loan Production	$3,823,756	$4,584,670	$1,485,112

(1)	Includes our 10, 25 and 30 year interest only fixed products, as well as our recently initiated six month, one year and five year adjustable-rate mortgage loan products.

Loan Programs and Risk Categories. Encore Credit has established the following loan programs and risk categories, which identify the types of loans that it originates. A majority of Encore Credit’s loan originations are underwritten using the “Credit Score Advantage” program. This program makes loans available to a broad group of borrowers who fit a more traditional non-conforming profile. However, there are borrowers who request higher LTV ratios, larger loan amounts or more unique financing options. Rather than attempt to incorporate all of these specialized requests into one loan program, Encore Credit has established separate loan programs to accommodate borrowers who would otherwise require individual exceptions to a single, broader loan program. Encore Credit established these programs to allow its underwriting personnel to process loan applications from borrowers who fit a particular program’s criteria quickly and efficiently. Upon completion of this offering and the Merger, we intend to continue employing this criteria in our practices.

The criteria for each of these programs are guidelines only. All of our loan programs have tiered exception levels whereby approval of an exception is escalated to a higher loan approval authority. Although we generally do not make adjustments to the credit grade of any applicant, we may determine on a case-by-case basis that an applicant warrants a LTV ratio exception, a loan amount exception, a debt-to-income exception or another exception. We may allow such an exception if the application reflects certain compensating factors, such as a lower than maximum LTV ratio, a maximum of one 30-day late payment on all mortgage loans during the last 12 months, job and income stability or a meaningful amount of liquid assets. We may also grant an exception if the applicant provides a down payment of at least 20% of the purchase price of the underlying property or if the new mortgage loan significantly reduces the applicant’s aggregate monthly debt service payments. We expect that a substantial number of the mortgage loans we originate will represent such underwriting exceptions. For the six months ended June 30, 2004 and the year ended December 31, 2003, approximately 23% and 25%, respectively, of the loans Encore Credit originated represented such underwriting exceptions.

Credit Score Advantage Program

This program offers loans to individuals with a wide range of credit backgrounds and has the most flexible underwriting criteria. This program determines the borrower’s credit grade by using the borrower’s credit score, mortgage or rental history for the past 12 months and the borrower’s bankruptcy and foreclosure history as its primary factors. Once the appropriate credit grade has been determined, the borrower’s credit score is used to determine the applicable rate, LTV ratios and allowable loan amounts. Borrowers with higher credit grades typically may be offered higher LTV ratios and higher loan amounts. Conversely, those applicants with lower credit scores are typically offered lower LTV ratios and lower loan amounts. There are additional restrictions based on the borrower’s credit score, which restrict the LTV ratios and loan amounts available to borrowers within the same credit grade who have lower credit scores. The rates that are charged to borrowers are also established by using both the credit grade and the credit scores of the borrowers within the same grade. The Credit Score Program has five credit classifications available ranging from AA to C-. For the six months ended June 30, 2004 and the year ended December 31, 2003, approximately 89.2% and 98.4%, respectively, of our total loan originations were made under this program.

Interest Only Advantage Program

This program offers borrowers the opportunity to obtain a loan that allows them to make an interest only payment for the first two, three or five years of the loan. At the end of the interest only term, the borrower’s loan balance is fully amortized for the remaining term of the loan. The initial interest only period provides borrowers with lower payments for a period of time allowing them to use a greater portion of their cash flow to pay off other debt, to qualify for larger loan amounts or for other uses. Because there is a slightly higher risk associated with the absence of principal reduction for the initial interest only period, the minimum credit score required for this program is higher than for the “Credit Score Advantage” program and the rate the borrower is charged is slightly higher. This program is only available to our three highest credit classifications, AA, A+ and B. This program was initiated in the second quarter of 2004. For the six months ended June 30, 2004, approximately 5.3% of our total loan originations were made under this program.

Second Mortgage Advantage Program

This program offers second mortgage loans that are generally funded concurrently and in conjunction with a first mortgage loan originated by Encore Credit. This program allows borrowers to obtain a lower rate on a first mortgage loan while obtaining additional funds for either a purchase or a refinancing, which can be paid off without affecting the first mortgage loan, subject to any applicable prepayment limitations. Loans funded under this program normally provide higher combined LTV, or CLTV, ratios. Because of the risk associated with loans with higher LTV ratios in second lien position, these loans generally have higher interest rates. Some limitations on loan amounts, lower debt-to-income ratios, higher minimum credit scores and restrictions on property types. This program was initiated in the second quarter of 2004. For the six months ended June 30, 2004, approximately 1.1% of our total loan originations were made under this program.

Mobile/Manufactured Advantage Program

This program offers loans to borrowers secured by permanent foundation manufactured homes that are classified as “real property.” Our experience has been that loans secured by this property type have limited marketability due to investors’ concerns regarding the lack of appreciation or in some cases depreciation of these properties over time. Because of the lack of demand and added risk in originating and selling these loans borrowers are charged a higher rate and must qualify under our two highest credit classifications, AA or A+, have higher minimum credit scores and provide full income documentation. Other restrictions include lower LTV ratios, lower loan amounts and limitations on the amount of cash the borrower may receive at closing. This program was initiated in the third quarter of 2003. For the six months ended June 30, 2004, less than 1.0% of our total loan originations were made under this program.

Specialty Advantage Program

For those borrowers seeking high LTV ratios, Encore Credit offers a specialty program that offers loans on a LTV ratio of up to 100% based on either full or stated income documentation. These programs offer either first or second mortgages to borrowers in either of our two highest credit classifications, AA or A+. Because of the additional risk associated with loans with higher LTVs, there are additional limitations that are not placed on similar grades in other programs. These additional restrictions reduce the risk associated with making loans to borrowers at these higher LTV ratios. This program was initiated in the fourth quarter of 2003. For the six months ended June 30, 2004, approximately 4.0% of our total loan originations were made under this program.

Jumbo Advantage Program

This program offers loan amounts higher than those traditionally found in the non-conforming residential mortgage market. These loans are generally in excess of $500,000 and are made available to borrowers in our two highest credit classifications, AA or A+. Similar to our “Specialty Advantage” program, there are additional restrictions and requirements on this program. These additional restrictions and requirements are used to offset the additional risk associated with these loans with better borrower characteristics. This program was initiated in 2002. For the six months ended June 30, 2004, less than 1.0% of our total loan originations were made under this program.

475 Advantage Program

This program provides, loans to borrowers who would not normally qualify for a loan based on their credit score. These loans are made to borrowers with a minimum credit score of 475, where the borrower’s financial history and other factors make the loan, in our opinion, a reasonable risk. These loans are made only to those borrowers who provide full income documentation and are based on LTV ratios of 70% or less. Although the borrower may have experienced late mortgage payments, the borrower must not be more than two payments behind at the time of closing. Based on the higher risk associated with these loans, the loans have lower LTV ratios and loan limits and have higher interest rates. There are also additional limitations such as property type restrictions, limitations on the amount of cash that the borrower may receive at closing, as well as additional appraisal review requirements. These additional restrictions are used to offset the additional risk normally associated with this type of transaction. This program was initiated in the fourth quarter of 2003. For the six months ended June 30, 2004, less than 1.0% of our total loan originations were made under this program.

The following table sets forth our loan production by program type:

	Six Months Ended June 30, 2004	Year Ended December 31,
Program Type		2003	2002
	(in thousands)
Credit Score Advantage	$3,412,098	$4,509,748	$1,483,763
Interest Only Advantage	202,363	N/A	N/A
Second Mortgage Advantage	40,890	N/A	N/A
Mobile/Manufactured Advantage	1,684	199	N/A
Specialty Advantage	151,138	57,066	N/A
Jumbo Advantage	11,306	17,607	1,349
475 Advantage	4,277	N/A	N/A

Total Loan Production	$3,823,756	$4,584,620	$1,485,112

Loan Production

Encore Credit originates and purchases loans through a network of independent mortgage brokers, and to a lesser extent, correspondent lenders. We have a working relationship with approximately 7,000 approved brokers and correspondents. The broker and correspondent relationships are initiated and maintained by our account executives who are able to provide ongoing, on-site customer service to ensure that loans are processed and funded as efficiently as possible. We originated loans through approximately 3,000 of these brokers during the first six months of 2004, with 25 of our highest producing brokers generating approximately 10% of our total loan production.

As of June 30, 2004, this production channel operated through six regional processing centers located in Sacramento, California, Irvine, California, Woodland Hills, California, Concord, California, Downers Grove, Illinois and Glen Allen, Virginia. As of June 30, 2004, this production channel employed 162 account executives.

Encore Credit is currently developing a retail operation and intends to begin originating retail mortgage loans during the third quarter of 2004. During the first quarter of 2005, we intend to transition Encore Credit’s retail operation to Bravo Credit, its wholly-owned subsidiary, which will be one of our taxable REIT subsidiaries after the Merger.

The following table sets forth Encore Credit’s loan production during the periods shown:

	Six Months Ended June 30, 2004	Year Ended December 31,
		2003	2002
	(Unaudited)
	(in thousands, except as otherwise indicated)
Principal balance (in millions)	$3,824	$4,585	$1,485
Average principal balance per loan	195,519	184,692	196,002
Weighted average initial LTV ratio	78.84%	79.29%	78.56%
Percentage of first mortgage loans	99.01%	99.94%	99.86%
Percentage of original purchase loans	15.92%	11.40%	9.61%
Weighted average interest rate	7.01%	7.37%	7.95%
Fixed-rate	6.76%	7.02%	7.50%
ARMs-initial rate	7.12%	7.55%	8.14%
ARMs-Margin(1)	5.83%	5.78%	6.44%
Weighted average FICO score	616	608	597

(1)	The percentage which, when added to a market index, such as LIBOR, determines the rate on an ARM loan.

Loan Production by Geographic Distribution

For the years ended December 31, 2003 and 2002 Encore Credit originated approximately 60.11% and 77.99%, respectively, of its loans in California. During that same period, approximately 76.79% and 88.91%, respectively, of Encore Credit’s loans were originated in Illinois, Florida and California.

The following table shows Encore Credit’s loan originations by state for the periods shown:

	Loan Originations for the Six Months Ended June 30, 2004	Six Months Ended June 30 2004	Year Ended December 31,
State in which Mortgage Loans were Funded			2003	2002
	(in thousands)
California	59.53%	$2,276,458	$2,755,967	$1,158,368
Illinois	9.73	372,160	488,472	103,771
Florida	4.89	187,012	276,561	58,546
New York	4.38	167,404	72,954	0.00
Nevada	1.97	75,312	71,195	4,578
Michigan	1.80	68,809	89,096	16,710
Maryland	1.72	65,811	73,976	10,685
Georgia	1.31	50,204	26,055	7,800
Virginia	1.28	48,769	50,716	4,533
Ohio	1.10	42,155	70,875	152
Connecticut	1.05	40,013	40,612	1,130
Other states*	11.24	429,649	568,140	118,839

Total	100.00%	$3,823,756	$4,584,620	$1,485,112

*	Each state included in “Other states” individually accounted for less than one percent of our total loan originations for the six months ended June 30, 2004.

Loan Production by Borrower’s Risk Classification

The following table sets forth information about Encore Credit’s loan production by borrower risk classification during the periods shown:

	Six Months Ended June 30, 2004	Year Ended December 31,
		2003	2002
Total Originations (in thousands)	$3,823,756	$4,584,620	$1,485,988
AA Credit Grade Loans
Loan originations (in thousands)	$2,528,104	$3,413,050	$918,045
Weighted average interest rate:
FRMs, or fixed-rate mortgages	6.68%	6.93%	7.37%
ARMs, or adjustable-rate mortgages	6.71%	7.28%	7.83%
Margin	5.64%	5.49%	6.19%
A+ Credit Grade Loans Loan originations (in thousands)	$819,718	$567,293	$296,877
Weighted average interest rate:
FRMs	6.90%	7.43%	7.76%
ARMs	7.35%	7.75%	8.19%
Margin	5.78%	6.19%	6.51%
B+ and B Credit Grade Loans Loan origination (in thousands)	$245,311	$370,762	$181,752
Weighted average interest rate:
FRMs	7.37%	7.71%	8.34%
ARMs	7.78%	8.10%	8.49%
Margin	6.50%	6.45%	6.85%

	Six Months Ended June 30, 2004	Year Ended December 31,
		2003	2002
C Credit Grade Loans Loan originations (in thousands)	$176,246	$173,948	$62,827
Weighted average interest rate:
FRMs	7.62%	8.12%	8.78%
ARMs	8.10%	8.61%	9.23%
Margin	6.93%	6.89%	7.23%
C- Credit Grade Loans Loan originations (in thousands)	$54,377	$59,566	$26,577
Weighted average interest rate:
FRMs	8.72%	9.58%	9.15%
ARMS	9.89%	9.82%	10.05%
Margin	6.96%	7.01%	7.29%

Loan Production by Borrowers’ Credit-Score

The following table sets forth information about Encore Credit’s loan production based upon borrowers’ FICO scores obtained from one or more of the three principal credit bureaus:

	Six Months Ended June 30,		Year Ended December 31,
	2004		2003		2002
Weighted Average FICO Score	616		608		597
			(in thousands)
> 800	$3,988	* %	$3,375	* %	$637	* %
781 to 800	15,436	*	19,824	*	4,413	*
751 to 780	64,681	1.69	64,295	1.40	16,046	1.08
721 to 750	122,018	3.19	119,699	2.61	24,982	1.68
701 to 720	145,910	3.81	122,541	2.67	30,643	2.06
681 to 700	219,859	5.74	183,872	4.01	53,566	3.61
651 to 680	533,611	13.95	532,754	11.62	145,069	9.77
621 to 650	704,696	18.42	814,867	17.77	217,549	14.65
601 to 620	439,350	11.49	585,701	12.78	184,934	12.45
581 to 600	402,185	10.51	517,936	11.30	175,542	11.82
551 to 580	523,820	13.69	736,281	16.06	251,406	16.93
521 to 550	428,985	11.21	610,237	13.31	248,653	16.74
501 to 520	200,886	5.25	260,974	5.69	126,570	8.52
475 to 500	18,331	*	12,264	*	5,102	*

Total loan originations	$3,823,756	100.00%	$4,584,620	100.00%	$1,485,112	100.00%

*	Less than 1.0%

Loan Production by LTV Ratio

LTV is an important method for many loan originators and loan investors to measure risk within a loan. An LTV is calculated by using the loan principal balance as the numerator and the lower of the home’s sales price or appraised value as the denominator. A loan is said to have an 80% LTV if, for example, the home was purchased for $100,000 and the loan amount is $80,000. This assumes the appraised value of the home is at least $100,000.

During the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002, our mortgage loan origination volume, as measured by principal balance, contained loans within the following LTV ranges:

	Six Months Ended June 30, 2004		Years Ended December 31,
			2003		2002
LTV	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume
	(in thousands)
50% or less	$150,996	3.95%	$146,978	3.21%	$40,685	2.75%
50.01% to 60%	188,175	4.92	216,999	4.74	72,478	4.88
60.01% to 70%	509,571	13.34	603,773	13.17	192,416	12.95
70.01% to 75%	392,362	10.26	517,815	11.29	192,941	12.99
75.01% to 80%	835,929	21.87	920,571	20.08	330,244	22.24
80.01% to 85%	581,725	15.22	767,240	16.74	283,964	19.12
85.01% to 90%	752,658	19.69	1,107,425	24.16	337,850	22.75
90.01% to 95%	294,370	7.70	129,883	2.83	29,566	1.99
95.01% or more	116,418	3.04	173,908	3.79	4,968	0.33

Total mortgage loans	$3,823,756	100.00%	$4,584,619	100.00%	$1,485,112	100.00%

The broker’s role is to identify the applicant, assist in completing the loan application, gather necessary information and documents, submit the application requesting the interest rate and term of the loan, and serve as a liaison with the borrower through the lending process. Encore Credit reviews and underwrites the applications submitted by the broker in accordance with its internal underwriting guidelines and then approves or denies the application. If the loan is approved, Encore Credit approves the requested interest rate and terms or makes a counter offer. Encore Credit funds the loan upon acceptance by the borrower and satisfaction of all conditions imposed. Because brokers conduct their own marketing, employ their own personnel to complete loan applications and maintain contact with borrowers, originating loans through our wholesale network allows Encore Credit to increase its loan volume without incurring the higher marketing and personnel costs associated with retail originations.

Encore Credit also purchases funded loans on an individual or “flow” basis from independent mortgage brokers and financial institutions known as correspondent lenders. Encore Credit’s loan origination volume includes loans it directly originates as well as those loans it purchases from correspondents. Encore Credit reviews an application for approval from each correspondent lender that seeks to sell it a funded loan and re-underwrites all correspondent mortgage loans in accordance with Encore Credit’s internal underwriting guidelines. Encore Credit also reviews each correspondent’s financial condition and licenses. We will continue to require each correspondent to enter into a purchase and sale agreement with customary representations and warranties regarding the loans the correspondent will sell to us. These representations and warranties are comparable to those given by us to the purchasers of our loans. Once the correspondent is approved, Encore Credit re-underwrites each loan submitted by them to the same standards as if it were actually originating the loan. For the year ended December 31, 2003 and the six months ended June 30, 2004, approximately 12% and 13%, respectively, of Encore Credit’s loan originations were through purchases from correspondents.

Because mortgage brokers generally submit loan files to several prospective lenders simultaneously, consistent underwriting, competitive programs, price, quick response times and personal service are critical to producing loans successfully through independent mortgage brokers. To meet these requirements, we strive to provide quick response time to the loan application (generally within 24 hours). In addition, the loans are processed and underwritten in our regional offices, and loan consultants, loan processors and underwriters are available to answer questions, assist in the loan application process and facilitate the ultimate funding of the loan.

Quality Control. Encore Credit’s quality control program is intended to monitor loan production with the overall goal of improving the quality of loan production generated by Encore Credit’s retail loan operation and independent mortgage broker channel. Through systematically monitoring loan production, the quality control department can identify and communicate to management existing or potential underwriting and loan packaging problems or other areas of concern. The quality control file review ensures compliance with Encore Credit’s underwriting guidelines and federal and state regulations. This is accomplished by focusing on:

•	the accuracy of all credit and legal information;

•	a collateral analysis, which may include a desk or field re-appraisal of the property and review of the original appraisal;

•	employment and/or income verification; and

•	legal document review to ensure that the necessary documents are in place.

Underwriting

We underwrite each mortgage loan that we originate in accordance with our internal underwriting guidelines. We have developed internal underwriting processes and criteria that we believe generate quality loans and give us the ability to approve and fund loans quickly. Our internal underwriting guidelines are designed to help us evaluate a borrower’s credit history, capacity, willingness and ability to repay the loan, and the value and adequacy of the collateral. We review the borrower’s credit history from Experian Information Solutions, Inc., Trans Union Corp. and Equifax, Inc. In addition, we review credit scores derived from the borrower’s credit history by one or more nationally recognized credit scoring models.

Our Underwriting Guidelines. Our internal underwriting guidelines are established by our credit committee. Our credit committee meets regularly with our production and operations managers to review proposed changes to underwriting guidelines. If an individual loan application does not meet our formal written underwriting guidelines, but the underwriter is confident both that the borrower has the ability and willingness to pay and that the property provides adequate collateral for the borrower’s obligations, our underwriters can make underwriting exceptions up to certain limits within our formal exception policies and approval authorities. All of our loan programs have tiered exception levels whereby approval of certain exceptions, such as LTV ratio exceptions, a loan amount exceptions, a debt-to-income exceptions, are escalated to higher loan approval authority levels.

Our Underwriting Personnel. All of our loans are underwritten by our on-site underwriting personnel. We do not delegate underwriting authority to any broker or third party. We adhere to strict internal standards with respect to who has the authority to approve a loan. In the event that an underwriting exception is required for approval, only specifically designated personnel, dictated by the exception required, are authorized to make such exceptions. We regularly train our operation managers, who supervise our underwriters, on emerging trends in production. We believe that these managers and underwriters are highly qualified and experienced and are familiar with our underwriting guidelines. We believe that our regionalized underwriting process provides us with the ability to fund loans faster than many of our competitors, and that the experience of our operations managers, our information systems and our rigorous quality control process ensure the continued quality of our loans.

Credit Classifications. Under our internal underwriting guidelines, we have established several different credit categories within each loan program, and we assign a credit grade to each applicant based on their credit history. These risk categories establish the maximum permitted LTV ratio, the maximum loan amount and the allowed use of loan proceeds given the borrower’s mortgage payment history, consumer credit history, liens/charge-offs/bankruptcy history, debt-to-income ratio, use of proceeds, documentation type and other factors.

Because the industry does not use a standard classification system, our definitions and credit classifications of the loans we originate may differ from those used by our competitors. As a result, the credit grades and other data with respect to our loan production we provide in this prospectus may not be comparable to similar data of our competitors. Also, we may change our credit classification system from year-to-year, based on our on-going evaluation of historical performance and market demand. Thus, data with respect to specific credit classifications within our loan production may not be comparable on a historical basis.

In general, higher credit risk mortgage loans are graded in categories that permit more (or more recent) major derogatory credit items, such as outstanding judgments or prior bankruptcies. Our underwriting guidelines for first mortgages contain categories and criteria for grading the potential likelihood that an applicant will satisfy the repayment obligations of a mortgage loan.

Our guidelines are primarily intended to (i) determine that the borrower has the ability to repay the mortgage loan in accordance with its terms and (ii) determine that the related mortgaged property will provide sufficient value to recover the investment if the borrower defaults. Although we generally do not make adjustments to the credit grade of any applicant, we may determine on a case-by-case basis that an applicant warrants a LTV ratio exception, a loan amount exception, a debt-to-income exception or another exception. We may allow such an exception if the application reflects certain factors such as a lower than maximum LTV ratio, a maximum of one 30-day late payment on all mortgage loans during the last 12 months, or a meaningful amount of liquid reserves. We may also grant an exception if the applicant places in escrow a down payment of at least 20% of the purchase price of the mortgaged property or if the new mortgage loan significantly reduces the applicant’s aggregate monthly payments. All of our loan programs have tiered exception levels whereby approval of exceptions is escalated to higher loan approval authority levels. We expect that a substantial number of the mortgage loans we originate will represent such underwriting exceptions.

Credit scores are obtained by Encore Credit in connection with mortgage loan applications to help assess a borrower’s creditworthiness. Credit scores are obtained from credit reports provided by Experian Information Solutions, Inc., Trans Union Corp. and Equifax, Inc., each of which may employ differing computer models and methodologies. The credit score is designed to assess a borrower’s credit history at a fixed point in time, using objective information currently on file for the borrower at a particular credit reporting organization. Information utilized to create a credit score may include, among other things, payment history, delinquencies on accounts, level of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. Credit scores range from approximately 400 to 800, with higher scores generally indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a credit score purports only to be a measurement of the relative degree of risk a borrower represents to a lender; that is, a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. Moreover, credit scores were developed to indicate a level of default probability over the period of the next two years, which does not correspond to the life of a mortgage loan. Furthermore, credit scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general. Therefore, a credit score does not take into consideration the differences between mortgage loans and consumer loans generally or the specific characteristics of the related mortgage loan including, for example, the LTV or CLTV, the collateral for the mortgage loan, or the debt-to-income ratio. Our current core underwriting guidelines require a minimum credit score of 500, although a higher credit score is often required to qualify for the maximum LTV under each program. We also offer a specialty product with restricted guidelines with a minimum credit score of 475. There can be no assurance that the credit scores of the mortgagors will be accurate predictors of the likelihood of repayment of the related mortgage loans.

The underwriting of a mortgage loan to be originated or purchased by Encore Credit generally includes a review of the completed loan package, which includes the loan application, a current appraisal, a preliminary title report and a credit report. All loan applications and all closed loans offered to Encore Credit for purchase must be approved by Encore Credit in accordance with its underwriting criteria. Encore Credit regularly reviews its underwriting guidelines and makes changes when appropriate to respond to market conditions, the performance of loans representing a particular loan product and/or changes in laws or regulations.

Encore Credit requires satisfactory title insurance coverage on all residential properties securing mortgage loans it originates or purchases. The loan originator and its assignees are generally named as the insured. Title insurance policies indicate the lien position of the mortgage loan and protect Encore Credit against loss if the title or lien position is not as indicated. The applicant is also required to maintain hazard and, in certain instances, flood insurance in an amount that complies with applicable laws and is sufficient to cover the new loan and any senior mortgage, subject to the maximum amount available under the National Flood Insurance Program.

Verification of Borrower’s Income. Our mortgage programs include several levels of documentation used to verify the borrower’s income.

Full income documentation. Our highest level of income documentation generally requires a stable, two-year history of income. A wage-earner may document income by any of the following: a verification of employment; the borrower’s two most recent Wage and Tax Statements, or W-2, and a current pay-stub reflecting year-to-date income; the borrower’s two most recent IRS Form 1040s and a year-to-date statement of profit-and-loss; or the borrower’s personal bank statements for the previous two years showing average monthly deposits sufficient to support the qualifying income. A self-employed borrower may document income with either the two most recent federal tax returns or bank statements for the previous two years.

Limited income documentation. This program is for borrowers who have less than a two-year history of stable income or who otherwise cannot meet the requirements of the full documentation level. This documentation level generally requires a six-month history of stable income, together with personal bank statements for the previous six months to support their qualifying income.

Stated income. The borrower’s income used to qualify for the loan is taken from the borrower’s signed application and compared to the borrower’s line of work or profession for reasonableness. Self-employed borrowers typically must provide satisfactory evidence of existence of the business and demonstrate a two-year history of employment in the same profession. A verification of employment and position is done for each stated income loan.

Appraisal Review. An assessment of the adequacy of the real property as collateral for the loan is primarily based upon an appraisal of the property and a calculation of the LTV of the loan applied for and the CLTV to the appraised value of the property at the time of origination. Appraisers determine a property’s value by reference to the sales prices of comparable properties recently sold, adjusted to reflect the condition of the property as determined through inspection. As a lender that generally specializes in loans made to credit impaired borrowers, Encore Credit has implemented an appraisal review process to support the value used to determine the LTV ratio. This includes the use of independent property reports, in-house scorecards and reviews performed by our staff appraisers on high risk properties.

Loan Sales Process and Securitizations

Historically, Encore Credit primarily sold the loans it originated on a whole-loan servicing-released basis. After completing this offering and the Merger, we intend to continue to sell a majority of our fixed-rate and correspondent loans that we originate on a whole-loan basis through Encore Credit. However, we intend to hold a majority of the adjustable-rate loans that we originate on our balance sheet, financed primarily by issuing mortgage-backed securities secured by these loans and by our equity.

Whole-Loan Sales

To date, our loan sales process has been structured primarily around the sale by Encore Credit of whole-loans to large institutions for cash. In order to hedge the risk of declining market values of funded loans on Encore Credit’s balance sheet, Encore Credit enters into forward-sale contracts with its institutional clients. We anticipate that we will continue to sell a portion of the loans we originate in substantially the same manner. These contracts are arrangements that obligate us to sell a pre-specified quantity of loans in accordance with predetermined guidelines for cash and to deliver the loans on a monthly basis. This process helps us to mitigate interest rate risk by originating loans for which there is a liquid market. Under the terms of our loan sale agreements, we make representations and warranties about our loans and origination practices to the purchaser. We may be required to repurchase loans in the event that these representations are breached and have a material effect on the value of the loan, or if the applicable borrower under any loan fails to make the first (or in some cases second) payment following the sale of the loan to the buyer.

Securitization

In a securitization, we sell a pool of loans to a trust, established specifically for the securitization, for a cash purchase price and a certificate evidencing our residual interest ownership in the trust. The trust raises the cash portion of the purchase price by selling certificates representing interests in the loans in the trust. Following the securitization, purchasers of certificates receive the principal collected, including prepayments, on the loans in the trust. In addition, purchasers receive a portion of the interest on the loans in the trust equal to the specified “investor pass-through interest rate” on the principal balance. We receive the cash flows from the residual interests, after payment of servicing fees, guarantor fees and other trust expenses, and provided the specified over-collateralization requirements are met.

We intend to structure the securitization of the loans that we retain in our loan portfolio as financings rather than sales of the underlying loans for tax and accounting principles generally accepted in the United States, or GAAP, purposes. Under these securitizations, the loans will remain on our consolidated balance sheet as an asset and the securitization debt will be listed as a liability on our balance sheet. Thus, we will record interest income generated by the mortgage loans and recognize interest expense on the mortgage-backed securities over the life of the loan, rather than generate a gain or loss at the time of the securitization. We will therefore generate earnings and cash flow from the loans we securitize primarily through net interest income. The cash flow available to us will vary depending upon a number of factors, including the following:

Interest rate spread. A substantial portion of the net interest income generated by our securitized loans will be based upon the spread between the weighted average interest earned on the mortgage loans and the interest payable to holders of the mortgage-backed securities collateralized by our loans. We believe that a substantial portion of the securities we issue will be variable-rate securities, the interest-expense of which is tied to short-term rates, while the interest income we receive from our loans is tied to medium- and long-term rates. Accordingly, relative changes in short-term versus long-term interest rates could have a material impact on the net interest margin we receive. If short-term interest rates rise relative to long-term rates, the excess cash generated by the mortgage pool will likely decrease as our cost of funds increases faster than the interest income on our loans. In addition, the net interest income we receive from securitizations will be reduced according to the terms of the securitization documents if there are a significant amount of loan defaults or a large amount of loan prepayments, especially defaults on, or prepayments of, loans with interest rates that are high relative to the rest of the asset pool. We anticipate that we will attempt to mitigate at least a portion of this net interest margin variability by purchasing interest rate caps or entering into interest rate swap agreements.

Over-collateralization. We expect that our securitizations will also be structured to provide that all or a significant portion of the excess interest generated by the pool of loans be required to be paid into an account held by the trust, instead of being released to us, until the over-collateralization targets established by the applicable rating agencies, or the financial guaranty insurer, in the case of certain securitization trusts, are reached. The required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed defined levels. This could have the effect of reducing or even eliminating the net interest income payments distributed to us.

We will record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, and will not recognize a gain or loss upon completion of the securitization for tax and GAAP purposes. This accounting treatment will more closely match the recognition of income with our actual receipt of cash payments, which we believe will provide us with more stable results of operations compared to companies that structure their securitizations as sale transactions for both tax and GAAP purposes.

Investment Guidelines

We intend to develop a portfolio lending investment policy that will minimize credit risk and interest rate risk, consistent with risk management and capital preservation guidelines approved by our board of directors. We intend to adopt an investment policy prior to completing this offering. Our mortgage portfolio will primarily consist of non-conforming adjustable-rate mortgage loans.

We intend to invest in adjustable-rate mortgage assets, which are typically 30-year loans with a fixed-rate of interest for an initial period, generally one to five years, and then convert to an adjustable-rate for the balance of their term. We intend to establish hedging guidelines consistent with the risk management and capital preservation guidelines approved by our board of directors. We will use swap agreements, cap agreements and Eurodollar transactions as hedges to manage the duration gap, if any, between our investments and funding sources.

Our investment policy, when adopted, will require that we invest the majority of our total assets in short-term investments and non-conforming adjustable-rate mortgage loans collateralized by first liens on single-family residential properties, generally underwritten to our internal underwriting guidelines, and acquired or originated for the purpose of future securitization.

Our investment policy will also provide for a portion of the portfolio to be invested in other assets, which may include:

•	fixed-rate mortgage loans collateralized by first liens on single-family residential properties originated for sale; or

•	as authorized by our board of directors, adjustable-rate mortgage-backed securities which are investment grade.

Our investment policy will also provide that:

•	no investment shall be made which would cause us to fail to qualify as a REIT; and

•	no investment shall be made which would cause us to be regulated as an investment company.

We may change our investment policy at any time without the consent of our stockholders.

Our Financing Strategy

Similar to other mortgage REITs, we expect to increase our returns by leveraging our equity through borrowings, including on-balance sheet securitizations treated as debt for tax and GAAP purposes. We presently expect to seek a leverage ratio of 10 to 14 times the amount of our equity, although such levels will not be reached initially following this offering. We will seek to match the maturities of our borrowings to the maturities of our assets to lessen the potential effects of changes in interest rates. We expect to continue using warehouse and repurchase facilities and securitizations, as well as our equity, to finance our operations. We also expect to continue to use certain hedges to reduce interest rate risks in our assets and liabilities.

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information regarding our warehouse facilities and mortgage loan securitizations.

Loan Servicing

We currently outsource the servicing of all the loans we originate to third party servicers. Following this offering and the Merger, we expect to enter into a sub-servicing agreement with a third party relating to the loans we securitize. Also following this offering and the Merger, we may establish a loan servicing entity that we would use to service the loans held by ECC Capital and those loans sold by Encore Credit, to the extent servicing rights are retained.

Competition

We face intense competition in the business of originating, purchasing and selling mortgage loans. Our competitors in the non-conforming residential mortgage industry include consumer finance companies, mortgage banking companies, investment banks, commercial banks, credit unions, thrift institutions, credit card issuers, insurance companies and mortgage REITs. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. In addition, the current level of gains realized by us and our competitors on the sale of non-conforming loans could attract additional competitors into this market. Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. Additional competition may lower the rates we can charge borrowers and increase the price we pay for purchased loans, thereby potentially lowering gain on future loan sales and securitizations. To the extent any of these competitors significantly expand their activities in our markets, our operations could be materially adversely affected. Fluctuations in interest rates and general economic conditions may also affect competition. During periods of rising rates, competitors that have locked in lower rates to potential borrowers may have a competitive advantage. During periods of declining rates, competitors may solicit our customers with loans in our servicing portfolio to refinance their loans.

Regulation

The mortgage lending industry is highly regulated. Our business is regulated by federal, state and local government authorities and is subject to federal, state and local laws, rules and regulations, as well as judicial and administrative decisions, that impose requirements and restrictions on our business. At the federal level, these laws, rules and regulations include:

•	the Equal Credit Opportunity Act and Regulation B;

•	the Federal Truth in Lending Act and Regulation Z;

•	HOEPA;

•	the Real Estate Settlement Procedures Act, or RESPA, and Regulation X;

•	the Fair Credit Reporting Act;

•	the Fair Debt Collection Practices Act;

•	the Home Mortgage Disclosure Act and Regulation C;

•	the Fair Housing Act;

•	the Telephone Consumer Protection Act;

•	the Gramm-Leach-Bliley Act;

•	the Fair and Accurate Credit Transactions Act;

•	the CAN-SPAM Act; and

•	the USA Patriot Act.

These laws, rules and regulations, among other things:

•	impose licensing obligations and financial requirements on us;

•	limit the interest rates, finance charges, and other fees that we may charge;

•	prohibit discrimination both in the extension of credit and in the terms and conditions on which credit is extended;

•	prohibit the payment of kickbacks for the referral of business incident to a real estate settlement service;

•	impose underwriting requirements;

•	mandate disclosures and notices to consumers;

•	mandate the collection and reporting of statistical data regarding our customers;

•	require us to safeguard non-public information about our customers;

•	regulate our collection practices;

•	require us to prevent money-laundering or doing business with suspected terrorists;

•	restrict the marketing practices we may use to find customers; and

•	in some cases, impose assignee liability on the entities that purchase our mortgage loans.

Our failure to comply with these laws can lead to:

•	civil and criminal liability, including potential monetary penalties;

•	loss of lending licenses or approved status required for continued lending and servicing operations;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	legal defenses causing delay and expense;

•	adverse effects on the servicer’s ability to enforce loans;

•	the borrower having the right to rescind or cancel the loan transaction;

•	adverse publicity;

•	individual and class action lawsuits;

•	administrative enforcement actions;

•	damage to our reputation in the industry;

•	inability to sell or securitize our loans;

•	loss of the ability to obtain ratings on our securitizations by rating agencies; or

•	inability to obtain credit to fund our operations.

Although we have systems and procedures directed to compliance with these legal requirements and believe that we are in material compliance with all applicable federal, state and local statutes, rules and regulations, we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies will not interpret existing laws or regulations in a more restrictive manner, which could make compliance more difficult or expensive. These applicable laws and regulations are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may leave uncertainty with respect to permitted or restricted conduct under them. Any ambiguity under a law to which we are subject may lead to non-compliance with applicable regulatory laws and regulations.

We actively analyze and monitor the laws, rules and regulations that apply to our business, as well as the changes to such laws, rules and regulations. We seek to incorporate these laws, rules and regulations into our technology tools, in order to eliminate, to the extent possible, human error as a source of non-compliance. In addition, we distribute user-friendly summaries of relevant laws, rules and regulations to all appropriate personnel, and, as a matter of policy, we encourage responsibility for compliance throughout our organization, including our loan origination teams. Our compliance with laws, rules and regulations is reviewed, not only by our own loan review employees and in-house legal experts, but by the warehouse lenders who finance our loans, the institutional loan purchasers that purchase our loans and the governmental agencies that regulate us.

Compliance, Quality Control and Quality Assurance

We maintain a variety of quality control procedures designed to detect compliance errors prior to funding. We have a stated anti-predatory lending policy which is communicated to all employees at regular training sessions. In addition, we subject a statistical sampling of our loans to post-funding quality assurance reviews and analysis. We track the results of the quality assurance reviews and report them back to the responsible origination units. Our loans and practices are reviewed regularly in connection with the due diligence that our loan buyers and lenders perform. State regulators also review our practices and loan files and report the results back to us.

New Areas of Regulation

Regulatory and legal requirements are subject to change, making our compliance more difficult or expensive, or otherwise restricting our ability to conduct our business as it is now conducted. In particular, federal, state and local governments have become more active in the consumer protection area in recent years. For example, the federal Gramm-Leach-Bliley financial reform legislation imposes additional privacy obligations on us with respect to our applicants and borrowers. The Fair and Accurate Credit Transactions Act of 2003, enacted in December 2003, requires us to provide additional disclosures when we disapprove a loan application. Additional requirements will apply to our use of consumer reports and our furnishing of information to the consumer reporting agencies. Additionally, Congress and the Department of Housing and Urban Development have discussed an intent to reform RESPA. Several states are also considering adopting privacy legislation. For example, California has passed legislation known as the California Financial Information Privacy Act and the California On-Line Privacy Protection Act. Both pieces of legislation became effective July 1, 2004, and impose additional notification obligations on us that are not preempted by existing federal law. If other states choose to follow California and adopt a variety of inconsistent state privacy legislation, our compliance costs could substantially increase. Moreover, several federal, state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to protect consumers from predatory lending. The impact of this legislation, should it be adopted in other states, may negatively affect the availability of credit to a broader segment of the borrowing population than the smaller group that the laws are aiming to protect.

Local, state and federal legislatures, state and federal banking regulatory agencies, state attorneys general offices, the FTC, the Department of Justice, the Department of Housing and Urban Development and state and local governmental authorities have increased their focus on lending practices by some companies, primarily in the non-conforming lending industry, sometimes referred to as “predatory lending” practices. Sanctions have been imposed by various agencies for practices such as charging excessive fees, imposing higher interest rates than the credit risk of some borrowers warrant, failing to disclose adequately the material terms of loans to borrowers and abrasive servicing and collections practices. The Office of the Comptroller of the Currency, the regulator of national banks, issued a final regulation last year that prescribed an explicit anti-predatory lending standard, which prohibits a national bank from making a loan based predominately on the foreclosure value of the borrower’s home, rather than the borrower’s repayment ability, including current and expected income, current obligations, employment status and relevant financial resources.

HOEPA identifies a category of mortgage loans and subjects such loans to restrictions not applicable to other mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate, known as the APR, exceed specified levels. Liability for violations of applicable law with regard to loans subject to HOEPA would extend not only to us, but to the institutional loan purchasers of our loans as well. It is our policy to seek not to originate or purchase loans that are subject to HOEPA or state and local laws discussed in the following paragraph because the institutional loan purchasers of our loans and/or the warehouse lenders that provide financing for our loan origination operations do not want to purchase or finance such loans. On October 1, 2002, the APR and points and fees thresholds for determining loans subject to HOEPA were lowered, thereby expanding the scope of loans subject to HOEPA. We anticipate that we will continue to avoid originating or purchasing loans subject to HOEPA, and the lowering of the thresholds beyond which loans become subject to HOEPA may prevent us from making certain loans and may cause us to reduce the APR or the points and fees on loans that we do make. If we decide to relax our restrictions on loans subject to HOEPA because our institutional loan purchasers and/or our warehouse lenders relax their restrictions, we will be subject to greater risks for actual or perceived non-compliance with HOEPA and other applicable laws, including demands for indemnification or loan repurchases from our warehouse lenders and institutional loan purchasers, class action lawsuits and administrative enforcement actions.

Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels that are similar to HOEPA in that they impose certain restrictions on loans on which certain points and fees or the APR exceeds specified thresholds, which generally are lower than under federal law. These restrictions include prohibitions on steering borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, flipping or repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans. Compliance with some of these restrictions requires lenders to make subjective judgments, such as whether a loan will provide a “net tangible benefit” to the borrower. These restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten. The remedies for violations of these laws are not based on actual harm to the consumer and can result in damages that exceed the loan balance. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on assignees, which may include our warehouse lenders, whole-loan buyers and securitization trusts, regardless of whether such assignee knew of or participated in the violation.

The continued enactment of these laws, rules and regulations may prevent us from making certain loans and may cause us to reduce the interest rate or the points and fees on loans that we do make. We may decide to make a loan that is covered by one of these laws, rules or regulations only if, in our judgment, the loan is made in accordance with our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we decide to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. In addition, the difficulty of managing the risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for non-conforming loans, making it difficult to fund or sell any of our loans. If nothing else, the growing number of these laws, rules and regulations will increase our cost of doing business as we are required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.

A substantial portion of our mortgage loans are originated through independent mortgage brokers. Mortgage brokers provide valuable services in the loan origination process and are compensated for their services by receiving fees on loans. Brokers may be paid by the borrower, the lender or both. If a borrower cannot or does not want to pay the mortgage broker’s fees directly, the loan can be structured so that the mortgage broker’s fees are paid from the proceeds of the loan, or the loan can provide for a higher interest rate or higher fees to the lender. The increased value of a loan with a higher interest rate enables the lender to pay all or a portion of the broker’s compensation. This form of compensation is often referred to as a “yield spread premium.” Regardless of its label or method of calculation, the payment is intended to compensate the broker for the services actually performed and the facilities actually provided. Competitive forces currently demand that we pay mortgage brokers yield spread premiums and other forms of compensation on many of the loans we originate.

RESPA prohibits the payment of fees for the mere referral of real estate settlement service business. This law does permit the payment of reasonable value for services actually performed and facilities actually provided unrelated to the referral. In the past, several lawsuits have been filed against mortgage lenders alleging that such lenders have made certain payments to independent mortgage brokers in violation of RESPA. These lawsuits generally have been filed on behalf of a purported nationwide class of borrowers alleging that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by RESPA and are therefore illegal. On September 18, 2002, the Eleventh Circuit Court of Appeals issued a decision in Heimmermann v. First Union Mortgage Corp., which reversed the court’s earlier decision in Culpepper v. Irwin Mortgage Corp. in which the court found the yield spread premium payments received by a mortgage broker to be unlawful per se under RESPA. The Department of Housing and Urban Development responded to the Culpepper decision by issuing a policy statement (2001-1) taking the position that lender payments to mortgage brokers, including yield spread premiums, are not per se illegal. The Heimmermann decision eliminated a conflict that had arisen between the Eleventh Circuit and the Eighth and Ninth Circuit Courts of Appeals, with the result that all federal circuit courts that have considered the issue have aligned with the Department of Housing and Urban Development policy statement and found that yield spread premiums are not prohibited per se. If other circuit courts that have not yet reviewed this issue disagree with the Heimmermann decision, there could be a substantial increase in litigation regarding lender payments to brokers and in the potential costs of defending these types of claims and in paying any judgments that might result. Although we believe that our broker compensation programs comply with all applicable laws and are consistent with long-standing industry practice and regulatory interpretations, in the future new regulatory interpretations or judicial decisions may require us to change our broker compensation practices. Such a change may have a material adverse effect on us and the entire mortgage lending industry.

Privacy

The federal Gramm-Leach-Bliley Act obligates us to safeguard the information we maintain on our borrowers. California has passed legislation known as the California Financial Information Privacy Act and the California On-Line Privacy Protection Act. Both pieces of legislation became effective on July 1, 2004, and impose additional notification obligations on us that are not pre-empted by existing federal law. Regulations have been proposed by several agencies and states that may affect our obligations to safeguard information. If other states or federal agencies adopt additional privacy legislation, our compliance costs could substantially increase.

Fair Credit Reporting Act

The Fair Credit Reporting Act provides federal preemption for lenders to share information with affiliates and certain third parties and to provide pre-approved offers of credit to consumers. Congress also amended the Fair Credit Reporting Act to place further restrictions on the use of information shared between affiliates, to provide new disclosures to consumers when risk based pricing is used in the credit decision, and to help protect consumers from identity theft. All of these new provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

Home Mortgage Disclosure Act

In 2002, the Federal Reserve Board adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act. Among other things, the new regulations require lenders to report pricing data on loans with annual percentage rates that exceed the yield on treasury bills with comparable maturities by three percent. The expanded reporting takes effect in 2004 for reports filed in 2005. We anticipate that a majority of our loans will be subject to the expanded reporting requirements.

The expanded reporting does not provide for additional loan information such as credit risk, debt-to-income ratio, LTV ratio, documentation level or other salient loan features. As a result, lenders like us are concerned that the reported information may lead to increased litigation as the information could be misinterpreted by third parties.

Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act

The Federal Communications Commission and the FTC adopted “do-not-call” registry requirements, which, in part, mandate that companies such as us maintain and regularly update lists of consumers who have chosen not to be called. These requirements also mandate that we do not call consumers who have chosen to be on the list. Several states have also adopted similar laws, with which we also comply.

Licensing Status

Because we were recently formed, we intend to obtain the applicable licenses to acquire and fund mortgage loans. As of August 12, 2004, we are licensed, or exempt from licensing, to acquire and fund mortgage loans in 49 states and the District of Columbia. Encore Credit is currently licensed, or exempt from licensing, to originate first mortgage loans in all 50 states and the District of Columbia through six regional wholesale operations centers throughout the United States and a network of approximately 7,000 independent mortgage brokers and correspondents. Three states in which we operate require additional licensing to originate second mortgage loans. Encore Credit is currently licensed to fund second mortgage loans in 49 states, including California, Illinois and Florida, and the District of Columbia. We have applied for, or are currently applying for, licenses in all 50 states and the District of Columbia. The change in control of Encore Credit will require us to provide notification to, and/or receive approval from, various state licensing authorities. We have begun the process of providing the various notifications and applications to the applicable regulators.

Employees

At June 30, 2004, we employed approximately 740 persons, including 162 account executives. We have satisfactory relations with our employees, none of whom are represented by unions.

Properties

Our executive and administrative offices are located at 1833 Alton Parkway, Irvine, California 92606, and consist of approximately 127,718 square feet. The lease on these premises extends through December 31, 2010.

Steven Holder currently has an option to purchase the building in which our principal executive and administrative offices are located. This option is exercisable until October 1, 2004. If Mr. Holder exercises his option, he will receive the payments we make under our lease.

Legal Proceedings

We filed an application to register the mark ENCORE CREDIT CORP. for originating, purchasing and selling residential mortgage loans. An opposition was filed against our application. We are currently seeking resolution of this matter.

Encore Credit has been involved, from time to time, in a variety of mortgage lending related claims and other matters incidental to its business in addition to the matters described above. In our opinion, the resolution of any of these pending incidental matters is not expected to have a material adverse effect on our consolidated financial position and results of operations.

MANAGEMENT

Board of Directors and Executive Officers

Upon completion of this offering and the Merger, ECC Capital’s board of directors will consist of seven directors. Of the seven directors, we expect four will be considered “independent” in accordance with the requirements of the NYSE and SEC. To the extent necessary to comply with the requirements of the NYSE, we will either add new directors or replace existing directors who are not deemed “independent” with new directors who meet the applicable requirements.

Our directors and executive officers and their ages as of June 30, 2004 are as follows:

Directors and Executive Officers	Age	Position
Steven G. Holder	47	Co-Chief Executive Officer and Chairman of the Board
Shabi S. Asghar	42	President, Co-Chief Executive Officer and Director
John Kontoulis	48	Executive Vice President, Chief Financial Officer and Director
Jon R. Daurio	43	Executive Vice President, Chief Administrative Officer, Secretary, General Counsel and Director
Steven Szpytek	39	Executive Vice President, Chief Operating Officer and Director
James R. Brazil	61	Director

Steven G. Holder is our Co-Chief Executive Officer and Chairman of the Board. Mr. Holder has served as Encore Credit’s Chairman of the Board and Chief Executive Officer since October 2001. Before joining us, Mr. Holder was Chief Executive Officer and Chairman of the Board of Park Place Capital Corporation, a mortgage banking company, a position he assumed in February 2001. From January 1996 to January 2001, Mr. Holder served as President and Co-Chief Executive Officer of New Century Mortgage Corporation. Mr. Holder also served as New Century Financial Corporation’s Vice Chairman of the Board from 1996 to 2000 and Chief Operating Officer from 1995 to 2000. Prior to his tenure at New Century, Mr. Holder served in various positions, including Executive Vice President of Long Beach Mortgage Company from 1993 to 1995. Mr. Holder worked in the financial services industry in various positions, including serving as Vice President of Transamerica Financial Services from 1990 to 1993 and Regional Vice President of NOVA Financial Services, a division of First Interstate Bank, from 1985 to 1990. Mr. Holder has 27 years of non-conforming lending and consumer finance experience.

Shabi S. Asghar is our President, Co-Chief Executive Officer and a director. Mr. Asghar has served as Encore Credit’s President and a director since February 2002 and Co-Chief Executive Officer since November 2003. Prior to joining us, Mr. Asghar held several positions with New Century Mortgage Corporation, including serving as President—Wholesale Division from 1998 to 2001, Senior Vice President—Wholesale Lending from 1997 to 1998, and Vice President—Mortgage Banking Operations from 1995 to 1997. During 1992 to 1995, Mr. Asghar served as Area Sales Manager of Long Beach Mortgage Company and in 1995 served as Assistant Vice President, District Manager at Ford Consumer Finance. From 1988 to 1992, Mr. Asghar served in various positions, including as Business Development Manager of Transamerica Financial Services. Mr. Asghar has over 18 years of non-conforming lending and consumer finance experience.

John Kontoulis is our Executive Vice President, Chief Financial Officer and a director. Mr. Kontoulis has served as Encore Credit’s Chief Financial Officer, Executive Vice President and a director since March 2003. From February 2001 to October 2002, Mr. Kontoulis was Executive Vice President and Chief Financial Officer of Park Place Capital Corporation. Prior to his tenure at Park Place Capital Corporation, Mr. Kontoulis served in various positions, including Senior Vice President of NC Capital Corporation and the secondary marketing operation of New Century Financial Corporation, from 1996 to 2001. From 1993 to 1996, Mr. Kontoulis served as Vice President of secondary marketing for Option One Mortgage Corporation. From 1981 to 1993, Mr. Kontoulis worked in the non-conforming lending and consumer finance industry, serving as Division Controller of Long Beach Bank from 1990 to 1993, Vice President—Finance and Lending Operations of Brookside Federal Savings and Loan from 1987 to 1990, Audit Manager for Shelby Rucksdashel and Jones, CPAs from 1984 to

1987, and Project Accountant for University Savings Association from 1981 to 1984. Mr. Kontoulis has over 23 years of non-conforming lending and consumer finance experience.

Jon R. Daurio is our Executive Vice President, Chief Administrative Officer, General Counsel, Secretary and a director. Mr. Daurio has served as Executive Vice President, Chief Administrative Officer, Secretary, General Counsel and a director for Encore Credit since October 2001. Prior to joining us, Mr. Daurio was President, Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary and Chairman of the Board of Sprint Funding Corporation, formerly known as Park Place Capital Corporation. From November 1998 to February 2001, Mr. Daurio served as President, Chief Executive Officer and a director of Loan Funding Corporation of America. Prior to his tenure at Loan Funding Corporation of America, Mr. Daurio held several positions with Long Beach Mortgage Company, including serving as First Vice President-Division Head from 1997 to 1998, First Vice President-Operations during 1997, and Senior Vice President, General Counsel, Secretary and a director from 1992 to 1997. Mr. Daurio is a member of the California State Bar. Mr. Daurio has over 12 years of non-conforming lending experience and has been practicing law for over 17 years.

Steven Szpytek is our Executive Vice President, Chief Operating Officer and a director. Mr. Szpytek has served as Encore Credit’s Chief Operating Officer and Executive Vice President since February 2002 and director since March 2003. Prior to joining us, Mr. Szpytek held several positions with New Century Mortgage Corporation, including serving as Senior Vice President-Chief Credit and Appraisal Officer from 2001 to 2002, Senior Vice President Division Manager from 1999 to 2001, Vice President Regional Manager from 1998 to 1999, and Assistant Vice President Operations Manager from 1996 to 1998. Mr. Szpytek served as Non-Conforming Compliance/Due Diligence Underwriting Manager of Household Financial Services from 1995 to 1996. During 1995, Mr. Szpytek served as Staff Mortgage Insurance Underwriter for GE Mortgage Insurance. Mr. Szpytek held several positions with Household International, including serving as Underwriter/Senior Underwriter from 1992 to 1995 and Account Executive/Branch Sales Manager from 1988 to 1992. Mr. Szpytek has over 16 years of non-conforming and prime lending and consumer finance experience.

James R. Brazil is one of our directors. Mr. Brazil has served as a director for Encore Credit since November 2003. From September 2000 to September 2003, Mr. Brazil was a consultant for Ameriquest Mortgage. Mr. Brazil served in various capacities at Ameriquest Mortgage from 1994 to 2000, including as Chairman of the Board and Chief Executive Officer and head of its retail operations from 1994 to 2000. Prior to joining Ameriquest Mortgage, from 1990 to 1994, Mr. Brazil served as Senior Vice President—Acquisitions of Transamerica Financial Services, and from 1984 to 1990, Mr. Brazil served as Senior Vice President/Director of Operations of NOVA Financial Services. Mr. Brazil has over 35 years of non-conforming lending and consumer finance experience.

The Board of Directors

Upon completion of this offering and the Merger, the board of directors of ECC Capital will consist of seven directors, Steven G. Holder, Shabi S. Asghar, John Kontoulis, James R. Brazil, and three other directors to be identified upon completion of this offering. Messrs. Daurio and Szpytek have agreed to resign as directors effective upon the closing of this offering. The terms of office of the members of our board of directors are not divided into classes, and therefore our entire board of directors will be elected each year. Of these seven directors, we expect that four will be considered independent directors under the standards imposed by NYSE rules and SEC rules. Our authorized number of directors may be changed pursuant to our bylaws.

Committees of the Board of Directors

Upon completion of this offering and the Merger, our board of directors will establish the following standing committees:

Audit Committee

Upon completion of this offering and the Merger, our audit committee will consist of three directors, all of whom will be independent under NYSE rules and SEC rules. One member of the audit committee will serve as the chairperson and at least one will be an “audit committee financial expert” under applicable SEC rules. Following the completion of this offering, we anticipate adopting an audit committee charter, which would define the audit committee’s primary duties to include:

•	serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance generally of our internal audit function;

•	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, qualification, compensation and oversight of our outside auditors, who will report directly to the audit committee;

•	providing an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board of directors;

•	resolving any disagreements between our management and the outside auditors regarding our financial reporting;

•	meeting at least quarterly with senior executives, internal audit staff and independent auditors; and

•	preparing the audit committee report for inclusion in our annual proxy statement for our annual stockholders meeting.

Our audit committee charter will also mandate that our audit committee approve all audit, audit-related, tax and other services provided to us by our independent accountants.

Compensation Committee

Upon completion of this offering and the Merger, our compensation committee will consist of three directors all of whom will be independent under NYSE rules and SEC rules. We anticipate adopting a compensation committee charter, which would define the compensation committee’s primary duties to include:

•	establishing guidelines and standards for determining compensation to our executive directors;

•	evaluating performance of our senior executives;

•	reviewing our executive compensation policies;

•	recommending to our board of directors compensation for our executive officers;

•	administering and implementing our equity incentive plans;

•	determining the number of shares underlying, and the terms of, restricted common share awards and stock options to be granted to our directors, executive officers and other employees pursuant to these plans; and

•	preparing a report on executive compensation for inclusion in our annual proxy statement for our annual stockholder meetings.

Nominating and Corporate Governance Committee

Upon completion of this offering and the Merger, our nominating and corporate governance committee will consist of three directors all of whom will be independent under NYSE rules. We anticipate adopting a nominating and corporate governance committee charter, which would define the nominating and corporate governance committee’s primary duties to include:

•	establishing standards for service on our board of directors;

•	identifying individuals qualified to become members of our board of director and recommending director candidates for election to our board of directors;

•	considering and making recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting directors; and

•	monitoring our corporate governance principles and practices.

Compensation Committee Interlocks and Insider Participation

None of the members anticipated to serve on the compensation committee of our board of directors is or has been an officer or employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Limitation of Directors’ Liability and Indemnification; Insurance

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, against any reasonable expenses in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify (a) any present or former director or officer or (b) any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We intend to enter into indemnification agreements with the officers and directors of our wholly-owned subsidiaries, whereby we will indemnify them in substantially the same manner as we indemnify our officers and directors pursuant to our bylaws.

Compensation of Directors

Any member of the board of directors who is also an employee will not receive any additional compensation for serving on our board of directors. Our non-employee directors will receive an annual retainer of $30,000, payable in monthly installments. Additional annual retainers will be paid to committee chairpersons as follows: chair of the compensation committee: $5,000; chair of the nominating/corporate governance committee: $5,000; and chair of the audit committee: $15,000. We expect to pay our lead independent director an additional $15,000 to reflect the experience and time commitment required of such person. Annual service for this purpose relates to the approximate 12-month period between annual meetings of our stockholders. A prorated annual retainer will be paid to any person who becomes a non-employee director other than on an annual meeting date, or who becomes a committee chair or a member of the audit committee on a date other than the beginning of a plan year. We will also pay our non-employee directors a fee of $2,500 for attending a board meeting in person, plus reimbursement of reasonable travel expenses in connection with attending meetings of our board and its committees, and $500 for attending a board meeting via teleconference. Additionally, we will pay each non-employee director that is a member of a committee $1,000 for attending a committee meeting in person, plus reimbursement of reasonable travel expenses in connection with attending committee meetings, and $200 for attending a committee meeting via teleconference.

In addition to cash compensation, each non-employee director will receive an initial award of 20,000 non-qualified options to purchase ECC Capital common stock at the per share exercise price set forth on the cover of this final prospectus.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The footnotes to the following table describes the compensation we expect to pay our two chief executive officers and our three other most highly compensated executive officers during 2004 following completion of this offering and the Merger. For illustrative purposes, we have provided information regarding annual compensation paid by Encore Credit to these officers for the calendar year ended December 31, 2003.

	Annual Compensation			Long-Term Compensation Awards
Name and Title	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options (#)	All Other Compensation
Steven G. Holder(2)	350,000	621,279	1,125,000	1,250,000	—
Chairman of the Board and Co-Chief Executive Officer
Shabi S. Asghar(3)	350,000	914,897	1,375,000	1,300,000	—
President, Co-Chief Executive Officer and Director
John Kontoulis(4)	208,333	249,675	—	270,000	—
Executive Vice President, Chief Financial Officer and Director
Jon R. Daurio(5)	208,333	187,503	—	170,000	—
Executive Vice President, Chief Administrative Officer, Secretary, General Counsel and Director
Steven Szpytek(6)	208,333	276,299	—	70,000	—
Executive Vice President, Chief Operating Officer and Director

(1)	Other annual compensation includes deferred compensation of $1,125,000 and $1,375,000 for Messrs. Holder and Asghar, respectively.
(2)	Pursuant to Mr. Holder’s employment agreement, which will become effective upon the closing of this offering, he will receive an annual base salary of $450,000 and will be eligible for annual bonuses of up to 200% of his base salary. Mr. Holder received an aggregate of $2,786,850 as a bonus for the first and second quarters of 2004 and the unpaid portion of bonuses earned in fiscal year 2003. The stock options granted to Mr. Holder represent 1,250,000 stock options at an exercise price of $1.35 per share of which 81,967 are incentive stock options and 1,168,033 are nonstatutory stock options, both with a vesting date of December 31, 2003.
(3)	Pursuant to Mr. Asghar’s employment agreement, which will become effective upon the closing of this offering, he will receive an annual base salary of $450,000 and will be eligible for annual bonuses of up to 200% of his base salary. Mr. Asghar received an aggregate of $3,556,150 as a bonus for the first and second quarters of 2004 and the unpaid portion of bonuses earned in fiscal year 2003. On July 1, 2003, we granted Mr. Asghar 50,000 incentive stock options at an exercise price of $0.66 per share with a vesting date of July 1, 2003. Mr. Asghar was further granted 1,250,000 options at an exercise price of $1.35 per share on December 31, 2003 representing 57,377 incentive stock options and 1,192,623 nonstatutory stock options, of which both vested on December 31, 2003.
(4)	Pursuant to Mr. Kontoulis’ employment agreement, which will become effective upon the closing of this offering, he will receive an annual base salary of $250,000 and will be eligible for annual bonuses of up to 150% of his base salary. For the first and second quarters of 2004, Mr. Kontoulis received bonuses of $226,500 in the aggregate and deferred compensation of $50,000. On July 1, 2003, we granted Mr. Kontoulis 103,500 nonstatutory stock options at an exercise price of $0.51 per share and 166,500 incentive stock options at an exercise price of $0.60 per share both with a vesting date of July 1, 2003. Furthermore, on June 28, 2004, we granted Mr. Kontoulis 100,000 nonstatutory stock options at an exercise price of $3.00 per share, which vested on June 28, 2004.
(5)	Pursuant to Mr. Daurio’s employment agreement, which will become effective upon the closing of this offering, he will receive an annual base salary of $250,000 and will be eligible for annual bonuses of up to 150% of his base salary. For the first and second quarters of 2004, Mr. Daurio received bonuses of $177,949 in the aggregate. On July 1, 2003, we granted Mr. Daurio 170,000 stock options representing 166,500 incentive stock options at an exercise price of $0.60 per share and 3,500 nonstatutory stock options at an exercise price of $0.51 per share, both of which vested on July 1, 2003. Furthermore, on June 28, 2004, we granted Mr. Daurio 50,000 nonstatutory stock options at an exercise price of $3.00 per share, which vested on June 28, 2004.

(6)	Pursuant to Mr. Szpytek’s employment agreement, which will become effective upon the closing of this offering, he will receive an annual base salary of $250,000 and will be eligible for annual bonuses of up to 150% of his base salary. For the first and second quarters of 2004, Mr. Szpytek received bonuses of $181,449 in the aggregate. On July 1, 2003, we granted Mr. Szpytek 20,000 incentive stock options at an exercise price of $0.60 per share with a vesting date of July 1, 2003. Furthermore, on April 12, 2004, we granted Mr. Szpytek 50,000 stock options at an exercise price of $3.00 per share, consisting of 33,333 incentive stock options and 16,667 nonstatutory stock options, both with a vesting date of April 12, 2004, and on June 28, 2004, we granted Mr. Szpytek 50,000 nonstatutory stock options, at an exercise price of $3.00 per share, which vested on June 28, 2004.

Options

Option Grants in Last Fiscal Year

The following table presents information relating to options granted to purchase Encore Credit common stock to the named executive officers during the 2003 fiscal year. Each option represents the right to purchase one share of Encore Credit common stock.

The potential realizable values are based on the assumption that in the Merger, the options will be assumed by ECC Capital and will be converted into options to purchase our common stock and the stock price of our common stock will appreciate from a price of $             per share, as adjusted for this offering and the Merger, at the annual rate shown (compounded annually) from the date of the grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated for illustrative purposes only and do not reflect our estimate of future stock price growth of the shares of our common stock.

	Individual Grants
Name	Number of Common Shares Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year 2003	Percent of Total Options Granted to Employees in Fiscal Year 2004	Exercise Price Per Share ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation For Option Term
							5% ($)	10% ($)
Steven G. Holder	81,967		1.91%	—	$1.35	12/30/2008
	1,168,033		27.25%	—	$1.35	12/30/2013
Shabi S. Asghar	50,000		1.17%	—	$0.66	6/30/2008
	57,377		1.34%	—	$1.35	12/30/2008
	1,192,623		27.83%	—	$1.35	12/30/2013
John Kontoulis	103,500		2.42%	—	$0.51	6/30/2013
	166,500		3.89%	—	$0.60	6/30/2013
	100,000		—	15.36%	$3.00	6/27/2014
Jon R. Daurio	166,500	(1)	3.89%	—	$0.60	6/30/2013
	3,500	(2)	*	—	$0.51	6/30/2013
	50,000		—	7.68%	$3.00	6/27/2014
Steven Szpytek	20,000		*	—	$0.60	6/30/2013
	50,000		—	7.68%	$3.00	4/11/2014
	50,000		—	7.68%	$3.00	6/27/2014

*	Less than 1.0%
(1)	Mr. Daurio exercised 25,800 shares subject to this option grant on July 1, 2004.
(2)	Mr. Daurio exercised this option grant in full on July 1, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning exercised and unexercised options held by the named executive officers as of the year end and at December 31, 2003. There was no public trading market for our common stock as of December 31, 2003. Accordingly, the dollar values in the table shown below are calculated based upon an assumed market value price of $             per share, less the exercise price of the options, and multiplying the rest by the number of shares.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003 ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven G. Holder	—	—	1,250,000	—
Shabi S. Asghar	—	—	1,300,000	—
John Kontoulis	—	—	270,000	—
Jon R. Daurio	—	—	170,000	—
Steven Szpytek	—	—	20,000	—

Employment and Severance Agreements

Each of Messrs. Holder, Asghar, Kontoulis, Daurio, and Szpytek will enter into separate employment agreements with us effective upon the completion of this offering. Each of the agreements will remain in effect until termination due to death or disability, by the Company with or without cause, or by the executive with or without good reason. Under each agreement, the executive will receive a stated annual base compensation, which will be reviewed annually by our compensation committee or its designee, and will be eligible to participate in our discretionary bonus program. Each agreement will provide for our compensation committee to determine, on an annual basis, the amount of each executive’s bonus, if any. Under each agreement, the executive will be entitled to participate in all pension, 401(k) and other employee plans and benefits to the extent eligible under the terms of such plans and programs, and each executive will receive an automobile allowance throughout the term of employment.

Each of these employment agreements will provide that upon termination of employment, either pursuant to disability or by us without cause or by the executive for good reason:

•	each named executive officer will be entitled to an amount equal to percent of the executive’s base salary;

•	one-twelfth of any unvested stock options or restricted stock held by the executive will vest at the end of each one-month period through the twelve-month period following the date of termination; and

•	each executive will have the right to receive reimbursement towards COBRA healthcare confirmation coverage up to eighteen months after the date of termination.

Each employment agreement also provides that for a certain period after the termination of the executive’s employment, executive will not directly or indirectly compete with, or solicit employees from, us.

Employee Benefit Plans

ECC Capital Corporation 2004 Equity Incentive Plan

We intend to adopt the ECC Capital Corporation 2004 Incentive Award Plan. The incentive award plan will provide for the grant of stock options, restricted stock, dividend equivalents, stock appreciation rights and other incentive awards to our and our subsidiaries’ employees, consultants and directors. Only our and our subsidiaries’ employees will be eligible to receive incentive stock options under the incentive award plan. We will reserve a total of              shares of our common stock for issuance pursuant to the incentive award plan, subject to certain adjustments as set forth in the plan.

Our board of directors intends to delegate general administrative authority of the incentive award plan to its compensation committee. The members of the compensation committee will be both “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. The incentive award plan provides that the plan administrator has the authority to designate recipients of awards and to determine the terms and provisions of awards, including the exercise or purchase price, expiration date, vesting schedule and terms of exercise. Awards to our non-employee directors, however, will be administered by the full board of directors. The incentive award plan will provide that the maximum number of shares which may be subject to awards granted any individual in any calendar year will not exceed             . However, this limit will not apply prior to the consummation of this offering and, following the consummation of this offering, will not apply until the earliest to occur of:

•	the first material modification of the plan;

•	the issuance of all of the shares reserved for issuance under the plan;

•	the expiration of the plan; or

•	the first meeting of our stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which this offering is consummated.

The maximum cash performance award payable to certain key employees under the incentive award plan will not exceed $             with respect to any calendar year.

Incentive stock options must have an exercise price that is at least 100% of fair market value of our common stock on the grant date. Options intended to qualify as performance-based compensation under Section 162(m) of the Code must have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock on the date of grant must have an exercise price that is at least 110% of fair market value of our common stock on the grant date. Incentive stock options granted under the incentive award plan will expire no later than ten years after the grant date, or five years after the grant date with respect to optionees who own more than 10% of our outstanding common stock on the grant date. The purchase price, if any, of other incentive awards will be determined by the plan administrator. The incentive award plan provides that options are exercisable in whole or in part by written notice to us, specifying the number of shares being purchased and accompanied by payment of the purchase price for such shares.

The incentive award plan generally will not permit the transfer of options, but the plan administrator may provide that nonqualified stock options may be transferred pursuant to a domestic relations order or to a family member.

In the event of certain changes in our corporate structure or capitalization, the plan administrator may make appropriate adjustments to:

•	the maximum number and class of shares issuable under the incentive award plan;

•	the number and class of shares subject to outstanding awards; and

•	the grant or exercise price of each outstanding award.

In addition, in the event of certain corporate transactions, including a change in control (as defined in the plan), each outstanding option which is not assumed by the successor corporation or its parent or subsidiary or replaced with an option to purchase shares of stock of the successor corporation or its parent or subsidiary will automatically accelerate and become exercisable in full. The plan administrator also has the authority under the incentive award plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provisions for the cash-out, termination, acceleration or assumption of such awards.

Our board of directors or compensation committee may at any time amend or revise the terms of the incentive award plan; provided, that without the approval of our stockholders, no amendment may increase the maximum number of shares issuable under the incentive award plan or effect any other change that would otherwise require stockholder approval under applicable law. In addition, any alteration or impairment of any outstanding award requires consent of the affected holder. The incentive award plan will terminate on the earlier of the expiration of ten years from the date that it was adopted by our board of directors or the expiration of ten years from the date it was approved by our stockholder.

The incentive award plan will also provide that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares under the plan if such acquisition would be prohibited by the stock ownership limits contained in our charter or by any other provision thereof.

We intend to file with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the shares of our common stock issuable under the incentive award plan.

Encore Credit 2001 Employee Stock Option Plan

On October 19, 2001 the board of directors and the shareholders of Encore Credit approved a stock option incentive plan to attract and retain the best available personnel for positions of substantial responsibility. The 2001 Employee Stock Option Plan provides for various types of stock options, including incentive stock options and nonstatutory stock options to directors, officers, employees and consultants of Encore Credit. Encore Credit’s board of directors determines who shall receive the award, when the options shall be granted, the number of shares subject to the options, the exercise prices and the terms and conditions of the options. The term of this plan will continue in effect until October 31, 2011, unless terminated earlier. This plan provides that the options will expire no later than 10 years from the date of the grant. Any option granted under this plan is exercisable under the terms set by Encore Credit’s board of directors, however, for its employees who are not officers, the options are exercisable at a rate of at least 20% over five years from the date of the grant. In the Merger, options outstanding under this plan will be assumed by ECC Capital and will be converted into options to purchase our common stock. No grants will be made under this plan after the Merger.

The Executive Nonqualified Deferred Compensation Plan of Encore Credit Corp.

On December 1, 2003, Encore Credit entered into a Deferred Compensation Plan to encourage selected employees to maintain their employment with Encore Credit by providing retirement benefits. The Deferred Compensation Plan is available for our key managerial employees, as determined by Encore Credit’s board of directors. Any credit made under the Deferred Compensation Plan will vest upon normal retirement date, death, disability or completion of five years of service to Encore Credit. This plan allows the deferral of up to 80% of the participant’s salary into the plan and allows Encore Credit to match or make profit sharing credits to the plan at the sole discretion of management.

401(k) Plan

Following completion of this offering, we intend to amend the existing 401(k) plan of Encore Credit to permit ECC Capital’s employees to participate. For some of our and Encore Credit’s employees, we may make discretionary matching contributions with respect to a portion of the contributions made by those employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shareholders’ Agreement

On May 1, 2002 and October 31, 2002 Encore Credit and certain holders of Encore Credit’s Series A and Series B preferred stock, respectively, became parties to shareholders’ agreements. The shareholders’ agreements give our Chairman and Co-Chief Executive Officer, Steven G. Holder, a right of first refusal if any existing preferred shareholder proposes to transfer its preferred stock to a third party. In addition, the Series B shareholders’ agreement grants Steven G. Holder, Shabi S. Asghar, our President and Co-Chief Executive Officer, and us the first option to purchase any portion of a Series B shareholder’s stock if such shareholder is terminated by or voluntary terminates his or her employment with Encore Credit prior to September 30, 2005. These shareholder agreements shall terminate upon the closing of this offering.

Conflicts of Interest

In 2003, Encore Credit paid Sprint Funding, a retail mortgage lender approximately $1.2 million in cash in connection with the purchase of 295 loans originated by Sprint Funding on a correspondent basis. In addition, Encore Credit collected approximately $112,000 in rent from Sprint Funding pursuant to a commercial lease agreement dated December 21, 2001, for the lease of Sprint Funding’s office space and approximately $100,000 in fees pursuant to a management services agreement dated February 17, 2003. Steven G. Holder, our Chairman of the Board and Co-Chief Executive Officer, John Kontoulis our Executive Vice President, Chief Financial Officer and a director and Jon R. Daurio, our Executive Vice President, Chief Administrative Officer, Secretary and General Counsel, own approximately 42.0%, 2.6% and 4.5%, respectively of SFCHC, Inc., which owns all of the outstanding capital stock of Sprint Funding. Mr. Daurio is currently the Assistant Secretary of Sprint Funding. In order to avoid any potential conflict, or the appearance of any conflict, Encore Credit has terminated its broker and correspondent agreements with Sprint Funding.

Steven G. Holder currently has an option to purchase the building in which our principal executive and administrative offices are located. This option is exercisable until October 1, 2004. If Mr. Holder exercises his option, he will receive the payments we make under our lease.

Benefits to be Received by Related Parties in Connection with this Offering

Many of our executive officers and directors are also the executive officers and directors of Encore Credit. We expect that upon completion of this offering and the Merger, Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek will enter into employment agreements with us and that each will receive grants of stock options, as part of their compensation, to purchase, at the initial public offering price,                 ,             ,             ,             , and              shares of our common stock, respectively. Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek will also receive                 ,                 ,                 ,                  and                  shares of restricted stock. In addition, each non-employee director will receive an initial award of 20,000 non-qualified options to purchase ECC Capital common stock at the per share exercise price set forth on the cover of this final prospectus.

Messrs. Holder and Asghar are currently guarantors under two of Encore Credit’s warehouse and repurchase facilities. As a result of this offering, the lenders under these warehouse and repurchase facilities may release Messrs. Holder and Asghar from their respective guaranty obligations under these facilities.

Prior to this offering and the Merger, Encore Credit’s directors and executive officers held, in the aggregate, approximately 83% of the voting power of the outstanding shares of Encore Credit’s capital stock. Upon completion of this offering and the Merger, our directors and executive officers will own, in the aggregate, approximately              shares (which were issued in exchange for their ownership interests in Encore Credit) or     % of our common stock (             shares or     % assuming full vesting of restricted stock and full vesting and exercise of stock options that will be awarded to such individuals pursuant to our 2004 Equity Incentive Plan), having an aggregate value of $             million based upon an assumed initial public offering price of $            . In addition, Messrs. Holder and Asghar will each be selling              shares of our common stock in this offering.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as we expect it to be at                     , 2004, assuming we have completed this offering and the Merger, by:

•	each person, or “group” under the meaning of Section 13(d)(3) of the Exchange Act, known by us to be a beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Unless otherwise indicated, we believe that each of the stockholders listed has sole voting and investment power with respect to their beneficially owned shares of common stock.

The percentages reflect beneficial ownership as determined under Rule 13d-3 under the Exchange Act and are based on 21,700,623 shares of common stock outstanding at August 9, 2004, assuming we have completed this offering and the Merger and no exercise of the over-allotment option. The number of shares held by each stockholder includes the shares of common stock underlying options held by such stockholder that are exercisable within 60 days of August 9, 2004, but excludes the shares of common stock underlying options held by any other stockholder. The table assumes that the underwriters’ over-allotment option is not exercised and excludes any shares purchased in this offering by the respective beneficial owners. The address of each of the listed stockholders is ECC Capital Corporation, 1833 Alton Parkway, Irvine, California 92606.

	Shares of Common Stock Owned Prior to the Offering and the Merger		Number of Shares of Common Stock to be Sold in this Offering	Shares of Common Stock after this Offering and the Merger
Name of Beneficial Owner				Number of Shares	Percent
Directors and Named Executive Officers:
Steven G. Holder	17,107,139	(1)
Shabi S. Asghar	11,475,205	(2)
John Kontoulis	540,369	(3)
Jon R. Daurio	694,782	(4)
Steven Szpytek	627,671	(5)
James R. Brazil	527,215	(6)
All executive officers and directors as a group (6 persons)	30,972,381	(7)

(1)	Includes 1,250,000 shares of common stock issuable pursuant to options exercisable within 60 days of August 9, 2004; and 1,250,000 shares of common stock issuable upon exercise of outstanding warrants.
(2)	Includes 1,300,000 shares of common stock issuable pursuant to options exercisable within 60 days of August 9, 2004; includes 10,000 shares of common stock issuable pursuant to options exercisable by Mr. Asghar’s spouse within 60 days of August 9, 2004.
(3)	Includes 370,000 shares of common stock issuable pursuant to options exercisable within 60 days of August 9, 2004.
(4)	Includes 385,563 shares of common stock held by the Jon and Karen Daurio Family Trust, of which Mr. Daurio is trustee; 64,219 shares of common stock held by Trust Company of America FBO Jon R. Daurio; and 190,700 shares of common stock issuable pursuant to options exercisable within 60 days of August 9, 2004.

(5)	Includes 120,000 shares of common stock issuable pursuant to options exercisable within 60 days of August 9, 2004.
(6)	Includes 467,215 shares of common stock held by the Brazil Family Trust, of which Mr. Brazil is trustee; and also includes 60,000 shares of common stock issuable pursuant to options exercisable within 60 days of August 9, 2004.
(7)	Includes 3,300,700 shares of common stock issuable pursuant to options exercisable within 60 days of August 9, 2004; and also includes 1,250,000 shares of common stock issuable upon exercise of outstanding warrants.

DESCRIPTION OF STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and our bylaws, copies of which will be available prior to the closing of this offering from the underwriters upon request. See “Where You Can Find More Information.” Certain provisions of our charter and bylaws will be amended in connection with our reorganization as of the closing of this offering. The information set forth in the summary below describes the terms of our capital stock upon consummation of the Merger and after the closing of this offering.

General

Immediately prior to the Merger, our charter will be amended and restated to provide that we may issue up to              shares of common stock and              shares of preferred stock, both having a par value of $0.001 per share. Maryland law provides that stockholders are generally not personally liable for any of our obligations solely as a result of that stockholder’s status as a stockholder. Following the Merger, the only class of our capital stock that will be outstanding is our common stock.

Common Stock

Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock and the terms of any other class of stock, each outstanding share of common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, can elect all of the directors then standing for election.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter will provide for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except that the amendment of certain specified provisions in the charter pertaining to the removal of directors and the restrictions on ownership and transfer requires the affirmative vote of at least two-thirds of the votes entitled to be cast. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interest of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to sell all or substantially all of the assets of a subsidiary entity or for that subsidiary to merge. Because operating assets may be held by a corporation’s subsidiaries, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of the corporation’s stockholders or for that subsidiary to merge. Maryland law also permits the merger of a 90% or more owned subsidiary with or into its parent corporation without stockholder approval if (i) the charter of the successor in the merger is not amended other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock and (ii) the contract rights of any stock in the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which it was exchanged.

Holders of our shares of common stock will be entitled to receive distributions when authorized by our board of directors out of assets legally available for the payment of distributions. Our stockholders also will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. The rights described in this paragraph are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Holders of shares of our common stock will have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer and ownership of our capital stock contained in our charter and to the ability of our board of directors to create additional classes of common stock with differing rights from the existing common stock, all shares of common stock will have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock into other classes or series of our stock (including preferred stock), to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter will authorize our board of directors to reclassify any unissued shares of common stock into preferred stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series of preferred stock previously authorized by our board of directors. Prior to the issuance of shares of each class or series of preferred stock, our board of directors will be required by Maryland law and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions, which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the closing of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.0% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 7.0% of the value of our outstanding capital stock. We refer to these restrictions as the “common stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to the common stock ownership limit or the aggregate stock ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and constructive owner or solely a constructive owner of our common stock or capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock or capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the ownership of less than 7.0% of our common stock or outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock or capital stock, as applicable) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 7.0% of our outstanding common stock or capital stock, as applicable and thereby subject such stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the common stock ownership limit or aggregate stock ownership limit with respect to a particular stockholder if it:

•	determines that, except as discussed below, such ownership will not cause any individual’s actual or constructive ownership of shares of our capital stock to violate the aggregate stock ownership limit and, in each case, that any exemption from the applicable ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with this offering, based on certain representations and covenants from Steve G. Holder and Shabi S. Asghar, our board of directors will waive the common stock ownership limit and aggregate stock ownership limit with respect to the shares of our common stock actually or constructively owned by each of Steve G. Holder and Shabi S. Asghar as of the date of this offering, which ownership will represent       % and       % of our outstanding common stock, respectively. This waiver will also apply to shares of common stock constructively owned by other persons or entities as a result of Steve G. Holder’s or Shabi S. Asghar’s actual or constructive ownership of our common stock. However, if an individual or entity constructively owns shares of our common stock as a result of Steve G. Holder’s or Shabi S. Asghar’s actual or constructive ownership of our common stock and also by another means (for example, through direct ownership), shares of our capital stock actually or constructively owned by such individual or entity that are not subject to the waiver discussed above will be subject to the ownership and transfer restrictions in our charter and, for purposes of determining the amount of our stock owned by such individual or entity, stock actually or constructively owned by Steve G. Holder and Shabi S. Asghar will be taken into account.

In connection with the waiver of the common stock ownership limit or aggregate stock ownership limit or at any other time, our board of directors may increase the common stock ownership limit or aggregate stock ownership limit, as applicable, for one or more persons or entities and decrease the common stock ownership limit or aggregate stock ownership limit, as applicable, for all other persons and entities; provided, however, that the decreased common stock ownership limit or aggregate stock ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage of our common stock or capital stock, as applicable, equals or falls below the decreased common stock ownership limit or aggregate stock ownership limit, as applicable; but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to actually or constructively own more than 49% in value of our outstanding capital stock.

Our charter provisions further prohibit:

•	any person from actually or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

In addition, our charter generally prohibits the following entities from owning our shares: the United States; any state or political subdivision thereof; any foreign government; any international organization, any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, and any rural electrical or telephone cooperative. Our charter permits our board of directors to permit such an entity to own our shares if the entity agrees to indemnify us for any tax we are required to pay as a result of such ownership or we receive an opinion of tax counsel or IRS ruling to the effect that we will not be required to pay tax as a result of such entity’s ownership of our shares.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by our board of directors or would result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or restriction or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of our stock being owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit and the aggregate stock ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the common stock ownership limit or aggregate stock ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares in excess of the applicable ownership limit, and may also exercise all voting rights with respect to such shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the common stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Wells Fargo Shareowner Services.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our charter and our bylaws. See “Where You Can Find More Information” for how to obtain copies of our charter and our bylaws.

Number of Directors; Vacancies

Our bylaws will provide that the number of our directors may be established by a majority of the entire board of directors but may not be fewer than the minimum number required by the MGCL or more than fifteen. Our charter provides that, at such time as we have a class of equity securities registered under the Exchange Act and at least three independent directors, if we so elect, (a) any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and (b) an individual elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred.

Removal of Directors

Our charter will provide that a director may be removed only for cause and then upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved by our board of directors before the time that the interested stockholder becomes an interested stockholder.

Our board of directors has adopted a resolution exempting our company from the provisions of Maryland law relating to business combinations. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares of stock owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver an acquiring-person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may vote a majority of the shares entitled to vote as a result, then all other stockholders will be entitled to exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of shares of our capital stock by any person from the control shares provisions of Maryland law. Nothing prevents our board of directors from amending or repealing this provision in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all five of the following provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected in our charter that, once we satisfy the conditions described above, if we so elect, and except as may be provided by our board of directors in setting the terms of any class or series of stock, vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining, directors in office, even if the remaining directors do not constitute a quorum. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting.

Amendment of Charter

Under Maryland law, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter will provide for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph other than the amendment of certain specific provisions in the charter pertaining to the removal of directors and the restrictions on ownership and transfer, which requires the affirmative vote of at least two-thirds of the votes entitled to be cast.

Limitation of Liability and Indemnification

Our charter will limit the liability of our directors and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director that was material to the cause of action adjudicated.

Our charter will authorize us to obligate our company and our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and to any employee or agent of us or a predecessor of us.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law will permit us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law will prohibit us from indemnifying our present and former directors and officers for an adverse judgment in an action by us or in our right or if the director or officer was adjudged to be liable for an improper personal benefit unless, in either case, a court orders indemnification, and then, only for expenses. Maryland law will require us, as a condition to advancing expenses, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her or on his or her behalf to repay the amount reimbursed by us if the standard of conduct is not met.

Operations

We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Dissolution of our Company

Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of stock then outstanding and the approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held upon reasonable notice and not less than 60 days after delivery of our annual report as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, by our chief executive officer, by our president or by our secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws will provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of the giving of notice by the stockholder as required by our bylaws and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the giving of notice by the stockholder as required by our bylaws and at the time of the meeting who is entitled, to vote at the meeting and has complied with the advance notice provisions set forth in, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is, to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws will not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination and control share acquisition provisions of Maryland law (if the applicable resolutions of the board or provision in our bylaws, as the case may be, is rescinded), the provisions of our charter on the removal of directors and the restrictions on the transfer of shares of capital stock, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the shares of common stock or might otherwise be in their best interest. Once we have a class of equity securities registered under the Exchange Act and at least three independent directors, our board of directors can elect to opt-in to any or all of the “unsolicited takeovers” provisions of Subtitle 8 of Title 3 of the MGCL, which will permit our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering and the Merger, we will have              million shares of our common stock outstanding, which includes              million shares of common stock that will be issued to Encore Credit stockholders in connection with the Merger described under “Our Structure and Formation Transactions.” We will also have reserved              million shares of common stock for issuance under our equity incentive plan and awards and grants relating to              of those shares will be outstanding as of this offering and the Merger. In addition, Friedman, Billings, Ramsey & Co., Inc. and Milestone Advisors LLC will receive              shares of restricted stock (equal to     % of the gross proceeds of this offering, excluding those shares sold by the selling stockholders) upon the consummation of this offering in consideration for services performed in connection with this offering.

The              million shares to be sold in this offering and any shares sold upon exercise of the underwriters over-allotment option will be freely tradable without restriction or further registration under the Securities Act. The              million shares of our common stock issued in our acquisition of Encore Credit and              shares of restricted stock issuable to Friedman, Billings, Ramsey & Co., Inc. and Milestone Advisors LLC will be “restricted” securities under the meaning of Rule 144 of the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.              of the shares to be issued in the Merger will be issued to affiliates of ours or Encore Credit who may resell those shares pursuant to an effective registration statement or pursuant to Rule 145 of the Securities Act. The shares of common stock and stock options that will be issued under our equity incentive plan before this offering will be considered “restricted securities” (as defined under Rule 144) and also may only be resold pursuant to an effective registration statement or exemption from registration, such as under Rule 701. The general provisions of Rule 145 and Rule 701 are described below.

Our executive officers and directors holding an aggregate of              shares of our common stock, including              shares of restricted stock to be issued to Messrs. Holder, Asghar, Kontoulis, Daurio and Szpytek upon the closing of this offering, as well as options exercisable for              shares of our common stock, have entered into written “lock-up” agreements not to sell any common stock for 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. See “Underwriting.”

Rule 145 and Rule 144

A stockholder that received shares of our common stock in the Merger who was an affiliate of Encore Credit at the time of the acquisition may resell those shares of our common stock in accordance with Rule 145. Under Rule 145, the stockholder may sell in any three-month period a number of shares that does not exceed the volume limitation of Rule 144 under the Securities Act that is described below, subject to requirements of that rule relating to the manner of sale and notice and availability of current information about us. If the stockholder is not an affiliate of ours, the shares may be sold without regard to the Rule 144 volume limitation once the stockholder has owned the shares for one year, subject only to the requirements relating to public information about us. Under Rule 144 volume limitations, sales of shares in any 3 month period cannot exceed the greater of:

•	1% of the then outstanding common stock; or

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Registration Rights

Provided that we are then eligible to use Form S-3, we have agreed to file a shelf registration statement with the SEC on the first anniversary of the closing of this offering, and thereafter use our efforts to have the registration statement declared effective covering the              shares of restricted stock issuable to Friedman, Billings, Ramsey & Co., Inc. and Milestone Advisors LLC upon consummation of this offering.

Rule 701

Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors or officers prior to this offering. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the “lock-up” agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

•	persons other than affiliates, in ordinary brokerage transactions; and

•	affiliates under Rule 144 without compliance with the one-year holding requirement.

For a description of certain restrictions on transfers of our common stock held by certain of our stockholders, see “Description of Stock—Restrictions on Ownership and Transfer.”

FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain federal income tax considerations regarding our company and this offering of our common stock is based on current law, including:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT. For purposes of this discussion, references to “our company” and “we” refer to ECC Capital.

Taxation of Our Company

General. We were formed by Encore Credit on April 1, 2004, as its wholly-owned subsidiary, and Encore Credit caused us to form a wholly-owned subsidiary, ECC Merger Sub, a Delaware corporation for the sole purpose of effecting the corporate reorganization. Concurrently with this offering, ECC Merger Sub will merge with and into our company, with our company remaining as the surviving entity in a transaction intended to qualify as a reorganization under Section 368(a) of the Code. Following this merger, Encore Credit will become our wholly-owned subsidiary.

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual results of operations, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we will be organized or able to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The provisions of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham & Watkins LLP has acted as our tax counsel in connection with this offering of our common stock and our election to be taxed as a REIT. It is a condition to the closing of this offering that we receive an opinion of Latham & Watkins LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. Latham & Watkins LLP will have no obligation to update its opinion subsequent to its date. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code discussed below, including through annual results of operations, asset diversification and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “—Failure to Qualify.”

If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a C-corporation. A C-corporation generally is required to pay full corporate-level tax. Double taxation generally means taxation that occurs once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, including loans, held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Seventh, if we acquire any asset from a corporation that is or has been a C-corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C-corporation (a “carry-over basis transaction”), and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C-corporation will refrain from making an election to receive different treatment under existing Treasury regulations on its tax return for the year in which we acquire an asset from the C-corporation. We will not be treated as acquiring the assets of Encore Credit in a carry-over basis transaction because we will make an election to treat Encore Credit as a taxable REIT subsidiary as of the closing date of this offering. See “—Taxation of Our Company—Ownership of Interests in Taxable REIT Subsidiaries” below.

•	Eighth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours.

•	Ninth, with respect to a residual interest in a real estate mortgage investment conduit, or REMIC, the ownership of which is attributed to us or to a REIT in which we own an interest, we may be required to pay tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our shares that are held by “disqualified organizations.” Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be required to pay this tax. For a definition of “excess inclusion income” see “—Taxation of Our Company—Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the thereof;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

For this reason, our charter generally will prohibit disqualified organizations from owning our shares.

Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively applying attribution provisions under the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we will be organized and will operate in a manner that will allow us to satisfy conditions (1) through (7) inclusive. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Securities— Restrictions on Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “—Failure to Qualify.”

In addition, we may not maintain our qualification as a REIT unless our taxable year is the calendar year. We will have a calendar taxable year.

Distribution of “Earnings and Profits” Attributable to Non-REIT C-Corporation Taxable Years. To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a taxable year in which we were a C-corporation rather than a REIT, or C-corporation E&P. We will not be treated as succeeding to the C-corporation E&P of Encore Credit in connection with the formation transactions because we will make an election to treat Encore Credit as our taxable REIT subsidiary as of the closing date of this offering.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for United States federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interest in the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company in which we own an interest will be treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below.

We may from time to time own assets through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities of any one issuer that constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below under “—Taxation of Our Company—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary in which we own an interest owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, even those which generally could not be conducted directly by a REIT. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a regular C-corporation. In addition, our taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. See “—Taxation of Our Company—Asset Tests.”

We intend to elect, along with Encore Credit, to have Encore Credit and Bravo Credit treated as our taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. Each of our taxable REIT subsidiaries will be required to pay United States federal income tax on its taxable income. To the extent that Encore Credit is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid by Encore Credit to us, then the dividends we designate and pay to our stockholders who are individuals, up to the amount of the dividends we receive from Encore Credit, generally will be eligible to be taxed at the reduced 15% maximum rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Stockholders Generally—Distributions Generally” and “—Tax Rates”. Currently, we anticipate that each of Encore Credit and Bravo Credit will retain its after-tax income subject to our compliance with the 20% asset test applicable to our ownership of taxable REIT subsidiaries. See “—Taxation of Our Company—Asset Tests.”

Taxable Mortgage Pools. We expect that our securitization transactions will be treated as taxable mortgage pools within the meaning of Section 7701(i) of the Code. A taxable mortgage pool is any entity (or in certain cases, a portion of an entity) other than a REMIC or a FASIT that:

•	Substantially all (generally, more than 80%) of the assets of which consist of debt obligations and more than 50% of such debt obligations are real estate mortgages;

•	Issues two or more classes of debt obligations having different maturities; and

•	The timing and amount of payments or projected payments on the debt obligations issued by the entity are determined in large part by the timing and amount of payments the entity receives on the debt obligations it holds as assets.

Under current Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for federal income tax purposes. However, if a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or entities treated as disregarded as a separate entity for federal income tax purposes, 100% of the equity interest in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for federal income tax purposes.

In the securitization transactions we intend to undertake, we will convey one or more pools of real estate mortgage loans to a trust, the trust will issue several classes of mortgage backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage backed bonds. We will not make a REMIC or FASIT election with respect to our securitization transactions, and, as a result, each such transaction will be a taxable mortgage pool.

If we were to own less than 100% of the ownership interest in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our gross income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have or intend to form any subsidiary in which we will own some, but less than all, of the ownership interest that is or will become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification for taxation as a REIT.

Excess Inclusion Income. Although the taxable mortgage pools we create in our securitization transactions will be disregarded entities, under Treasury regulations that have not yet been issued, the equity interests we retain will be treated as generating excess inclusion income as though those equity interests were REMIC residual interests. Generally, excess inclusion income is the income allocable to a REMIC residual interest in excess of the income that would have been allocable to such interest if it were a bond having a yield to maturity equal 120% of the long-term applicable federal rate, which is a rate based on the weighted average yields of Treasury securities and is published monthly by the IRS for use in various tax calculations. If the sum of our excess inclusion income for any taxable year exceeds our REIT taxable income for the taxable year (computed after taking into account the dividends paid deduction), under Treasury regulations that have not yet been issued, a portion of the distributions we make will be treated as excess inclusion income in the hands of our stockholders.

Our excess inclusion income would be allocated among our stockholders. You cannot offset excess inclusion income with net operating losses or otherwise allowable deductions. Moreover, if you are a tax-exempt shareholder, such as a domestic pension fund, you must treat excess inclusion income as unrelated business taxable income. If you are a non-U.S. stockholder, your dividend distributions may be subject to withholding tax, without regard to any exemption or reduction in rate that might otherwise apply, with respect to your share of excess inclusion income. See “—Taxation of Non-U.S. Stockholders—Distributions Generally” and “—Taxation of Tax Exempt Stockholders.” Although the law on the matter is unclear, to the extent that excess inclusion income is allocated to a tax-exempt stockholder that is not subject to unrelated business income tax (such as government entities), we might be taxable on this income at the highest applicable corporate tax rate (currently 35%). While our charter generally prohibits our shares from being held by entities that might subject us to this tax, this prohibition may not, in all cases, ensure that this tax will not be imposed on us.

The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to shareholders is not clear under current law.

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions”, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from these real property investments, dividends (including any dividends from any taxable REIT subsidiaries of ours, such as Encore Credit), interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

We intend to securitize mortgage loans in transactions that will be treated as financing transactions for United States federal income tax purposes. As a result, we will be treated as owning the mortgage loans that we have securitized for purposes of the quarterly asset tests, described below, and, for purposes of applying the gross income tests, we will include in our gross income all of the income generated by those mortgage loans, even though a large portion of the payments of the mortgage loans will be paid out on the mortgage-backed notes that we issue in the securitization transaction.

The following paragraphs discuss some of the specific applications of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales or on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT. We do not expect that that any of our mortgage loans will be based in whole or in part on the income or profits of any person.

In addition, to the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, except to the extent such gain would have been treated (in the hands of the REIT) as gain from property that the REIT held primarily for sale to customers in the ordinary course of its trade or business. See “—Taxation of Our Company—Prohibited Transaction Income.” We do not expect that that any of our mortgage loans will provide for any such contingent interest.

Interest on debt secured by mortgages on real property or interests in real property, including for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally constitutes qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan, determined as the date we agreed to originate or acquire the loan and possibly at certain other times, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but may nonetheless be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

The interest, original issue discount, and market discount that we receive from our mortgage loans generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will not be qualifying income for purposes of the 75% gross income test. We expect that all or substantially all of our interest from our mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests.

Dividends. The dividends we receive from taxable REIT subsidiaries, including Encore Credit, or any other corporation (other than a REIT) in which we own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from those entities to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends we receive from REITs will constitute qualifying income for both gross income tests.

Fee Income. We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by reference to the income or profits of any person. As a result, commitment fees generally will be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and some or all origination fees, are not qualifying income for purposes of either gross income test. Currently, we intend that Encore Credit and Bravo Credit will conduct all of our loan origination and sales, as well as other origination functions. In this case, the income earned by Encore Credit and Bravo Credit from these services will not be included in our income for purposes of the gross income tests.

Hedging Activities. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Rents From Real Property. We currently do not own any real property and do not intend to own any real property for the production of rental income although from time to time we may own a small amount of real property acquired through the foreclosure of mortgage loans. To the extent that we acquire real property or an interest therein in the future, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rents must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we may only directly provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income.

Prohibited Transaction Income. Any gain that we realize on the sale of any loans or other property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. After completing this offering, our taxable REIT subsidiaries, Encore Credit and Bravo Credit, will continue to sell a portion of the loans it originates on a whole-loan sale basis. Sales of loans by Encore Credit and Bravo Credit will not be subject to this 100% tax but each of Encore Credit and Bravo Credit will be required to pay regular corporate taxes on its net income.

It is our intention that any securitizations we may undertake following this offering with regard to our loans will not be treated as sales for tax purposes. If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and any such sales might be subject to the prohibited transactions tax. As a result, REMICs are not an attractive option for us to securitize our mortgage loans. Instead, we intend to structure our securitizations as non-REMIC collateralized mortgage obligation transactions, which will be treated as financings for tax purposes. Our taxable REIT subsidiaries, Encore Credit and Bravo Credit, may engage in REMIC securitizations without causing us to be subject to this penalty tax.

Foreclosure Property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, that we acquire as a result of having bid on the property at foreclosure, or we otherwise reduce to ownership or possession by agreement or process of law, after there has been a default or default was imminent on indebtedness secured by such property or on a lease of such property. We must, however, elect to treat the property as foreclosure property on or before the due date of our tax return for the year in which we acquire the property. Moreover, property will not qualify as foreclosure property if we acquired the related mortgage loan at a time when default was imminent or anticipated, or if we obtained the mortgage loan as consideration for our disposition of property in a prohibited transaction.

We will not be considered to have acquired ownership or possession of property for purposes of the foreclosure property rules if we take control of a property as mortgagee-in-possession and cannot receive any profits or sustain any loss with respect to the property other than as a creditor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the IRS. The grace period terminates and the property for which the foreclosure property election was made ceases to be foreclosure property on the first day:

•	On which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	On which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	Which is more than 90 days after the date on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT does not derive or receive any income.

We will be required to pay tax at the highest corporate rate to the extent we recognize net income from foreclosure property. Net income from foreclosure property is the excess of (i) the gain on sale of foreclosure property held for sale to customers in the ordinary course of our business and income derived from the foreclosure property, other than income, such as rents from real property, that would otherwise qualify under the 75% gross income test, over (ii) the deductions directly connected with the production of such income.

We may have the option to foreclose on a mortgage loan when a borrower is in default. The foregoing rules may affect our decision to foreclose on a particular mortgage loan as well as the timing of any such foreclosure.

Penalty Tax. Several provisions of the Code regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be required to pay an appropriate level of United States federal income tax. For example, any redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. Redetermined deductions and excess interest represent amounts that are deducted by taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. We currently do not anticipate that these limitations will apply to payments made to us by Encore Credit or Bravo Credit.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The asset tests described above are based on our total assets. With regard to our securitizations following this offering, we will be treated as owning both the loans we hold directly and the loans that we have securitized. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans that we will be considered to own for purposes of these rules will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the United States federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of such a mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test.

The asset tests must be satisfied not only on the last day of the calendar quarter in which we acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income; over 5% of our “REIT taxable income.”

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential (i.e., every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class). We anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular ordinary and capital gain corporate tax rates, as applicable.

We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the principal United States federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary deals only with common stock held as a “capital asset” (generally, property held-for-investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	S-corporations,

•	regulated investment companies and real estate investment trusts,

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

•	dealers in securities or currencies,

•	persons holding our common stock as a hedge against currency risks or as a position in a straddle, or

•	United States persons whose functional currency is not the United States dollar.

If a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

Taxation of Taxable U.S. Stockholders Generally

Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends and qualified dividend income discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. See “—Taxation of Taxable U.S. Stockholders Generally—Capital Gain Dividends” and “—Tax Rates.”

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gains, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed our actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate.

U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by the Company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS.

Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of its shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss will be long-term capital gain or loss if it has held the common stock for more than one year. In general, if a U.S. stockholder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains. The ability to deduct capital losses may be subject to limitations.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including “capital gain dividends,” has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). Qualified dividend income generally includes dividends paid by domestic C-corporations and certain qualified foreign corporations to most non-corporate U.S. stockholders. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Backup Withholding

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain dividends to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax Exempt Stockholders

Dividend income from us and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder. However, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as unrelated business taxable income. Excess inclusion income generally will be allocated to our stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “—Taxation of Our Company—Excess Inclusion Income.”

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances.

Distributions Generally. Distributions that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Further, reduced treated rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Excess inclusion income generally will be allocated to our stockholders to the extent that we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “—Taxation of Our Company—Excess Inclusion Income.” Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption.

Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

(1) a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits and subject to 30% withholding. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. We generally do not expect to make distributions that are subject to FIRPTA.

If we distribute any amount attributable to the disposition of a United States real property interest, we will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United

States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such retained capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us were to exceed their actual United States federal income tax liability.

Sale of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless such shares of stock constitute a “United States real property interest” within the meaning of FIRPTA. Our common stock will not constitute a “United States real property interest” so long as we are not a United States real property holding corporation, or USRPHC, or we are a “domestically controlled REIT.” Whether we are a USRPHC will depend upon whether the fair market value of United States real property interests owned by us equals or exceeds 50% of the fair market value of our assets. Because our assets will consist primarily of single-family residential mortgage loans, we do not expect that our assets will cause us to be treated as a USRPHC. A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We expect to qualify as a domestically-controlled REIT upon completion of this offering but cannot guarantee that we will remain a domestically-controlled REIT.

Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Even if we do not qualify as a “domestically controlled REIT” at the time a non-U.S. stockholder sells our common stock, gain arising from the sale or exchange by a non-U.S. stockholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

(2) such non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to pay regular United States income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

Backup Withholding Tax and Information Reporting. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a stockholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Proposed Legislation

Recently, legislation was passed in the United States House of Representatives, or the House, and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	As discussed above under “—Taxation of Our Company—Asset Tests,” we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposed legislation in the House bill, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

•	The proposed legislation in the House bill would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

•	The proposed legislation in the House bill also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under “—Taxation of Our Company—Income Tests” and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation in the House bill would provide additional relief in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if (i) the violation is due to reasonable cause, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision and (iii) the violation does not include a violation described in the first and third bullet points above.

•	As discussed above under the heading “—Taxation of Non-U.S. Stockholders—Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests,” we are required to withhold 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The proposed legislation in the Senate bill would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Distributions Generally.”

The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to expansion of the straight debt safe harbor would apply to taxable years beginning after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current forms or at all.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in us by a pension, profit sharing or other employee benefit plan or any other arrangement subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or Section 4975 of the Internal Revenue Code as well as other investors. THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING ASSETS OF AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN IN OUR COMPANY AND TO MAKE THEIR OWN INDEPENDENT DECISIONS.

A fiduciary considering investing assets of an employee benefit plan in our common stock should consult its legal advisor about ERISA, fiduciary and other legal considerations before making such an investment. Specifically, before investing in our common stock, any fiduciary should, after considering the employee benefit plan’s particular circumstances, determine whether the investment is appropriate under the fiduciary standards of ERISA or other applicable law, including standards with respect to prudence, diversification and delegation of control and the prohibited transaction provisions of ERISA and the Code.

ERISA and the Code do not define “plan assets.” However, a regulation promulgated under ERISA by the United States Department of Labor, commonly known as the Plan Assets Regulation (29 C.F.R. Section 2510.3-101), generally provides that when an employee benefit plan subject to ERISA, or a plan subject to Section 4975 of the Code, acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the assets of the employee benefit plan or plan include both the equity interest in the entity and an undivided interest in each of the underlying assets of the entity, unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Assets Regulation.

Under the Plan Assets Regulation, a security is a “publicly-offered security” if it is “freely transferable,” part of a class of securities that is “widely-held,” and either: (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (ii) sold to the employee benefit plan or plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which that security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which this offering of those securities to the public occurred. “Widely-held” for this purpose generally means the class of security is owned by 100 or more investors independent of the issuer and of one another. “Freely transferable” for this purpose is a question to be determined on the basis of all relevant facts and circumstances but, where the minimum investment is $10,000 or less, is ordinarily not adversely affected by some enumerated restrictions, including restrictions against any transfer which would result in a termination or reclassification of the issuer for federal tax purposes. Our charter documents will impose certain restrictions on, and prohibitions against, certain transfers or assignments that could affect our classification as a REIT for federal tax purposes. We expect to register our commons stock under Section 12 of the Exchange Act and that our common stock will qualify as a “publicly-offered security” immediately after this offering. However, we can provide no assurance that our common stock will qualify as a “publicly-offered security.”

If our assets were deemed to be “plan assets” of the employee benefit plans or other plans whose assets were invested in us, whether as a result of the application of the Plan Asset Regulation, the provisions of Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code would apply to our investments and operations, including our mortgage lending business through our subsidiary Encore Credit. This would result, among other things, in (i) the application of the prudence and other fiduciary standards of ERISA, which impose liability on fiduciaries, to investments made by us or Encore Credit, which could materially affect our operations and the operations of Encore Credit, (ii) the potential liability of persons having investment discretion over the assets of the employee benefit plans or other plans investing in us should our investments or the investments of Encore Credit not conform to ERISA’s prudence and fiduciary standards under Part 4 of Subtitle B of Title I of ERISA, unless certain conditions are satisfied, and (iii) the possibility that certain transactions that we or Encore Credit might enter into in the ordinary course of our business and operation or the business and operation of Encore Credit might constitute “prohibited transactions” under ERISA and the Code. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of the employee benefit plans or plan, may also result in the imposition of an excise tax under the Code upon the “disqualified person,” as defined in the Code, or a penalty under ERISA on the “party in interest,” as defined in ERISA, that engaged, directly or indirectly, in the transaction with the employee benefit plan or plan, and correction or unwinding of the transaction. In addition, our investments and operations or the investments and operations of Encore Credit, if in violation of ERISA, could result in a civil penalty imposed on the fiduciary of an investing employee benefit plan, us or Encore Credit.

Without regard to whether our assets are deemed to be “plan assets” of “benefit plan investors,” the purchase or holding of our common stock by or on behalf of an employee benefit plan could be considered to result in a prohibited transaction. Section 406 of ERISA prohibits a “party in interest” with respect to an employee benefit plan from engaging, directly or indirectly, in some transactions, including loans or sales, involving the employee benefit plan or its assets unless a statutory or administrative exemption applies to the transaction. Section 4975 of the Code imposes an excise tax on a “disqualified person” with respect to a plan subject to Section 4975 that engages, directly or indirectly, in some transactions, including loans or sales, involving the plan or its assets, unless a statutory or administrative exemption applies to the transaction.

Some of the important exemptions from the prohibited transaction rules include:

(1)	Prohibited Transaction Class Exemption 84-14, which exempts some transactions effected on behalf of a Plan by a “qualified professional asset manager;”

(2)	Prohibited Transaction Class Exemption 90-1, which exempts some transactions involving insurance company pooled separate accounts;

(3)	Prohibited Transaction Class Exemption 91-38, which exempts some transactions involving bank collective investment funds;

(4)	Prohibited Transaction Class Exemption 95-60, which exempts some transactions involving insurance company general accounts; and

(5)	Prohibited Transaction Class. Exemption 96-23, which exempts some transactions effected on behalf of a Plan by some “in-house asset managers.”

UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc. is acting as the representative of the underwriters. This offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the shares offered by this prospectus in the amount set forth below:

Underwriter	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.

Total

Each underwriter is obligated to take and pay for all shares of our common stock offered by it (other than those covered by the over-allotment option described below) if any of such shares are taken.

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to an additional              shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, severally and not jointly, subject to certain conditions, to purchase all of the shares for which the option is exercised.

The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to additional              shares of our common stock to cover over-allotments.

	Per Share	Total
		No Exercise	Full Exercise

Public offering price
Underwriting discounts and commission to be paid by us
Proceeds, before expenses, to us

In connection with the closing of this offering, we have agreed to pay Friedman, Billings, Ramsey & Co., Inc. a financial advisory fee of     % of the gross proceeds of this offering, excluding those shares sold by the selling stockholders.

We have also agreed to issue to Friedman, Billings, Ramsey & Co., Inc.              shares of restricted stock (equal to     % of the gross proceeds of this offering, excluding those shares sold by the selling stockholders) upon consummation of this offering in consideration for services performed in connection with this offering. The securities to be acquired by Friedman, Billings, Ramsey & Co., Inc. and its related persons will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of the offering except to officers or partners of Friedman, Billings, Ramsey & Co., Inc. and members of the selling group and their officers and partners. We have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for certain expenses in connection with this offering which we estimate to be approximately $        .

Each of our executive officers and directors has agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned by such officer or director, including any interests in the operating partnership, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. We have also agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our stock plan), without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., except that we may make grants of stock options or stock awards under our stock plan and issue shares upon exercise of those options and we may issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions of real property or other investments. However, Friedman, Billings, Ramsey & Co., Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The underwriters propose to offer our common stock directly to the public at $             per share and to certain dealers at this price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $             per share to certain other dealers. In connection with this offering, we expect to incur expenses of approximately $             million.

At our request, the underwriters have reserved up to     % of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten offer.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Pursuant to an engagement letter agreement between us and Friedman, Billings, Ramsey & Co., Inc., Friedman, Billings, Ramsey & Co., Inc. agreed to act as lead underwriter or initial purchaser and sole book running manager or placement agent for this offering. The underwriters and their affiliates may provide us with investment banking, financial advisory, or commercial banking services in the future, for which they may receive customary compensation. In this regard, we have agreed, in addition to the items of compensation to be paid to the underwriters in connection with this offering, until the first anniversary of the date of completion of this offering, to offer to appoint Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter or initial purchaser and sole book running manager or placement agent in connection with any public or private offering of our equity securities and to act as our financial advisor in connection with any sale of stock, or sale of all or substantially all of the assets, or any merger, acquisition, business combination in which we may engage.

The underwriters may confirm sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed     % of the total common stock offered by this prospectus.

We have applied and expect to list the shares of our common stock on the NYSE, subject to approval and official notice of issuance, under the symbol “            .” In connection with the listing of our common stock on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions;

•	our capital structure;

•	the present stage of our development;

•	the value and historical performance of our initial properties;

•	the market capitalization and stage of development of other companies that we and the underwriters believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other web-site maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Certain Offering and Selling Restrictions

This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any shares of common stock in any jurisdiction in which it would be unlawful to make such offer or solicitation. In this regard:

•	the shares of common stock offered hereby have not been offered or sold and, prior to the expiration of a period of six months from the date of this prospectus, will not offer or sell any shares of common stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995;

•	we have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA), in connection with the issue or sale of any shares of common stock offered hereby in circumstances in which section 21(1) of the FSMA does not apply to us;

•	we have complied and will comply with all applicable provisions of the FSMA and the Financial Services and Markets Act 2000 (Financial Promotions) Order 2001 with respect to anything done by them in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom;

•	in order to comply with the Netherlands Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995), the shares of common stock offered hereby shall only be offered in The Netherlands, as part of their initial distribution or by way of reoffering, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that it must be made clear both upon making the offer and in any documents or advertisements in which a forthcoming offering of such shares is publicly announced (whether electronically or otherwise) that such offer is exclusively made to such Professional Investors;

•	the shares of common stock offered hereby may not be offered, sold or distributed in Spain except in accordance with the requirements of Law 24/1988, of 28 July, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and the decrees and regulations made thereunder. Accordingly, the shares of common stock offered hereby may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Spanish securities laws and regulations or without complying with all legal and regulatory requirements in relation thereto;

•	this prospectus has not been verified or registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores), and therefore it is not intended for any public offer of the shares of common stock in Spain;

•

this prospectus has not been submitted to the registration procedures of the French Autorité des Marchés Financiers and, accordingly, the shares of common stock offered hereby may not be advertised, offered or sold to the public in France. Pursuant to Articles 1.411-1, 1.411-2 and 1.412-1 of the French Monetary and Financial Code, or the MF Code, purchasers of the common stock offered hereby may take part in the transaction only for their own account. Individual sales of these securities in France may only be made either to qualified investors in France as defined in Article 1.411-2 of the MF Code or to a restricted circle of investors as defined in Article 1.411-2 of the MF Code. When sales of securities are made to a restricted circle of investors as defined in Article 1.411-2 of the MF Code which is not less than 100 individuals, each of these individuals must provide certification as to their personal association, of a professional or family nature, with a member of our management. This prospectus or any other offering materials relating to the shares of common stock offered hereby may not be distributed in France to any person other than a qualified investor as defined therein;

•	no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the shares of common stock offered hereby. Individual sales of the common stock offered hereby to any person in Germany may only be made to (i) certain persons who on a professional or commercial basis (as defined in § 2 para. 1 German Sales Prospectus Act) purchase or sell securities for their own account or for the account of third parties, or (ii) to a limited group of persons (as defined in § 2 para. 2 German Sales Prospectus Act), and according to any other German securities, prospectus, tax, and other applicable laws and regulations. Each underwriter will comply with the Act and all other applicable legal and regulatory requirements. In particular, we have been advised that each of the underwriters has not engaged and will not engage in the public offering (öffentliches Angebot) within the meaning of the Act with respect to any of the shares of common stock offered hereby otherwise than in accordance with the Act;

•	any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the common stock offered hereby to the public in Austria. Accordingly, the common stock offered hereby may not be offered, sold or delivered and neither this prospectus nor any other offering materials relating to these securities may be distributed or made available to the public in Austria. Any individual sales of the common stock offered hereby to any person in Austria were made only to a limited circle of institutional investors in accordance with § 3/1/11 of the Austrian Capital Markets Act or in a private placement where a maximum of 250 individuals were individually approached and identified by name. These securities must not be resold or sold other than in compliance with the Capital Markets Act;

•	this prospectus has not been and will not be registered with the Belgian Banking, Finance and Insurance Commission, or BFIC. The securities offering has not and will not be approved by the BFIC and the transaction will not be advertised in Belgium. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the common stock offered hereby to the public in Belgium. Accordingly, the common stock offered hereby may not be offered, sold or delivered and neither this prospectus nor any other offering materials relating to these securities may be distributed or made available to the public in Belgium. The common stock offered hereby must not be offered, distributed or sold in Belgium except in compliance with the requirements for a non-public offering laid down in Articles 2 and 3 of the Royal Decree of 7 July 1999. Individual sales of these securities to any person in Belgium may only be made if (i) no unauthorized intermediary has been involved, (ii) the offer has not been advertised to more than fifty (50) individuals, and (iii) a maximum of fifty (50) individuals has been actively solicited. Individual sales of the common stock offered hereby to professional investors, as defined in Article 3 of the Royal Decree of 7 July 1999 are permitted, as well as individual sales for a consideration of at least Euro 250,000 per investor;

•

this prospectus has not been and will not be filed with or approved by the Danish Securities Council, or Fondsradet, or any other regulatory authority in the Kingdom of Denmark. The common stock offered hereby has not been offered or sold and may not be offered or sold or delivered directly or indirectly in Denmark, unless in compliance with Chapter 12 of the Danish Act on Trading in Securities, as amended from time to time, and the Danish Executive Order No. 166 of 13 March 2003 on the first public offer of certain securities issued pursuant thereto. The recipient of this prospectus may not forward any offer to, or replace themselves with any other investor in Denmark, without complying with the relevant laws;

•	this prospectus has not been prepared to comply with the standards and requirements applicable under Finnish law, including the Securities Market Act (26.5.1989/495), as amended, and it has not been approved by the Finnish Financial Supervision Authority. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the common stock offered hereby to the public in Finland. The securities must not be, directly or indirectly, offered distributed or sold in Finland except in compliance with all applicable provisions of the laws of Finland, including the Finnish Securities Market Act (26.5.1989/495) and the regulations issued thereunder, as amended;

•	this prospectus has not been and will not be registered with the Icelandic Financial Supervisory Authority, or FME. The securities offering has not and will not be approved by the FME and the transaction will not be advertised in Iceland. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the common stock to the public in Iceland. Accordingly, the common stock offered hereby may not be offered, sold or delivered and neither this prospectus nor any other offering materials relating to these securities may be distributed or made available to the public in Iceland;

•	this prospectus has not been and will not be registered with any regulatory or other authorities in Ireland. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the common stock offered hereby to the public in Ireland. Accordingly, the common stock offered hereby may not be offered, sold or delivered and neither this prospectus nor any other offering materials relating to these securities may be distributed or made available to the public in Ireland. Individual sales of these securities to any person in Ireland may only be made to less than twenty (20) persons, whether institutional or individuals, and whether on a solicited or unsolicited basis;

•	this prospectus has not been submitted to the clearance procedures of Commissione Nazionale per le Societa e la Borsa, or CONSOB, and has not been and will not be subject to the formal review or clearance procedures of CONSOB and accordingly may not be used in connection with any offering of common stock offered hereby in the Republic of Italy, or Italy, other than to “Professional Investors” (as defined below and in accordance with applicable Italian securities laws and regulations). Any offer of shares of the common stock offered hereby in Italy in relation to the offering is being made only to professional investors (each a “Professional Investor”), pursuant to Article 30, paragraph 2 and Article 100 a) of Legislative Decree No. 58 of 24 February 1998, as amended, or Decree No. 58, and as defined in Articles 25 and 31, paragraph 2 of CONSOB Regulation No. 11522 of 1 July 1998, as amended, or Regulation No. 11522, and excluding individuals as defined pursuant to the aforementioned Article 31, paragraph 2, who meet with requirements in order to exercise administrative, managerial or supervisory functions at a registered securities dealing firm (a Societa di Intermediazione Mobiliare, or SIM), management companies authorized to manage individual portfolios on behalf of third parties (Societa di Gestione del Risparmio, or SGR) and fiduciary companies (societa fiduciarie) managing portfolio investments regulated by Article 60, paragraph 4 of Legislative Decree No. 415 of 23 July 1996 and otherwise in accordance with applicable Italian laws and regulations provided therein. Under no circumstances should this prospectus be circulated among, or be distributed in Italy to any member of the general public in Italy or to individuals or entities falling outside the categories of Professional Investors. Any such offer or issue or any distribution of this prospectus within Italy and/or the rendering of advice of any nature whatsoever in connection with the offering must be conducted either by banks, investment firms (as defined in Decree No. 58) and financial companies enrolled in the special register provided for by Article 107 of Legislative Decree No. 385 of 1 September 1993, as amended, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the relevant provisions of Decree No. 58;

•	this prospectus has not been and will not be registered with the Commission for the Supervision of the Financial Sector. The common stock offered hereby has not been and will not be authorized for public offering in Luxembourg and may not be offered or sold in Luxembourg in circumstances that would constitute a public offer unless the requirements of Luxembourg law concerning public offers have been complied with. This document may not be duplicated or passed to another person;

•	this prospectus has not been and will not be registered with or approved by the regulatory authorities in Monaco. This prospectus is personal to the recipient and has been prepared solely for use in connection with the offering described herein. Distribution of this prospectus to any person other than the recipient and those persons, if any, retained to advise such recipient with respect to the offer and sale of the common stock offered hereby is unauthorized, and any disclosure of any of its contents if prohibited. Each recipient, by accepting delivery of this prospectus, agrees to the foregoing and agrees to make no copies of this prospectus. This prospectus does not constitute an offer to sell, or any solicitation of any offer to buy, any of the common stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made hereunder of the common stock described herein shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof. If the recipient does not purchase any common stock offered hereby, or this offering is terminated, the recipient agrees to return this preliminary prospectus and all documents delivered concerning it to the underwriters or their representative who provided the same;

•	this prospectus has not been filed with the Norwegian company registry or with the Oslo stock exchange in accordance with the Norwegian Securities Trading Act, Chapter 5, and may therefore not be distributed to more than fifty potential investors in Norway;

•	this prospectus has not been and will not be approved by or registered with the Swedish Financial Supervisory Authority, or SFSA. The securities offering has not and will not be approved by the SFSA and the transaction will not be advertised in Sweden. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the common stock offered hereby to the public in Sweden. Accordingly, neither this prospectus nor any other offering materials relating to the securities may be distributed or made available to the public in Sweden;

•	this prospectus may only be used by those persons to whom it has been handed out in connection with the offer described therein. The shares of common stock offered hereby are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor a prospectus in accordance with the respective Swiss legislation. Accordingly, this prospectus may not be used in connection with any other offer and shall in particular not be distributed to the public in Switzerland; and

•	we have undertaken that we will comply with all applicable securities laws and regulations in each jurisdiction in which we offer, sell or deliver the shares of common stock offered hereby or possess or distribute this prospectus or any other offering material and will obtain any consent, approval or permission which is required by us for the purchase, offer or sale by us of shares of common stock under the laws and regulations in force in any jurisdiction to which we are subject or in which we make such offers or sales in all cases at our own expense.

LEGAL MATTERS

The validity of the common stock and certain other matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters will be passed upon for us by our counsel, Latham & Watkins LLP. Certain tax matters described in this prospectus will be passed upon for us by Latham & Watkins LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP. Latham & Watkins LLP and Clifford Chance US LLP may rely on Venable LLP, Baltimore as to matters of Maryland law.

INDEPENDENT AUDITORS

The consolidated financial statements of Encore Credit Corp. as of December 31, 2002 and December 31, 2003 and the balance sheet of ECC Capital Corporation as of April 15, 2004 have been audited by Grant Thornton LLP, independent accountants, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common stock proposed to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the common stock proposed to be sold in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of such material also can be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Securities and Exchange Commission’s toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports and proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

ENCORE CREDIT CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	F-3

CONSOLIDATED STATEMENTS OF INCOME	F-4

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY	F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-7

ECC CAPITAL CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-26

FINANCIAL STATEMENTS

BALANCE SHEET	F-27

NOTES TO BALANCE SHEET	F-28

Accountants and Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Encore Credit Corp.

We have audited the accompanying consolidated balance sheets of Encore Credit Corp. and Subsidiary (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Encore Credit Corp. and Subsidiary as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California

March 10, 2004

Suite 300

1000 Wilshire Blvd.

Los Angeles, CA 90017 2464

T	213 627-1717
F	213 624-6793
W	www.grantthornton.com

Grant Thornton LLP

US Member of Grant Thornton International

ENCORE CREDIT CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31,
		2003	2002
	(unaudited)
ASSETS

Cash and cash equivalents	$31,009,379	$6,607,776	$1,890,168
Mortgage loans held for sale, net	532,728,094	594,509,295	359,757,153
Accounts receivable	3,313,608	5,532,751	3,046,509
Prepaid expenses and other assets	4,903,405	1,066,205	349,482
Residual interests in securitization	1,812,000	1,596,278	—
Equipment and leasehold improvements, net	4,559,702	4,310,869	1,946,217
Deferred tax asset	3,285,598	3,056,405	1,360,747

Total assets	$581,611,786	$616,679,579	$368,350,276

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$25,953,790	$16,381,697	$5,467,596
Income tax payable	4,549,862	3,481,424	3,263,478
Warehouse lines of credit	524,500,606	576,777,093	351,128,469
Subordinated debt to shareholder, net	916,000	895,000	640,000

Total liabilities	555,920,258	597,535,214	360,499,543

Commitments and Contingencies	—	—	—

Stockholders’ equity
Common stock authorized, 100,000,000 shares of $0.001 par value at March 31, 2004, December 31, 2003 and 2002; issued and outstanding, 20,025,000 shares at March 31, 2004, December 31, 2003 and 2002	20,025	20,025	20,025
Preferred Stock - Series A authorized, 15,000,000 shares of $0.001 par value at March 31, 2004, December 31, 2003 and 2002; issued and outstanding, 9,253,352 shares, liquidation value $4,626,676 at March 31, 2004, December 31, 2003 and 2002	9,253	9,253	9,253
Preferred Stock - Series B authorized, 2,000,000 shares of $0.001 par value at March 31, 2004, December 31, 2003 and 2002 outstanding, 1,000,000 shares, liquidation value $500,000 at March 31, 2004, December 31, 2003 and 2002	1,000	1,000	1,000
Additional paid in capital	6,403,031	6,376,631	6,110,831
Accumulated other comprehensive income	36,122	36,122	—
Common stock warrants	84,000	105,000	360,000
Retained earnings	19,138,097	12,596,334	1,349,624

Total stockholders’ equity	25,691,528	19,144,365	7,850,733

Total liabilities and stockholders’ equity	$581,611,786	$616,679,579	$368,350,276

The accompanying notes are an integral part of these statements.

ENCORE CREDIT CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	For the three month period ended March 31,		For the year ended December 31,
	2004	2003	2003	2002
	(unaudited)
Revenues
Gain on sale of loans, net	$28,567,019	$9,523,569	$65,957,386	$31,785,320
Other	(945,122)	3,638	16,655	25,757

Total gain on sale of loans and other	27,621,897	9,527,207	65,974,041	31,811,077
Interest earned	10,683,856	7,100,485	34,488,067	12,492,647
Interest charges	(5,592,482)	(3,125,000)	(19,604,698)	(6,531,705)

Net interest income	5,091,374	3,975,485	14,883,369	5,960,942

Total revenues	32,713,271	13,502,692	80,857,410	37,772,019
Expenses
Salaries and related expenses	11,283,504	4,693,884	28,565,435	22,077,373
Occupancy expense	1,165,629	467,227	2,670,904	819,800
Operating expenses	8,180,734	3,785,439	22,395,207	6,813,347
Professional fees	957,510	975,864	7,476,171	3,633,647
Loss on disposal of assets	34,726	—	65,265	—

Total expenses	21,622,103	9,922,414	61,172,982	33,344,167

Earnings before income taxes	11,091,168	3,580,278	19,684,428	4,427,852
Provision for income taxes	4,549,405	1,451,000	8,437,718	2,769,019

Net income	$6,541,763	$2,129,278	$11,246,710	$1,658,833

Net income per share of common stock
Basic	$0.33	$0.11	$0.56	$0.08
Diluted	$0.20	$0.07	$0.36	$0.05

The accompanying notes are an integral part of these statements.

ENCORE CREDIT CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Three-Month Period Ended March 31, 2004 (unaudited) and

Years ended December 31, 2003 and 2002

	Number of Common Shares Outstanding	Common Stock	Preferred Stock Series A	Preferred Stock Series B	Additional Paid In Capital	Common Stock Warrants	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance, December 31, 2001	20,000,000	$20,000	$—	$—	$980,000	$—	$—	$(309,209)	$690,791
Issuance of common shares to shareholders	25,000	25	—	—	—	—	—		25
Issuance of common stock warrants	—	—	—	—	—	400,000	—		400,000
Amortization of discount on subordinated debt	—	—	—	—	40,000	(40,000)	—	—	—
Issuance of Series A preferred stock, 9,253,352 shares	—	—	9,253	—	4,091,831	—	—		4,101,084
Issuance of Series B preferred stock, 1,000,000 shares	—	—	—	1,000	999,000	—	—		1,000,000
Net income	—	—	—	—	—	—	—	1,658,833	1,658,833

Balance, December 31, 2002	20,025,000	20,025	9,253	1,000	6,110,831	360,000	—	1,349,624	7,850,733
Compensation from stock options	—	—	—	—	10,800	—	—	—	10,800
Amortization of discount on subordinated debt	—	—	—	—	255,000	(255,000)	—	—	—
Comprehensive Income:
Net income	—	—	—	—	—	—	—	11,246,710	11,246,710
Unrealized gain on residual interests in securitization, net of tax effect of $26,156	—	—	—	—	—	—	36,122	—	36,122

Total comprehensive income	—	—	—	—	—	—	—	—	11,282,832

Balance, December 31, 2003	20,025,000	20,025	9,253	1,000	6,376,631	105,000	36,122	12,596,334	19,144,365
Compensation from stock options (unaudited)	—	—	—	—	5,400	—	—	—	5,400
Amortization of discount on subordinated debt (unaudited)	—	—	—	—	21,000	(21,000)	—	—	—
Net income (unaudited)	—	—	—	—	—	—	—	6,541,763	6,541,763

Balance, March 31, 2004	20,025,000	$20,025	$9,253	$1,000	$6,403,031	$84,000	$36,122	$19,138,097	$25,691,528

The accompanying notes are an integral part of these statements.

ENCORE CREDIT CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three month period ended March 31,		For the year ended December 31,
	2004	2003	2003	2002
	(unaudited)
Cash flows from operating activities:
Net income	$6,541,763	$2,129,278	$11,246,710	$1,658,833
Adjustments to reconcile net income to cash used in operating activities
Depreciation and amortization	454,782	235,399	1,271,541	405,474
Provision for loan losses	(236,000)	200,000	1,047,000	800,000
Amortization of discount on subordinated debt	21,000	63,543	255,000	40,000
Purchases of loans held for sale	(1,579,726,504)	(781,400,853)	(4,589,160,658)	(1,486,994,038)
Proceeds from sale of loans held for sale	1,641,743,706	784,688,065	4,352,211,548	1,126,436,885
Fair value adjustment of residual interest	—	—	(52,140)	—
Accretion of residual interest	(215,722)	—	(331,892)	—
Compensation from stock options	5,400	—	10,800	—
Loss on sale of equipment	34,726	—	65,316	—
Net change in:
Accounts receivable	2,219,142	272,791	(2,486,243)	(2,817,197)
Prepaid expenses and other assets	(3,837,200)	(1,611,553)	(716,723)	(349,482)
Deferred income taxes	(229,193)	287,000	(1,718,835)	(1,360,747)
Accounts payable and accrued expenses	9,572,093	128,656	10,914,101	5,232,596
Income tax payable	1,068,438	2,333,347	214,968	3,263,478

Net cash provided by (used in) operating activities	77,416,431	7,325,673	(217,229,507)	(353,684,198)

Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(738,341)	(735,562)	(3,701,509)	(2,166,791)

Cash flows from financing activities:
Net (decrease) increase in warehouse lines of credit	$(52,276,487)	$(3,927,736)	$225,648,624	$351,128,469
Proceeds from subordinated debt to shareholder	—	—	—	1,000,000
Proceeds from issuance of common stock	—	—	—	25
Proceeds from issuance of preferred stock	—	—	—	5,101,084

Net cash (used in) provided by financing activities	(52,276,487)	(3,927,736)	225,648,624	357,229,578

Net increase in cash and cash equivalents	24,401,603	2,662,375	4,717,608	1,378,589

Cash at beginning of the period	6,607,776	1,890,168	1,890,168	511,579

Cash at end of the period	$31,009,379	$4,552,543	$6,607,776	$1,890,168

Supplemental cash flow information:
Cash used to pay interest	$5,986,455	$3,151,624	$17,520,762	$4,799,266

Cash used to pay income taxes	$3,710,160	$163,400	$10,046,379	$866,288

Noncash investing and financing activities:
Residiual interest asset recognized from securitization of loans held for sale	$—	$—	$1,149,969	$—

The accompanying notes are an integral part of these statements.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004 (unaudited) and December 31, 2003 and 2002

NOTE A—SUMMARY OF SIGNIFICANT ORGANIZATIONAL AND ACCOUNTING POLICIES

Encore Credit Corp. (the “Company”) was formed on October 18, 2001 in the State of California and began operations in March 2002. The Company is engaged in the mortgage banking business through the origination and sales of non-prime mortgage loans. The Company purchases non-prime mortgage loans through its network of brokers throughout the United States.

Principles of Consolidation

The consolidated financial statements of the Company include the financial position and results of Encore Credit Corp. and its wholly-owned subsidiary, Encore SPV I, a Delaware business trust which has been established by the Company as a special-purpose warehouse finance subsidiary (see Note M). All material inter-company balances and transactions are eliminated in consolidation.

The Company has also formed a special purpose entity (a Trust) for the purpose of facilitating the sale of its loans through a securitization (see Note K). With the exception of certain limited residual interests retained by the Company, the beneficial interests in this trust are held by third-parties. The structure of this trust limits its activities to holding the transferred assets and transferring cash collected to the entities’ beneficial interest holders. This special purpose entity meets the definition of a qualified special purpose entity (“QSPE”) as detailed in SFAS No. 140 and the accounts of this QSPE are appropriately not included in the consolidated financial statements.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, and contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant balance sheet items which could be materially affected by such estimates include the allowance for loan losses, residual interests in securitization, deferred taxes and the carrying value of loans held for sale.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes gains on mortgage loans held for sale when such loans are sold. As part of the sale of a mortgage loan, the Company sells the servicing rights. The purchasing company pays Encore Credit Corp. a service release premium, for that right. This premium is included in “gain on sale of loans” in the accompanying Statements of Income.

Concentrations of Credit Risk

The Company currently maintains its cash with certain major financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

The Company originates approximately fifty percent of mortgage loans in the State of California. The concentration of mortgage loans originated in California increases the risk that any adverse economic, regulatory or other developments that may occur in California may adversely affect the Company’s results of operations or financial condition.

The Company originates real estate loans and generates revenues from the origination and sale of these loans. Although management closely monitors market conditions, such activities are sensitive to fluctuations in prevailing interest rates and real estate markets. A change in underlying economic conditions of the real estate market could have an adverse impact on the Company’s operations. The primary market risk facing the Company is interest rate risk. The Company utilizes various financial instruments, including forward sales contracts, to manage the interest rate risk related specifically to its mortgage loan inventory. The overall objective of the Company’s interest rate risk management policies is to offset changes in the values of these items resulting from changes in interest rates. The Company does not speculate on the direction of interest rates in its management of interest rate risk.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of cost or market, which is computed by the aggregate method (unrealized losses are offset by unrealized gains) net of deferred loan origination costs and fees. Net unrealized losses, if any, are recognized by a direct reduction in loan value and a corresponding reduction to income.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level, which, in management’s judgment, is adequate to absorb credit losses inherent in loans held for sale. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowance for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Company’s control.

Repurchase Allowance

The Company records a repurchase allowance for loans sold to investors where there is the potential for repurchase of those loans or indemnification of losses based on alleged violations of representations and warranties, which are customary to the mortgage banking industry. Provisions for losses are charged to operations and credited to the repurchase allowance and are determined to be adequate by management based upon the Company’s evaluation of the potential exposure related to the loan sale agreements over the life of the associated loans sold. In determining the adequacy of the repurchase allowance, management considers such factors as historical loss experience, underlying collateral values, assessment of economic conditions and other appropriate data to identify the risks associated with the potential repurchase of loans sold. The repurchase allowance as of March 31, 2004 and December 31, 2003 was $2,931,181 and $829,617, respectively, and is recorded in accrued expenses. The repurchase allowance was included in the allowance for loan losses as of December 31, 2002.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

Loan Origination Fees and Costs

Loan origination fees, as well as discount points and certain direct origination costs are initially capitalized, recorded as an adjustment of the cost of the loan, and reflected in earnings when the loan is sold.

Interest Income Recognition

Interest income is accrued as earned. Loans are placed on non-accrual status when any concern exists as to the ultimate collectibility of principal or interest. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

Transfers of Financial Assets

A transfer of financial assets is accounted for as a sale when control over the assets transferred is surrendered.

Accounts Receivable

Accounts receivable consists of principal and interest balances receivable from the Company’s sub-servicer, cash proceeds from sales of mortgage loans, and other miscellaneous receivable balances.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization which is charged to expense on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, over the term of the leases, whichever is shorter. Maintenance and repair costs are charged directly to expense as incurred. Improvements to premises and equipment that extend the useful lives of the assets are capitalized.

When assets are disposed of, the applicable costs and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in current operations. Rates of depreciation and amortization are based on the following estimated useful lives:

Furniture and equipment	Three to seven years
Leasehold improvements	Lesser of the lease term or estimated useful life

Accelerated methods of depreciation are used for tax purposes.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates for the periods in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Advertising Expense

The Company’s policy is to charge advertising costs to expense when incurred.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

Common Stock Purchase Warrants

The Company has 1,250,000 common stock purchase warrants outstanding which were issued in connection with two subordinated notes totaling $1,000,000 as of March 31, 2004 and December 31, 2003 and 2002 (see Note I). The warrants entitle the holder to acquire 1,250,000 shares of common stock of the Company at a price of $0.75 per share. These warrants expire at various dates in 2009 or at the time the Company closes a public offering of its Common Stock.

Stock-Based Compensation

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretation. As such, the Company recognizes compensation expense related to its stock option plans only to the extent that the fair value of the shares at the grant date exceeds the exercise price. Had the estimated fair value of the options granted during the period been included in compensation expense following the provisions of Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company’s net earnings would have been as follows:

	March 31,		December 31,
	2004	2003	2003	2002
	(unaudited)
Net earnings:
As reported	$6,541,763	$2,129,278	$11,246,710	$1,658,833
Compensation expense, net of tax	(9,114)	—	(439,971)	—

Pro forma	$6,532,649	$2,129,278	$10,806,739	$1,658,833

Earnings per share:
Basic, as reported	$0.33	$0.11	$0.56	$0.08
Basic, pro forma	$0.33	$0.11	$0.54	$0.08
Diluted, as reported	$0.20	$0.07	$0.36	$0.05
Diluted, pro forma	$0.20	$0.07	$0.34	$0.05

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

Earnings Per Share

In April 2004, the Company issued 6,061,209 warrants to purchase common stock. Had these shares been issued prior to March 31, 2004, diluted earnings per share would have been reduced to $0.15 for the three-month period then ended.

At December 31, 2003 stock options outstanding to purchase 2,500,000 shares of common stock, at an exercise price of $1.35 were outstanding but were not included in the computation of diluted earnings per share because the option’s exercise price were greater than the average market price of common shares during those periods and, therefore, the effect would be antidilutive. At March 31, 2004 and 2003 and December 31, 2002 there were not stock options excluded from the computation of diluted earnings per share.

	Three months ended March 31,		Year ended December 31,
	2004	2003	2003	2002
Basic earnings	$6,541,763	$2,129,278	$11,246,710	$1,658,833

Diluted earnings:
Basic earnings	$6,541,763	$2,129,278	$11,246,710	$1,658,833
Interest expense from amortization of stock warrants, net of taxes	12,180	36,855	147,900	23,200

Diluted earnings	$6,553,943	$2,166,133	$11,394,610	$1,682,033

Weighted average number of shares issued	20,025,000	20,025,000	20,025,000	20,025,000
Net shares assumed issued using the treasury stock method for options outstanding during each period based on average market price	2,450,274	12,500	986,262	12,500
Net shares assumed issued using the treasury stock method for warrants outstanding during each period based on average market price	851,064	312,500	481,558	312,500
Dilutive effect on assumed conversion of preferred stock outstanding	10,253,352	10,253,352	10,253,352	10,253,352

Diluted shares	33,579,690	30,603,352	31,746,172	30,603,352

Earnings per share:
Basic	$0.33	$0.11	$0.56	$0.08
Diluted	$0.20	$0.07	$0.36	$0.05

Residual Interest in Securitization

When the Company securitizes mortgage loans, it allocates the acquisition cost of the mortgage loans between the securities sold and the retained interests, based on their relative fair values. The reported gain is the difference between the cash proceeds from the sale of the securities or loans and their allocated cost. The Company uses available market data, along with its own empirical data and discounted cash flow models, to arrive at the initial estimated fair values of its retained interests. Once recorded, the Company remeasures the fair value of the retained interest at every reporting period by updating the forecasted cash flows and comparing the discounted, updated cash flows to the accreted value of the residual interests as of that date. Increases to the fair value are recorded as unrealized gains, net of tax, as a component of other comprehensive income, with the yield being adjusted on a prospective basis. Decreases to the fair value are recorded as a loss against earnings in the period of the change. Retained interests are treated as available-for-sale securities and are carried at their estimated fair value.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

Derivative Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting For Derivative Instruments and Hedging Activities,” as amended, requires all derivative instruments to be recognized on the balance sheet at fair value and permits the Company to designate derivative instruments as being used to hedge changes in fair value or changes in cash flows. Changes in the fair value of derivatives that offset changes in cash flows of hedged items are initially recorded in other comprehensive income. Amounts recorded in other comprehensive income are subsequently reclassified into earnings during the same period in which the hedged item affects earnings. If a derivative qualifies as a fair value hedge, changes in fair value of the hedging derivative are recorded in earnings and are offset by changes in fair value attributable to the hedged risk of the hedged item. Any portion of the change in fair value of derivatives designated as a hedge that is deemed ineffective is recorded in earnings along with changes in the fair value of derivatives with no hedge designation.

As of March 31, 2004, the Company had a short position in Euro Dollar futures in order to reduce its exposure to adverse fluctuations in interest rates. This transaction was not designated as a hedge and all changes in fair value have been recorded in earnings. As of March 31, 2004, the fair value of Euro Dollar contracts was $879,000, which is included in prepaid expenses and other assets on the balance sheet. Additionally, a loss of $924,000 was recorded in other revenue in the Statements of Income.

The Company had not entered into any Euro Dollar future transaction as of December 31, 2003 and 2002.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB 51” (“FIN 46”), which subsequently has been revised by FIN 46-R. The primary objectives of FIN 46-R are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities or VIEs) and how to determine when and which business enterprises should consolidate the VIE (as the primary beneficiary). This new model for consolidation applies to an entity in which either (1) the equity investors, if any, do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46-R requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46-R is effective for VIEs created after January 31, 2003 and is effective for all VIEs created before February 1, 2003 that are Special Purpose Entities (SPEs) in the first reporting period ending after December 15, 2003 and for all other VIEs created before February 1, 2003 in the first reporting period ending after March 15, 2004. The Company believes there are no entities qualifying as VIEs and the adoption of FIN 46-R to date has not had any effect on the Company’s financial position, cash flows or results of operations.

Reclassifications

Certain reclassifications have been made to prior years’ balances to conform to the March 31, 2004 (unaudited) presentation.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

NOTE B—LOANS AND ALLOWANCE FOR LOAN LOSSES

Mortgage loans held for sale consisted of the following:

	March 31, 2004	December 31, 2003	December 31, 2002
	(unaudited)
Mortgage loans held for sale	$525,965,280	$587,014,027	$356,113,486
Net deferred origination costs	7,680,887	8,665,282	4,443,667

Mortgage loans held for sale, including net deferred origination costs	533,646,167	595,679,309	360,557,153
Allowance for loan losses	(918,073)	(1,170,014)	(800,000)

Loans, net	$532,728,094	$594,509,295	$359,757,153

A summary of the Company’s transactions in the allowance for loan losses are as follows:

	March 31, 2004	December 31, 2003	December 31, 2002
	(unaudited)
Beginning balance	$1,170,013	$800,000	$—
Provision for loan losses	(236,000)	1,047,000	800,000
Recoveries	—	—	—
Amounts charged off	(15,940)	(676,986)	—

Ending balance	$918,073	$1,170,014	$800,000

NOTE C—EQUIPMENT AND LEASEHOLD IMPROVEMENTS

The major classes of equipment and leasehold improvements are as follows:

	March 31, 2004	December 31, 2003	December 31, 2002
	(unaudited)
Furniture and equipment	$6,034,374	$5,409,044	$2,280,430
Leasehold improvements	564,675	522,805	71,261

	6,599,049	5,931,849	2,351,691
Less accumulated depreciation and amortization	(2,039,347)	(1,620,980)	(405,474)

	$4,559,702	$4,310,869	$1,946,217

The amount of depreciation and amortization included in operating expense was $454,782 and $235,399 for the three-month periods ended March 31, 2004 and 2003, respectively and $1,271,541 and $405,474 for the years ended December 31, 2003 and 2002, respectively.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

NOTE D—INCOME TAXES

The components of the income tax provision are as follows:

	March 31,		December 31
	2004	2003	2003	2002
	(unaudited)
Current:
Federal provision	$3,395,117	$813,000	$7,617,415	$3,343,144
State provision	1,383,481	351,000	2,539,138	786,622

	4,778,598	1,164,000	10,156,553	4,129,766

Deferred:
Federal provision (benefit)	(57,322)	220,990	(1,323,563)	(1,133,956)
State provision (benefit)	(171,871)	66,010	(395,272)	(226,791)

	(229,193)	287,000	(1,718,835)	(1,360,747)

Total income tax expense	$4,549,405	$1,451,000	$8,437,718	$2,769,019

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

	March 31, 2004	December 31,
		2003	2003
	(unaudited)
Deferred tax assets:
Mark to market on loans held for sale	$1,278,962	$1,398,853	$1,135,868
Allowance for loan losses	1,764,498	916,631	336,000
Accruals and other reserves	1,326,296	1,313,677	65,730
Other	128,909	521,420	19,718

Total deferred tax assets	4,498,665	4,150,581	1,557,316

Deferred tax liabilities:
Depreciation and amortization	1,213,067	1,068,019	196,569
Other	—	26,157	—

Total deferred tax liabilities	1,213,067	1,094,176	196,569

Net deferred tax asset	$3,285,598	$3,056,405	$1,360,747

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

Reconciliation of the difference between the federal statutory income tax rate and the effective income tax rate are as follows:

	March 31,		December 31,
	2004	2003	2003	2002
	(unaudited)
Federal tax based on statutory rate	35.0%	35.0%	35.0%	34.0%
State tax, net of federal benefit	7.0%	7.0%	7.0%	7.0%
Permanent differences and other	(1.0)%	(2.0)%	0.9%	1.0%
Change in tax classification status (from S-Corp to C-Corp)	—	—	—	20.5%

	41.0%	40.0%	42.9%	62.5%

NOTE E—BORROWINGS

The Company has entered into three separate warehouse line of credit agreements for the funding of mortgage loans as follows:

Maximum warehouse line amount	Advance amount
	March 31, 2004	December 31, 2003	December 31, 2002	Borrowing rate	Maturity date
$310,000,000	$251,014,115	$303,007,618	$209,284,743	1.625% (2.50% for aged loans) plus one month LIBOR	March 29, 2007

150,000,000	146,272,001	129,935,884	44,726,929	1.50% plus one month LIBOR	November 13, 2004

325,000,000	127,214,490	143,833,591	97,116,797	1.65% plus one month LIBOR	July 30, 2004

$785,000,000	$524,500,606	$576,777,093	$351,128,469

The weighted average interest rate on these facilities was 3.38%, 3.47%, and 3.73% as of March 31, 2004, December 31, 2003, and December 31, 2002, respectively. As security for the repayment of the warehousing line of credit, the lenders have taken a security interest in the properties underlying the mortgage loans and have obtained personal guarantees from key stockholders. Certain of the warehouse lines allow for additional maximum amounts to be drawn provided certain conditions are met. If these conditions are met, the total additional amount that can be drawn is $50 million. The Company has not drawn upon these additional amounts during the period ended March 31, 2004. The Company is in the process of negotiating new lines of credit. As consideration for the warehouse lines of credit, the Company paid commitment fees of approximately $395,000 and $86,000 for the three-month period ended March 31, 2004 and 2003, respectively and $1,183,000 and $773,000 for the years ended December 31, 2003 and 2002, respectively. Interest on the warehouse lines of credit is calculated on a loan-by-loan basis and depends upon the loan type.

Each of the warehouse lines requires that the Company meet certain financial covenants including minimum tangible net worth, leverage ratios, minimum liquid assets, minimum cash balances, and positive net income. The Company was not in compliance with one of these covenants related to maintaining a leverage ratio less than 20 to 1 for one warehouse line. The Company has received a waiver from the warehouse lender concerning the non-compliance at March 31, 2004.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

The cumulative amount of restricted cash under the minimum balance requirements at March 31, 2004, December 31, 2003, and December 31, 2002 was $1,800,000, $1,125,000, and $0, respectively.

NOTE F—CAPITAL STOCK

Series A Preferred Stock

Each share of Series A Preferred Stock is convertible, at the option of the holder, into such number of fully paid and non-assessable shares of common stock of the Company as determined by dividing the Original Series A Issue Price by the Conversion Price in effect on the date the certificate is surrendered for conversion. The Conversion Price shall be the Original Series A Issue Price. The Series A Preferred Stock has liquidation preference of $0.50 per share, plus any declared but unpaid dividend.

The holders of Series A Preferred Stock are entitled to receive, if and when declared, noncumulative, annual cash dividends at a rate of $0.001 per share, per annum.

Series B Preferred Stock

Each share of Series B Preferred Stock is convertible, at the option of the holder, into such number of fully paid and non-assessable shares of common stock of the Company as determined by dividing the Original Series B Issue Price by the Conversion Price in effect on the date the certificate is surrendered for conversion. The Conversion Price shall be the Original Series B Issue Price. The Series B Preferred Stock has a liquidation preference of $0.50 per share, plus any declared but unpaid dividend.

The holders of Series B Preferred Stock are entitled to receive, if and when declared, noncumulative, annual cash dividends at a rate of $0.001 per share, per annum.

NOTE G—COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its borrowers. These financial instruments primarily represent commitments to fund loans and commitments to sell loans. These instruments involve, to varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the balance sheet.

The credit risk is mitigated by the Company’s evaluation of the creditworthiness of potential borrowers on a case-by-case basis. The Company does not guarantee interest rates to potential borrowers when an application is received. The Company quotes interest rates to borrowers which are subject to change by the Company. Such interest rate quotes do not constitute interest rate locks, minimizing the potential interest rate risk exposure to the Company. The Company commits to originate loans, in many cases dependent on the borrower’s satisfying various terms and conditions. The Company has arrangements to potentially fund loans of approximately $76 million at March 31, 2004 and $213 million at December 31, 2003.

Commitments to sell loans generally have fixed expiration dates or other termination clauses and may require payment of a commitment or a non-delivery fee. The Company had outstanding commitments to sell loans of $690 million and $100 million to whole loan investors at March 31, 2004 and December 31, 2003, respectively.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

Lease Commitments

The Company leases and co-leases office space under noncancelable operating leases, which expire at various dates through 2010. Total rent expense related to these leases amounted to approximately $1,056,687 and $487,476 for the three-month periods ended March 31, 2004 and 2003, respectively, and $2,074,002 and $936,000 for the years ended December 31, 2003 and 2002, respectively. Future minimum rental commitments under all noncancelable operating leases at March 31, 2004 were as follows:

Year ending December 31,	Rental Commitments	Co-lease Payments	Net
2004(1)	$2,819,155	$(81,000)	$2,738,155
2005	3,492,722	(108,000)	3,384,722
2006	2,133,453	—	2,133,453
2007	1,597,291	—	1,597,291
2008	1,597,291	—	1,597,291
Thereafter	3,194,582	—	3,194,582

	$14,834,494	$(189,000)	$14,645,494

The Company leases equipment under noncancelable capital leases, which expire at various dates through 2007. Future minimum rental commitments under all noncancelable capital leases at March 31, 2004 were as follows:

Year ending December 31,	Rental Commitments
2004(1)	$209,513
2005	211,007
2006	189,719
2007	26,451

Total future minimum payments	636,690
Less amounts representing interest	(80,138)

$556,552

(1)	At March 31, 2004, future lease commitments for 2004 cover the months of April through December.

The carrying value and accumulated depreciation of equipment recorded under capital leases were $556,552 and $119,426, respectively, as of March 31, 2004 and $281,851 and $19,234, respectively, as of December 31, 2003. There were no capital leases as of December 31, 2002.

NOTE H—EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan that covers substantially all full-time and part-time employees. Participants may contribute up to $12,000, with discretionary Company matching. Participants vest 100% immediately in employee contributions and 20% per year over five years in employer contributions. The Company did not make any payment to the employee benefit plan during the three-month periods ended March 31, 2004 and 2003 and the years ended December 31, 2003 and 2002.

In December 2003, the Company established a nonqualified deferred compensation plan entitled, “The Executive Nonqualified Excess Plan,” covering key managerial employees. This plan allows the deferral of up to

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

80% of the participant’s salary into the plan, and allows the Company to match or make profit sharing credits to the plan at the sole discretion of management. Participants are immediately 100% vested in both salary deferrals and Company contributions, and are able to receive payments from the Plan after the completion of 5 years of service. As of December 31, 2003, management had approved a $2.5 million contribution to the Plan which was classified as an accrued expense as of December 31, 2003 and March 31, 2004. During the period ended March 31, 2004, the Company funded the Plan. The $2.5 million contribution is classified as an other asset as of March 31, 2004.

NOTE I—TRANSACTIONS WITH AFFILIATES AND RELATED PARTY

Sprint Funding Corporation (“Sprint”) has common principal owners and officers with the Company and share common facilities. Sprint paid the Company approximately $21,000 and $29,430 for office space that was co-leased during the three-month periods ended March 31, 2004 and 2003, respectively, and $112,290 and $120,000 during the years ended December 31, 2003 and 2002, respectively. The Company also received approximately $24,600 and $30,000 for accounting and information technology services that were provided to Sprint during the same three-month periods and $100,750 and $90,000 during the years ended December 31, 2003 and 2002, respectively. In addition, the Company paid approximately $432,000 and $173,000 in fees related to the purchase of loans from Sprint during the three-month periods ended March 31, 2004 and 2003, respectively, and $1,180,000 and $750,000 during the years ended December 31, 2003 and 2002, respectively.

During 2002, the Company entered into a note agreement with Sprint, in which the Company lent $150,000 to Sprint. Sprint repaid $154,284 during the period ended March 31, 2003, representing outstanding principal and interest.

The Company issued two Subordinated Notes, totaling $1,000,000, to a shareholder. Interest on the notes is at 10% per annum. Interest on these notes is payable on the last day of each month until maturity. Principal is due in full on May 31, 2005 or upon demand for both notes. In connection with the Subordinated Notes, the Company entered into two warrant agreements on May 31, 2002 and November 26, 2002 with a shareholder pursuant to which the shareholder was granted warrants to acquire 625,000 shares under each agreement (1,250,000 in total) of the Company’s common stock at $0.75 per share, all of which warrants were outstanding at March 31, 2004. The fair value of the warrants was determined using the Black-Scholes model using the following assumptions on the date of the grant: expected life, 4 years; risk-free interest rate, 3.64%, volatility, 50%, dividend yield, 0%. The resulting fair value of $400,000 was recorded as a discount to the Subordinated Notes and an increase in additional paid-in capital (common stock warrants) on the balance sheet. During the three-month periods ended March 31, 2004 and 2003, $21,000 and $63,543 and $255,000 and $40,000 during the years ended December 31, 2003 and 2002, respectively, of the discount was amortized as additional interest expense.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

NOTE J—FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments are as follows:

	Carrying amount			Estimated fair value
	March 31, 2004	December 31,		March 31, 2004	December 31,
		2003	2002		2003	2002
	(unaudited)			(unaudited)
Financial assets
Cash and cash equivalents	$31,009,379	$6,607,776	$1,890,168	$31,009,379	$6,607,776	$1,890,168
Residual interests in securitization	1,812,000	1,596,278	—	1,812,000	1,596,278	—
Mortgage loans held for sale, net	531,228,094	594,509,295	359,757,153	541,852,656	606,399,481	366,952,296
Accounts receivable	3,313,608	5,532,751	3,046,509	3,313,608	5,532,751	3,046,509

Financial liabilities
Accounts payable and accrued expenses	24,453,790	16,381,697	5,467,596	24,453,790	16,381,697	5,467,596
Warehouse lines of credit	524,500,606	576,777,093	351,128,469	524,500,606	576,777,093	351,128,469
Subordinated debt to shareholder, net	916,000	895,000	640,000	916,000	895,000	640,000

The estimated fair value amounts of the Company’s financial instruments have been determined using available market information and valuation methods that the Company believes are appropriate under the circumstances. These estimates are inherently subjective in nature and involve matters of significant uncertainty and judgment to interpret relevant market and other data. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The following describes the methods and assumptions used in estimating fair values:

•	Cash and cash equivalents: The carrying amounts represent fair value.

•	Residual interests in securitization: The carrying amount represents the present value of estimated future cash flows.

•	Mortgage loans held for sale, net: The fair value of loans held for sale is derived primarily from quoted market prices for loans with similar coupons, maturities and credit quality.

•	Accounts receivable: The carrying amounts represent fair value.

•	Accounts payable and accrued expenses: The carrying amounts represent fair value.

•	Warehouse line of credit: This category includes short-term warehouse lines of credit. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the draw date of the instrument and its expected repayment date, and because the lines of credit bear variable rates of interest.

•	Subordinated debt to shareholder: Rates currently available to the Company for debt with similar terms and remaining maturities are not significantly different from those of the subordinated debt.

•	Off-balance sheet commitments: The Company assigns no fair value to its off-balance sheet commitments to fund loans and to sell loans because there are no interest rate lock commitments, the Company does not charge or pay fees for these commitments and because there is currently no other reliable method available to the Company for valuing these commitments.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

NOTE K—SECURITIZATION

Prior to March 31, 2004, the Company sold loans through a securitization transaction. Concurrent with the securitization, the Company sold a portion of the residual interests through the sale of NIM (Net Interest Margin) bonds. In future periods, the Company will receive residual interests from the securitization, once the NIM bonds are repaid.

The following table summarizes activity in residual interests:

Balance, December 31, 2002	$—
Residual interest from securitization	1,149,969
Mark-to-market adjustment	52,139
Accretion of residual interest	331,892
Unrealized gain	62,278

Balance, December 31, 2003	1,596,278
Residual interests from securitization (unaudited)	—
Mark-to-market adjustment (unaudited)	—
Accretion of residual interests (unaudited)	215,722
Unrealized gain (unaudited)	—

Balance, March 31, 2004	$1,812,000

Purchasers of securitization bonds and certificates have no recourse against the other assets of the Company, other than the assets of the trust. The value of the Company’s residual interests is subject to credit, prepayment and interest rate risk on the transferred financial assets.

The Company uses certain assumptions and estimates to determine the fair value allocated to the residual interests at the time of initial sale and each subsequent reporting date in accordance with SFAS No. 140. These assumptions and estimates include projections concerning the various rate indices applicable to the Company’s loans and the pass-through rate paid to bondholders, credit loss experience, prepayments rates, and a discount rate commensurate with the risks involved. These assumptions are reviewed periodically by management. If these assumptions change, the related asset and income would be affected.

For the NIM transaction, the fair value assigned to the residual interests at the date of securitization was $1,202,108. Key economic assumptions used to measure the residual interest at this date were as follows: prepayment curves which resulted in a weighted average life of 2.21 years; a weighted average static pool loss of 3.00%; a discount rate of 33%; and the actual LIBOR forward curve at the time of the securitization.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

As of March 31, 2004, December 31, 2003, and December 31, 2002 key economic assumptions and the sensitivity of the current fair value of residual interests in securitization to immediate 10% and 20% adverse changes in those assumptions are illustrated in the following table:

	March 31, 2004	December 31,
		2003	2002
Carrying value/fair value of residual interests	$1,812,000	$1,596,278	—

Assumed weighted average life in years	3.89	2.23	N/A
Decline in fair value with 10% adverse change	$82,967	$227,239	N/A
Decline in fair value with 20% adverse change	$147,783	$421,265	N/A

Assumed cumulative pool losses	3.00%	3.00%	N/A
Decline in fair value with 10% adverse change	$43,410	$74,526	N/A
Decline in fair value with 20% adverse change	$63,730	$136,449	N/A

Assumed discount rate	33%	33%	N/A
Decline in fair value with 10% adverse change	$125,885	$105,885	N/A
Decline in fair value with 20% adverse change	$240,274	$203,604	N/A

Interest rate assumptions	1-month LIBOR	1-month LIBOR	N/A
Decline in fair value with 10% adverse change	$265,165	$285,142	N/A
Decline in fair value with 20% adverse change	$487,387	$463,564	N/A

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the residual interest is calculated without changing any other assumption when, in reality, changes in one factor may result in changes in another (for example, increases in interest rates may result in lower prepayments and higher credit losses) which may magnify or counteract the sensitivities.

In order to mitigate the interest rate risk inherent in the securitized loans, the Trust entered into interest rate cap contracts with a notional balance at March 31, 2004 of $243,300,000. These contracts expire over a period of 7 years, declining in proportion to the accounting policy for percentage of the underlying loans that reach their interest rate adjustment date.

The table below summarizes cash flows received in connection with securitizations:

	March 31, 2004	December 31,
		2003	2002
	(unaudited)
Cash proceeds from new securitizations	$—	$224,682,968	$—
Initial deposits to OC (Over Collateral) accounts	—	(2,938,844)	—
Cash flows received from residuals	—	—	—

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

The following table summarizes delinquencies and credit losses as of March 31, 2004 for the Company’s securitized loans and loans held for sale:

	Original principal amount of loans	Current principal amount of loans	Delinquent principal over 60 days	Inception to- date credit losses (net of recoveries
		(unaudited)
Adjustable rate loans	$139,447,912	$98,378,556	$4,384,016	$—
Fixed rate loans	78,153,675	70,555,569	775,055	—

Total managed loans	$217,601,586	$168,934,125	$5,159,071	$—

Loans sold through securitization	$217,601,586	$168,934,125	$5,159,071	$—
Loans held for sale	—	—	—	—

Total managed loans	$217,601,586	$168,934,125	$5,159,071	$—

The following table summarizes delinquencies and credit losses as of December 31, 2003 for the Company’s securitized loans and loans held for sale:

	Original principal amount of Loans	Current principal amount of loans	Delinquent principal over 60 days	Inception to- date credit losses (net of recoveries
Adjustable rate loans	$139,447,912	$115,027,963	$8,208,501	$—
Fixed rate loans	78,153,674	69,617,580	371,927	—

Total managed loans	$217,601,586	$184,645,543	$8,580,428	$—

Loans sold through securitization	$217,601,586	$184,645,543	$8,580,428	$—
Loans held for sale	—	—	—	—

Total managed loans	$217,601,586	$184,645,543	$8,580,428	$—

As discussed in note A, the loans sold through securitization in the table above have been sold by the Company to an off-balance sheet trust. The Company’s only ownership interest in the off-balance sheet trust is its residual interests in securitizations of $1,812,000 and $1,596,278 at March 31, 2004 and December 31, 2003, respectively.

NOTE L—STOCK OPTIONS

On October 19, 2001, the Board of Directors approved the 2001 Stock Option Plan (the “Plan”), which is an incentive qualified and nonqualified stock option plan for employees and a nonqualified plan for non-employees. The total number of shares available for grant is 5,400,000 shares of Common Stock. The Company issued stock options with immediate vesting and stock options that vest over a period of 5 years. Options that vest over 5 years are vested 20% after the first anniversary of the date of grant and, thereafter, monthly in part or in whole so as to be fully vested 5 years from the date of grant and terminate 5 years from that date. According to the Plan, the exercise price at the date of grant will be determined by a minimum percentage of the fair market value, specific for each type of grant, at that date.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 3.55%; and expected life of 5-10 years.

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

Stock options activity under the Plan is summarized as follows:

	Number of shares	Weighted average exercise price
Balance at January 1, 2002	—	—
Granted	25,000	$0.50
Exercised	—	—
Canceled	—	—

Balance at December 31, 2002	25,000	$0.50
Granted	4,293,500	$1.02
Exercised	—	—
Canceled	—	—

Balance at December 31, 2003	4,318,500	$1.02
Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Canceled (unaudited)	—	—

Balance at March 31, 2004 (unaudited)	4,318,500	$1.02

Options exercisable at March 31, 2004 (unaudited)	3,155,575	$1.19

At March 31, 2004 and December 31, 2003, the range of exercise prices, the number outstanding, weighted average remaining term and weighted average exercise price of options outstanding and the number exercisable, and weighted average price of options currently exercisable are as follows:

	March 31, 2004 (unaudited)
	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$0.50-0.75	1,776,000	8.98	$0.55	651,450	$0.58
1.00-1.35	2,542,500	9.47	1.35	2,504,125	1.35

$0.50-1.35	4,318,500	9.28	$1.02	3,155,575	$1.19

	December 31, 2003
	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$0.50-0.75	1,776,000	9.23	$0.55	453,000	$0.60
1.00-1.35	2,542,500	9.72	1.35	2,500,000	1.35

$0.50-1.35	4,318,500	9.53	$1.02	2,953,000	$1.24

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

NOTE M—ENCORE TRUST

The Company has formed a Delaware business trust as a special purpose entity (Encore SPV I or “the Trust”) to facilitate the financing of certain of its loans held for sale. The accounts of this special purpose entity are included in the consolidated financial statements of the Company as the structure is such that the Company retains control, as defined by SFAS No. 140, of the assets transferred to the entity. However, the Trust represents a separate entity from the Company and is considered to be bankruptcy remote from the Company. As such, the Company is not legally liable on the debts of the Trust, except for an amount limited to 10% of the maximum dollar amount of the Notes permitted to be issued and to obligations resulting from certain guarantees. The Company sells loans to the Trust which are financed by the Trust by issuing and selling to UBS Warburg Real Estate Securities Inc. (“UBS”) certain Notes. The Trust had assets of $128,660,537, $148,975,825 and $97,113,179 at March 31, 2004, December 31, 2003 and December 31, 2002, respectively, in whole loans and liabilities representing short-term debt due UBS of $127,214,490, $143,833,591 and $97,116,797, respectively. There were no REO properties in the Trust as of March 31, 2004, December 31, 2003 and December 31, 2002.

NOTE N—SUBSEQUENT EVENT (UNAUDITED)

In April 2004, Encore Credit and Residential Funding Corporation (“RFC”) executed a warehousing agreement, revolving subordinated debt agreement, loan sale commitment agreement, a shared execution mortgage loan purchase agreement whereby Encore Credit agreed to sell to RFC certain residential mortgage loans, a securities purchase agreement and a letter agreement which provided Encore Credit with the ability to declare a “short-term event.” Under the letter agreement, if Encore Credit declared a “short-term event,” it would have the right to redeem all of its equity securities issued to RFC in return for a payment in an amount equal to the liquidation preference of the preferred stock, the issuance to RFC of a new warrant to purchase shares of Encore Credit’s common stock (the number of shares subject to which would represent at least 3% of Encore Credit’s common stock outstanding) and a payment of at least $10 million.

Pursuant to the securities purchase agreement, on April 6, 2004 RFC purchased 3,000,000 shares of Encore Credit’s Series C Redeemable Preferred Stock for $3,000,000 and Encore Credit issued to RFC a warrant covering the purchase of up to an aggregate of 6,061,209 shares of Encore Credit’s common stock for an aggregate exercise price of $3,000,000. In addition, on April 6, 2004, Encore Credit and RFC entered into a registration rights agreement and, pursuant to the subordinated debt agreement, Encore Credit borrowed $2,000,000 from RFC.

On June 22, 2004, Encore repaid all amounts outstanding under the subordinated debt agreement. On June 24, 2004, Encore Credit declared a “short-term event.” Shortly thereafter, Encore Credit and RFC held discussions regarding the “short-term event” declaration and the possibility of restructuring or terminating their contractual relationships.

On August 6, 2004, Encore Credit and RFC entered into a termination agreement that provided for the following:

•	the payment by Encore Credit to RFC of $7,500,000 in full satisfaction of Encore Credit’s obligations as a result of its declaration of a “short-term event”;

•	the payment by Encore Credit to RFC of $3,047,690 (representing the liquidation preference of $3,000,000 plus $47,690 in accrued but unpaid dividends) to redeem the 3,000,000 shares of Series C preferred stock held by RFC;

ENCORE CREDIT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

March 31, 2004 (unaudited) and December 31, 2003 and 2002

•	the cancellation of all warrants to purchase Encore Credit common stock issued to RFC;

•	the repayment by Encore Credit of $591,766 of principal and accrued interest outstanding under Encore Credit’s term loan with RFC; and

•	the termination of the agreements between Encore Credit and RFC described above (except that RFC would continue to fund advances under the warehousing agreement until September 3, 2004 and Encore Credit would have until November 5, 2004 to repay amounts outstanding under the warehousing agreement).

On August 9, 2004, Encore Credit paid all amounts due to RFC pursuant to the termination agreement. At August 9, 2004, we had outstanding borrowings under the warehousing agreement of $333.5 million.

On August 9, 2004, the Company’s primary shareholder exercised a warrant to purchase 1,616,323 shares of Encore Credit common stock for an aggregate exercise price of $2,000,000. This warrant was issued to the shareholder pursuant to a letter agreement with Encore Credit in which Mr. Holder agreed to exercise the warrant at the time Encore Credit declared a “short-term event” as described above in order to provide Encore Credit with a portion of the funds necessary to exercise its redemption rights with respect to equity securities previously issued by Encore Credit to RFC.

Accountants and Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

ECC Capital Corporation

We have audited the accompanying balance sheet of ECC Capital Corporation as of April 15, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of ECC Capital Corporation as of April 15, 2004, in conformity with accounting principles generally accepted in the United States of America.

Irvine, California

July 6, 2004

Suite 300

1000 Wilshire Blvd.

Los Angeles, CA 90017 2464

T	213 627-1717
F	213 624-6793
W	www.grantthornton.com

Grant Thornton LLP

US Member of Grant Thornton International

ECC CAPITAL CORPORATION

BALANCE SHEET

April 15, 2004

(dollars in thousands)
ASSETS
Cash	$1,000

Total assets	$1,000

STOCKHOLDER’S EQUITY
Common stock, $.001 par value, 1000 shares authorized; 100 shares issued and outstanding	$—
Additional paid-in-capital	1,000

Total stockholder’s equity	$1,000

See accompanying notes to balance sheet.

ECC CAPITAL CORPORATION

NOTES TO BALANCE SHEET

April 15, 2004

NOTE A—SUMMARY OF SIGNIFICANT ORGANIZATIONAL AND ACCOUNTING POLICIES

ECC Capital Corporation (“ECC”) was incorporated on April 1, 2004 under the laws of the State of Maryland. ECC Capital Corporation intends to operate as a Qualified Real Estate Investment Trust (“REIT”) and Encore Credit Corp (“Encore”) will become ECC’s taxable REIT subsidiary. Encore was formed on October 18, 2001 in the State of California and began operations in March 2002. Encore is engaged in the mortgage banking business through the origination and sales of non-prime mortgage loans. Encore purchases non-prime mortgage loans through its network of brokers throughout the United States.

The activities of ECC to date have focused primarily on raising equity capital and establishing a corporate infrastructure to support planned principal operations.

Concentrations of Credit Risk

ECC currently maintains its cash with certain major financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Common Stock

In connection with the initial capitalization of the Company, the Company’s sole stockholder, Encore Credit Corp., acquired 100 shares of the Company’s common stock for $1,000,000.

             Shares

ECC Capital Corporation

Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

                 , 2004

Dealer Prospectus Delivery Requirement

Until                    , 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by us in connection with this offering. All amounts are estimated except for the SEC registration fee and the NYSE listing fee.

SEC registration fee		$63,350
NYSE fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be determined

Item 32.    Sales to Special Parties

Not applicable.

Item 33.    Recent Sales of Unregistered Securities

Except for the sale, in a private placement transaction under Section 4(2) of the Securities Act, of 100 shares to Encore Credit at an aggregate price of $1.0 million in connection with our incorporation in April 2004, there have been no sales of unregistered securities by us in the last three years.

Item 34.    Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action.

Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of ours and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of us in any of the capacities described above and any employee or agent of us or our predecessors.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits

(a)    Financial Statements, all of which are included in the Prospectus:

See Index to Financial Statements.

(b)    Exhibits

1.1	Form of Underwriting Agreement**
2.1	Form of Agreement and Plan of Merger**
3.1	Articles of Incorporation**
3.2	Form of Articles of Amendment and Restatement**
3.3	Bylaws**
3.4	Form of Amended and Restated Bylaws**
4.1	Form of Common Stock Certificate**
5.1	Opinion of Venable LLP regarding the validity of the securities being registered**
8.1	Opinion of Latham & Watkins LLP regarding tax matters**
10.1	Master Repurchase Agreement, dated as of June 30, 2004, by and between CDC Mortgage Capital Inc. and Encore Credit Corp.**
10.2

Custodial and Disbursement Agreement, dated as of June 30, 2004, by and between CDC Mortgage Capital Inc., Encore Credit Corp. and Deutsche Bank National Trust Company, as Custodian and Disbursement Agent.**

10.3	Termination Agreement by and between Encore Credit Corp. and Residential Funding Corporation dated as of August 9, 2004.**
10.4	Subservicing Agreement, dated as of April 4, 2002, by and between Countrywide Home Loans Servicing LP and Encore Credit Corp.**
10.5	Revolving Credit and Security Agreement, dated as of May 13, 2002, by and between Countrywide Warehouse Lending and Encore Credit Corp.**
10.6	Amendment No. 1 to Revolving Credit and Security Agreement by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.7	Amendment No. 2 to Revolving Credit and Security Agreement, dated as of December 13, 2002, by and between Countrywide Warehouse Lending and Encore Credit Corp.**
10.8	Amendment No. 3 to Revolving Credit and Security Agreement, dated as of March 1, 2004, by and between Countrywide Warehouse Lending and Encore Credit Corp.**
10.9	Amendment No. 4 to Revolving Credit and Security Agreement, dated as of April 2, 2004, by and between Countrywide Warehouse Lending and Encore Credit Corp.**
10.10	Commitment Letter, dated as of May 13, 2002, by and between Countrywide Warehouse Lending and Encore Credit Corp.**
10.11	Amendment No. 1 to Commitment Letter, dated as of April 10, 2003, by and between Countrywide Warehouse Lending and Encore Credit Corp.**
10.12	Supplement to Commitment Letter, dated as of November 14, 2003, by and between Countrywide Warehouse Lending and Encore Credit Corp.**
10.13	Amendment No. 2 to Commitment Letter, dated as of May 21, 2003, by and between Countrywide Warehouse Lending and Encore Credit Corp.**
10.14	Amendment No. 3 to Commitment Letter, dated as of September 12, 2003, by and between Countrywide Warehouse Lending and Encore Credit Corp.**
10.15	Mortgage Loan Purchase and Interim Servicing Agreement, dated as of June 4, 2002, by and between Encore Credit Corp. and Countrywide Home Loans, Inc.**
10.16	Mortgage Loan Purchase Agreement, dated as of June 20, 2003, by and between Encore Credit Corp. and Countrywide Home Loans, Inc.**
10.17

Committed Note Purchase and Security Agreement, dated as of August 1, 2002, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.18

Amendment No. 1 to Committed Note Purchase and Security Agreement, dated as of November 1, 2002, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.19

Amendment No. 2 to Committed Note Purchase and Security Agreement, dated as of June 20, 2003, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.20

Amendment No. 3 to Committed Note Purchase and Security Agreement, dated as of August 1, 2003, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.21

Amendment No. 4 to Committed Note Purchase and Security Agreement, dated as of December 1, 2003, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.22

Amendment No. 5 to Committed Note Purchase and Security Agreement, dated as of February 1, 2004, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.23

Amendment No. 6 to Committed Note Purchase and Security Agreement, dated as of February 23, 2004, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.24

Amendment No. 7 to Committed Note Purchase and Security Agreement, dated as of April 30, 2004, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.25	Master Asset Purchase Agreement, dated as of May 1, 2004, by and between Encore Credit Corp. and UBS Real Estate Securities Inc.**
10.26	Commercial Lease by and between Danari Alton, LLC and Encore Credit Corp., dated as of May 5, 2003, for property located at 1833 Alton Parkway, Irvine, California**
10.27	Form of 2004 Incentive Award Plan**
10.28	Employment Agreement by and between Steven G. Holder and ECC Capital Corporation**

10.29	Employment Agreement by and between Shahid S. Asghar and ECC Capital Corporation**
10.30	Employment Agreement by and between John Kontoulis and ECC Capital Corporation**
10.31	Employment Agreement by and between Jon R. Daurio and ECC Capital Corporation**
10.32	Employment Agreement by and between Steven Szyptek and ECC Capital Corporation**
21.1	List of Subsidiaries**
23.1	Consent of Venable LLP (included as part of Exhibit 5.1)
23.2	Consent of Latham & Watkins LLP (included as part of Exhibit 8.1)
23.3	Consent of Grant Thornton LLP
23.4	Consent of Grant Thornton LLP
24.1	Power of Attorney (included on signature page)

**	to be filed by amendment

Item 37.    Undertakings

The Registrant hereby undertakes:

(1)    For purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(4)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 13, 2004.

ECC CAPITAL CORPORATION

By:	/s/ STEVEN G. HOLDER
Steven G. Holder
Chairman and Co-Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Steven G. Holder and Jon R. Daurio, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ STEVEN G. HOLDER Steven G. Holder	Co-Chief Executive Officer and Chairman (Principal Executive Officer)	August 13, 2004

/s/ SHAHID S. ASGHAR Shahid S. Asghar	Co-Chief Executive Officer, President and Director	August 13, 2004

/s/ JOHN KONTOULIS John Kontoulis	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 13, 2004

/s/ JON R. DAURIO Jon R. Daurio	Executive Vice President, Chief Administrative Officer, Secretary, General Counsel and Director	August 13, 2004

/s/ STEVEN SZPYTEK Steven Szpytek	Executive Vice President, Chief Operating Officer and Director	August 13, 2004

/s/ JAMES R. BRAZIL James R. Brazil	Director	August 13, 2004

EXHIBIT INDEX

1.1	Form of Underwriting Agreement**

2.1	Form of Agreement and Plan of Merger**

3.1	Articles of Incorporation**

3.2	Form of Articles of Amendment and Restatement**

3.3	Bylaws**

3.4	Form of Amended and Restated Bylaws**

4.1	Form of Common Stock Certificate**

5.1	Opinion of Venable LLP regarding the validity of the securities being registered**

8.1	Opinion of Latham & Watkins LLP regarding tax matters**

10.1	Master Repurchase Agreement, dated as of June 30, 2004, by and between CDC Mortgage Capital Inc. and Encore Credit Corp.**

10.2	Custodial and Disbursement Agreement, dated as of June 30, 2004, by and between CDC Mortgage Capital Inc., Encore Credit Corp. and Deutsche Bank National Trust Company, as Custodian and Disbursement Agent**

10.3	Termination Agreement by and between Encore Credit Corp. and Residential Funding Corporation dated as of August 9, 2004**

10.4	Subservicing Agreement, dated as of April 4, 2002, by and between Countrywide Home Loans Servicing LP and Encore Credit Corp.**

10.5	Revolving Credit and Security Agreement, dated as of May 13, 2002, by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.6	Amendment No. 1 to Revolving Credit and Security Agreement by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.7	Amendment No. 2 to Revolving Credit and Security Agreement, dated as of December 13, 2002, by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.8	Amendment No. 3 to Revolving Credit and Security Agreement, dated as of March 1, 2004, by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.9	Amendment No. 4 to Revolving Credit and Security Agreement, dated as of April 2, 2004, by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.10	Commitment Letter, dated as of May 13, 2002, by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.11	Amendment No. 1 to Commitment Letter, dated as of April 10, 2003, by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.12	Supplement to Commitment Letter, dated as of November 14, 2003, by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.13	Amendment No. 2 to Commitment Letter, dated as of May 21, 2003, by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.14	Amendment No. 3 to Commitment Letter, dated as of September 12, 2003, by and between Countrywide Warehouse Lending and Encore Credit Corp.**

10.15	Mortgage Loan Purchase and Interim Servicing Agreement, dated as of June 4, 2002, by and between Encore Credit Corp. and Countrywide Home Loans, Inc.**

10.16	Mortgage Loan Purchase Agreement, dated as of June 20, 2003, by and between Encore Credit Corp. and Countrywide Home Loans, Inc.**

10.17	Committed Note Purchase and Security Agreement, dated as of August 1, 2002, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.18	Amendment No. 1 to Committed Note Purchase and Security Agreement, dated as of November 1, 2002, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.19	Amendment No. 2 to Committed Note Purchase and Security Agreement, dated as of June 20, 2003, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.20	.Amendment No. 3 to Committed Note Purchase and Security Agreement, dated as of August 1, 2003, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.21	Amendment No. 4 to Committed Note Purchase and Security Agreement, dated as of December 1, 2003, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.22	Amendment No. 5 to Committed Note Purchase and Security Agreement, dated as of February 1, 2004, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.23	Amendment No. 6 to Committed Note Purchase and Security Agreement, dated as of February 23, 2004, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.24	Amendment No. 7 to Committed Note Purchase and Security Agreement, dated as of April 30, 2004, by and between Encore SPV I, UBS Warburg Real Estate Securities Inc., as Purchaser, each Noteholder and UBS Warburg Real Estate Securities Inc., as agent**

10.25	Master Asset Purchase Agreement, dated as of May 1, 2004, by and between Encore Credit Corp. and UBS Real Estate Securities Inc.**

10.26	Commercial Lease by and between Danari Alton, LLC and Encore Credit Corp. dated May 5, 2003 for property located at 1833 Alton Parkway, Irvine, California**

10.27	Form of 2004 Incentive Award Plan**

10.28	Employment Agreement by and between Steven G. Holder and ECC Capital Corporation**

10.29	Employment Agreement by and between Shahid S. Asghar and ECC Capital Corporation**

10.30	Employment Agreement by and between John Kontoulis and ECC Capital Corporation**

10.31	Employment Agreement by and between Jon R. Daurio and ECC Capital Corporation**

10.32	Employment Agreement by and between Steven Szyptek and ECC Capital Corporation**

21.1	List of Subsidiaries**

23.1	Consent of Venable LLP (included as part of Exhibit 5.1)

23.2	Consent of Latham & Watkins LLP (included as part of Exhibit 8.1)

23.3	Consent of Grant Thornton LLP

23.4	Consent of Grant Thornton LLP

24.1	Power of Attorney (included on signature page)

**	to be filed by amendment